Exhibit 10.12

Execution Version

CREDIT AGREEMENT

$75,000,000

Dated as of April 6, 2012

among

THE CONTAINER STORE, INC.,

as Borrower,

THE GUARANTORS PARTY HERETO

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

and

THE OTHER LENDERS PARTY HERETO

J.P. MORGAN SECURITIES LLC and

WELLS FARGO CAPITAL FINANCE, LLC,

as Joint Lead Arrangers

J.P. MORGAN SECURITIES LLC and

WELLS FARGO CAPITAL FINANCE, LLC,

as Joint Bookrunning Managers

i

ARTICLE V	REPRESENTATIONS AND WARRANTIES	91

5.01	Existence, Qualification and Power	91
5.02	Authorization; No Contravention	92
5.03	Governmental Authorization; Other Consents	92
5.04	Binding Effect	92
5.05	Financial Statements; No Material Adverse Effect	92
5.06	Litigation	93
5.07	[reserved]	93
5.08	Ownership of Property; Liens; Investments	93
5.09	Environmental Matters	94
5.10	Insurance	95
5.11	Taxes	95
5.12	ERISA Compliance	95
5.13	Subsidiaries; Equity Interests; Loan Parties	96
5.14	Margin Regulations; Investment Company Act	97
5.15	Disclosure	97
5.16	Compliance with Laws	97
5.17	Intellectual Property; Licenses, Etc.	97
5.18	Solvency	97
5.19	Casualty, Etc.	98
5.20	Labor Matters	98
5.21	Collateral Documents	98
5.22	USA PATRIOT Act	98

ARTICLE VI	AFFIRMATIVE COVENANTS	99

6.01	Financial Statements and Other Reports	99
6.02	Certificates; Other Information	100
6.03	Notices	103
6.04	Payment of Obligations	104
6.05	Preservation of Existence, Etc.	104
6.06	Maintenance of Properties	105
6.07	Maintenance of Insurance	105
6.08	Compliance with Laws	107
6.09	Books and Records	107
6.10	Inspection Rights	107
6.11	Use of Proceeds	108
6.12	Covenant to Guarantee Obligations and Give Security	108
6.13	Cash Management	110
6.14	Physical Inventories	111
6.15	Further Assurances	111
6.16	Lenders Meetings	112
6.17	Designation as Senior Debt	112
6.18	Designation of Subsidiaries	112
6.19	Post-Closing Matters	113

ARTICLE VII	NEGATIVE COVENANTS	113

7.01	Liens	113
7.02	Indebtedness	115
7.03	Investments	117
7.04	Fundamental Changes	121
7.05	Dispositions	122
7.06	Restricted Payments	123
7.07	Change in Nature of Business	125
7.08	Transactions with Affiliates	125
7.09	Burdensome Agreements	126
7.10	Amendments of Material Indebtedness	127
7.11	Accounting Changes	127
7.12	Prepayments, Etc. of Indebtedness	128
7.13	Holding Company	128
7.14	Deposit Accounts	128
7.15	Consolidated Fixed Charge Coverage Ratio	129
7.16	Sale and Leaseback Transactions	129

ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	129

8.01	Events of Default	129
8.02	Remedies upon Event of Default	132
8.03	Application of Funds	133

ARTICLE IX	ADMINISTRATIVE AGENT	134

9.01	Appointment and Authority	134
9.02	Rights as a Lender	135
9.03	Exculpatory Provisions	135
9.04	Reliance by Agents	136
9.05	Delegation of Duties	136
9.06	Resignation of Agents	136
9.07	Non-Reliance on Agents and Other Lenders	137
9.08	No Other Duties, Etc.	137
9.09	Administrative Agent May File Proofs of Claim	137
9.10	Collateral and Guaranty Matters	138
9.11	Notice of Transfer	139
9.12	Reports and Financial Statements	139
9.13	Agency for Perfection	140
9.14	Indemnification of Agents	140
9.15	Withholding Tax	140
9.16	Relation Among Lenders	141

ARTICLE X	CONTINUING GUARANTY	141

10.01	Guaranty	141
10.02	Rights of Lenders	141
10.03	Certain Waivers	141
10.04	Obligations Independent	142

10.05	Subrogation	142
10.06	Termination; Reinstatement	142
10.07	Subordination	142
10.08	Stay of Acceleration	143
10.09	Condition of Borrower	143

ARTICLE XI	MISCELLANEOUS	143

11.01	Amendments, Etc.	143
11.02	Notices; Effectiveness; Electronic Communications	146
11.03	No Waiver; Cumulative Remedies	148
11.04	Expenses; Indemnity; Damage Waiver	148
11.05	Payments Set Aside	150
11.06	Successors and Assigns	150
11.07	Treatment of Certain Information; Confidentiality	155
11.08	Right of Setoff	156
11.09	Interest Rate Limitation	156
11.10	Counterparts; Integration; Effectiveness	157
11.11	Survival of Representations and Warranties	157
11.12	Severability	157
11.13	Replacement of Lenders	157
11.14	Governing Law; Jurisdiction; Etc.	158
11.15	WAIVER OF JURY TRIAL	159
11.16	No Advisory or Fiduciary Responsibility	159
11.17	USA PATRIOT Act Notice	160
11.18	No Strict Construction	160
11.19	Attachments	160
11.20	Intercreditor Agreement	161
SIGNATURES		S-1

SCHEDULES

2.01	Commitments and Applicable Percentages
2.03(m)	Existing Letters of Credit
5.01	Organization Information
5.08(c)	Owned Real Estate
5.08(d)(i)	Leased Real Estate (Lessee)
5.08(d)(ii)	Leased Real Estate (Lessor)
5.08(e)	Existing Investments
5.10	Insurance
5.13	Subsidiaries and Other Equity Investments
5.17	Intellectual Property Rights
6.12	Guarantors
6.13	Credit Card Arrangements
7.01(b)	Existing Liens
7.02	Existing Indebtedness
7.09	Burdensome Agreements
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Conversion/Continuation Notice
B	Swing Line Loan Notice
C	Intercreditor Agreement
D	Compliance Certificate
E	Form of Note
F	Assignment and Assumption
H-1	Perfection Certificate
H-2	Perfection Certificate Supplement
I	Borrowing Base Certificate
J	Credit Card Notification
K	Blocked Account Agreement
L	Collateral Access Agreement
M-1	U.S. Tax Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
M-2	U.S. Tax Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes
M-3	U.S. Tax Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
M-4	U.S. Tax Certificate For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of April 6, 2012, among THE CONTAINER STORE, INC., a Texas corporation (the “Borrower”), the Guarantors party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent and Collateral Agent, J.P. MORGAN SECURITIES LLC and WELLS FARGO CAPITAL FINANCE, LLC, as Joint Lead Arrangers, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent.

PRELIMINARY STATEMENTS:

TCS Holdings, Inc., a Delaware corporation (“Holdings”), and the Borrower have requested that the Lenders establish a $75.0 million revolving credit facility with the Borrower to provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries, and the Lenders have indicated their willingness to lend, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, or (e) arising out of the use of a credit or charge card or information contained on or for use with the card.

“ACH” means automated clearing house transfers.

“Adjustment Date” means the first day of each Fiscal Quarter of Holdings, commencing the first day of the first full Fiscal Quarter of Holdings occurring after the Closing Date.

“Administrative Agent” means JPMCB in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent as provided in Section 9.06.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means, at any time, the sum of the Commitments of all the Lenders at such time. As of the Closing Date, the Aggregate Commitments are $75.0 million.

“Agreement” has the meaning specified in the introductory paragraph hereto, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Applicable Margin” means, with respect to Loans:

(a)           From and after the Closing Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below; and

(b)           From and after the first Adjustment Date, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Excess Availability for the most recent Fiscal Quarter of Holdings ended immediately preceding such Adjustment Date; provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, the Applicable Margin, at the option of the Administrative Agent or at the direction of the Required Lenders, shall be immediately increased to that set forth in Level III (even if the Average Daily Excess Availability requirements for a different Level have been met) and interest shall accrue at the Default Rate as long as such Event of Default is continuing.

	Average Daily	LIBO Applicable	Base Rate
Level	Excess Availability	Margin	Applicable Margin
I	Greater than $45.0 million	1.25%	0.25%
II	Less than or equal to $45.0 million but greater than $20.0 million	1.50%	0.50%
III	Less than or equal to $20.0 million	1.75%	0.75%

“Applicable Percentage” means, with respect to any Lender, at any time, the percentage (carried out to the fourth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of any L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto. Notwithstanding the foregoing, in the case of Section 2.03(n) when a Defaulting Lender shall exist, “Applicable Percentage” as used in such Section 2.03(n) with respect to any non-Defaulting Lender shall mean the percentage of the Aggregate Commitments (disregarding any Defaulting Lender’s Commitments) represented by such non-Defaulting Lender’s Commitment.

“Appraised Value Percentage” means the net appraised recovery value of the Borrower’s and the Subsidiary Guarantors’ Inventory as set forth in the Borrower’s accounting ledger (expressed as a percentage of the cost of such Inventory) as reasonably determined from time to time by reference to the most recent appraisal received by the Administrative Agent conducted by an independent appraiser reasonably satisfactory to the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC and Wells Fargo Capital Finance, LLC, in their capacities as joint lead arrangers and joint bookrunning managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease Obligation and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited Consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the 2008, 2009 and 2010 Fiscal Years for Holdings ended February 28, 2009, February 27, 2010 and February 26, 2011 (including its Consolidated Subsidiaries) (in each case prepared in accordance with GAAP).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of any L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, an amount, if any, established in the Administrative Agent’s reasonable discretion, equal to the sum of (a) the amount of all sales taxes that have been collected by the Borrower and Subsidiary Guarantors and not remitted to any state taxing authority when due, (b) an amount equal to two (2) months’ gross rent for each leased Store or distribution center of the Borrower and the Subsidiary Guarantors located in a Landlord Lien State (consistent with the Administrative Agent’s usual practices) other than those Stores and distribution centers with respect to which the Collateral Agent has received a Collateral Access Agreement, (c) 50% of Customer Credit Liabilities, (d) an amount based on rent which is past due for more than ten days for any of the Borrower’s or Subsidiary Guarantors’ leased locations, with the exception of past due rent that is the subject of a Permitted Protest as determined by the Administrative Agent in its reasonable discretion, (e) such other reserves established in the Administrative Agent’s reasonable discretion relating to obligations of the Loan Parties in respect of Bank Products (including Swap Contracts) and Cash Management Services, (f) such other reserves established in the Administrative Agent’s reasonable discretion which are reasonably required pursuant to this Agreement, including, without limitation, reserves implemented in connection with Permitted Liens, Permitted Encumbrances, and Permitted Indebtedness, but in the case of each of the foregoing, only to the extent such Liens, encumbrances and Indebtedness relate or in any way affect the Borrowing Base, and (g) reserves implemented in order to protect the Credit Parties from any Liens, encumbrances or claims that could, in the reasonable judgment of the Administrative Agent, take priority over the Liens of the Collateral Agent in the Collateral.

“Availability Triggering Event” means either (a) the occurrence of a Liquidity Event, or (b) the occurrence of (i) an Event of Default under Section 8.01(a) or 8.01(g), (ii) an Event of Default arising from a failure to make any delivery required by Section 6.02(c) and the failure has continued for 10 days after such delivery is required to be made or (iii) to the extent arising due to an event under the Term Facility, an Event of Default under Section 8.01(f)(i)(A).

“Available Amount” means, at any time, (a) Excess Cash Flow generated in each Fiscal Year of Holdings beginning with the Fiscal Year ending February 23, 2013, to the extent the financial statements for each such Fiscal Year shall have been delivered pursuant to Section 6.01(a), plus (b) net cash proceeds received by Holdings from the issuance after the Closing Date by Holdings of Equity Interests in Holdings (other than (i) proceeds from Specified Equity Contributions, (ii) proceeds from the issuance of Equity Interests in Holdings that were used finance substantially concurrent Investments pursuant to Section 7.03(k), and (iii) proceeds from issuances of Disqualified Equity Interests in Holdings), plus (c) to the extent the Borrower or a Restricted Subsidiary has made any Investment pursuant to Section 7.03(l), the net amount of any return on such Investment (whether through dividends, distributions, sale, cash repayments of principal, or other disposition of such Investment) actually received by the Borrower or a Restricted Subsidiary from such Investment, minus (d) any prepayments out of such Excess Cash

Flow (or any similar term under the Term Facility) so generated that are or shall be required to be made under the Term Facility in respect of such Excess Cash Flow (or any similar term under the Term Facility), minus (e) the aggregate amount of (x) Investments made pursuant to Section 7.03(m), (y) Restricted Payments made pursuant to Section 7.06(e), and (z) repayments of Indebtedness made pursuant to Section 7.12(b) prior to such time.

“Average Daily Excess Availability” means the average daily Excess Availability for the immediately preceding Fiscal Quarter of Holdings.

“Bank Products” means any services or facilities provided to any Loan Party by any Agent, Lender, Former Lender or any Affiliate of an Agent, Lender or Former Lender (but excluding Cash Management Services) on account of (a) Swap Contracts, (b) purchase cards, and (c) merchant services constituting a line of credit.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1%, and (c) the LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the LIBO Rate, respectively.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blocked Account” has the meaning provided in Section 6.13(a)(ii).

“Blocked Account Agreement” has the meaning provided in Section 6.13(a)(ii).

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated, and, in each case, with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning provided in Section 6.02.

“Borrowing” means a Committed Borrowing (including the borrowing of an Extended Loan) or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)           the Credit Card Receivables Component; plus

(b)           the Inventory Component; minus

(c)           the then amount of all Availability Reserves.

“Borrowing Base Certificate” has the meaning provided in Section 6.02(c).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) which is, or should be in accordance with GAAP, reflected as a “capital expenditure” in a Consolidated statement of cash flows of such Person for the period in which such expenditure occurs, provided that “Capital Expenditures” shall not include (a) any such expenditures which are contractually required to be, and are, reimbursed to the Loan Parties in cash by landlords with respect to such period of calculation, (b) any such expenditure with the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized for Capital Expenditures within twelve months of the receipt of such proceeds, (c) any such expenditure with the proceeds or consideration received from any trade in of any Loan Party’s assets, or (d) any such expenditures which constitute a Permitted Acquisition.

“Capital Lease Obligations” means, with respect to any Person, the obligation of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the Closing Date, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Closing Date.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Dominion Event” means the occurrence of any Availability Triggering Event. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (a) so long as the Event of Default giving rise to the Availability Triggering Event is continuing, and/or (b) if the Cash Dominion Event arises as a result of the occurrence of a Liquidity Event, until Excess Availability has exceeded $10.0 million for 30 consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings, the Borrower, or any of their respective Restricted Subsidiaries:

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender that offers such deposits, certificates of deposit or bankers’ acceptances in the ordinary course of such Lender’s business or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1.0 billion, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)           Investments, classified in accordance with GAAP as current assets of Holdings, the Borrower, or any of their respective Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e)           in the case of any Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (d) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by any Agent, Lender, Former Lender or any Affiliate of an Agent, Lender or Former Lender: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit or debit cards, and (e) merchant services not constituting a Bank Product.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           at any time prior to the creation of a Public Market, the Sponsor, Affiliates of the Sponsor (other than any portfolio company thereof) and the Management Stockholders (collectively, the “Permitted Holders”) shall cease to own and control legally and beneficially, either directly or indirectly, equity securities in Holdings representing more than 50% of the combined voting power of all equity securities entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that the Permitted Holders have the right to acquire pursuant to any option right (as defined in clause (b) below)); or

(b)           at any time upon or after the creation of a Public Market, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan that in each case is not acting in concert with another Person) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of the greater of (x) 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) and (y) a percentage that is greater than the percentage of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings that is then beneficially owned by the Permitted Holders; or

(c)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(d)           Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower; or

(e)           a “change of control” or any comparable term under, and as defined in, the Term Loan Documents or any other instrument, document or agreement governing Material Indebtedness shall have occurred, in any case that gives the holders thereof the right to require Holdings or any of its Subsidiaries to repurchase, offer to repurchase or immediately repay such Indebtedness.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Existing Loans, Extended Loans (of the same Extension Series) or Swing Line Loans, when used in reference to any Commitment, refers to whether such Commitment is an Existing Commitment, an Extended Commitment (of each Extension Series) or a Swing Line Commitment and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a single class.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” or “Trust Property”, as applicable, referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Credit Parties.

“Collateral Access Agreement” means an agreement substantially in the form of Exhibit L.

“Collateral Agent” means JPMCB in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent as provided in Section 9.06.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Swedish Pledge Agreement, the Intellectual Property Security Agreement, the Mortgages, the Blocked Account Agreements, the Intercreditor Agreement, each of the Mortgages, collateral assignments, security agreements, pledge agreements, control agreements or other similar agreements delivered to the Collateral Agent pursuant to Sections 6.12, and 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Credit Parties.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or a Subsidiary Guarantor in the ordinary course of business of such Borrower or Subsidiary Guarantor.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, (c) purchase participations in Swing Line Loans and (d) if such Lender is an Extending Lender, make Extended Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or in the applicable Incremental Assumption Agreement or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement including, without limitation, pursuant to Section 2.15. Unless the context shall otherwise requires, the term “Commitment” shall include any Incremental Loan Commitment and Extended Commitment of such Lender.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01, and shall include each Extended Loan made in extension thereof in accordance with Section 2.16.

“Committed Loan Notice” means a notice of a Committed Borrowing, which, if in writing, shall be substantially in the form of Exhibit A-1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” has the meaning provided in Section 6.13(b).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Restricted Subsidiaries for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating Consolidated Net Income for such Measurement Period: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) non-cash stock compensation paid to officers, directors, employees or consultants during such Measurement Period, (v) all non-cash losses from Dispositions during such Measurement Period, other than Dispositions of inventory in the ordinary course of business, (vi) Transaction Expenses, (vii) expenses incurred in connection with the prepayment, amendment, or refinancing of Indebtedness during such Measurement Period, (viii) non-cash expenses related to LIFO/LCM reserves and non-cash rent, (ix) any non-cash purchase accounting adjustments made in connection with any acquisition permitted by this Agreement, (x) Management Fees for such Measurement Period, (xi) expenses incurred during such Measurement Period in connection with closed stores, store closings and store relocations in an amount not to exceed $5.0 million in the aggregate in such Measurement Period, (xii) all transactional costs, expenses and charges payable to non-Affiliated third parties and made at the time of, and in connection with, any acquisition (whether or not consummated) in an amount not to exceed $5.0 million in the aggregate during such Measurement Period, (xiii) any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including with respect to Indebtedness, a refinancing thereof, whether or not successful), in each case permitted to be incurred or made hereunder and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transaction, (xiv) non-cash losses (minus any non-cash gains) with respect to Swap Contracts during such Measurement Period, (xv) extraordinary, unusual or non-recurring expenses, charges or losses during such period (as determined by the Borrower in good faith, it being understood that Item 10(e) of Regulation S-K under the Securities Act shall not constitute a limitation on any such determination), and (xvi) pre-opening and grand opening expenses in an amount not to exceed $10.0 million in such Measurement Period; and minus (b) (i) to the extent included in calculating Consolidated Net Income for such Measurement Period, all non-recurring, non-cash items increasing Consolidated Net Income (excluding any non-cash items that result in an accrual of a reserve for cash items in any future period) (in each case of or by Holdings and its Restricted Subsidiaries for such Measurement Period), and (ii) non-cash gains from Dispositions other than Dispositions of inventory in the ordinary course of business, provided that Consolidated EBITDA shall be deemed to be $24,906,050, $7,621,086, $16,544,906 and $21,820,837 for the Fiscal Quarters ended February 26, 2011, May 28, 2011, August 27, 2011 and November 26, 2011, respectively (without pro forma adjustments for the acquisition of TCS Installation Services, LLC).

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for the most recently completed Measurement Period plus (ii) for the purposes of Section 7.15 only, Specified Equity Contributions made during such Measurement Period minus (iii) Capital Expenditures made in such Measurement Period to (b) the sum of (i) Debt Service Charges for such Measurement Period plus (ii) the aggregate amount of all scheduled mandatory cash payments on Disqualified Equity Interests made during such Measurement Period, in each case, of or by Holdings and its Restricted Subsidiaries, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, Consolidated interest expense (net of interest income) of Holdings and its Restricted Subsidiaries determined in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Debt as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Holdings and its Restricted Subsidiaries on a Consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary non-cash gains and extraordinary non-cash losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period (provided, that this clause (b) shall not, with respect to any Foreign Subsidiary, exclude income that can only be distributed following the adoption of the relevant annual accounts or Consolidated annual accounts for such Foreign Subsidiary’s Fiscal Year), except that Consolidated Net Income shall be reduced to the extent of any equity held by Holdings or any of its Restricted Subsidiaries in any net loss of any such Subsidiary for such Measurement Period, (c) the income (or loss) of any Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of Holdings or its Restricted Subsidiaries or is merged into or Consolidated with Holdings or a Restricted Subsidiary or that Person’s assets are acquired by Holdings or any of its Restricted Subsidiaries, (d) any income (or loss) for such period of any Person if such Person is not a Restricted Subsidiary of Holdings, except that Consolidated Net Income shall be increased by the aggregate amount of cash actually distributed by such Person during such Measurement Period to Holdings or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary which is not a Loan Party, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso), and (e) the cumulative effect of changes in accounting principles.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion/Continuation Notice” means a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of LIBO Rate Loans, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Cost” means the calculated cost of purchases, based upon the Borrower’s and Subsidiary Guarantors’ accounting practices, known to the Administrative Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrower and the Subsidiary Guarantors, the Borrower’s and Subsidiary Guarantors’ purchase journals or the Borrower’s and Subsidiary Guarantors’ stock ledger.

“Cost” includes inventory capitalization costs and other non-purchase price charges (such as duty, brokerage, freight and expenses related to design, raw material procurement and quality control) used in the Borrower’s or the Subsidiary Guarantors’ calculation of cost of goods sold.

“Covenant Compliance Event” means Excess Availability at any time is less than $10.0 million.

“Credit Card Advance Rate” means 90%.

“Credit Card Notifications” has the meaning provided in Section 6.13(a)(i).

“Credit Card Receivables Component” means the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” means, individually, and “Credit Parties” means collectively, the following: (a) the Lenders and their Affiliates, (b) the Agents, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, (c) each L/C Issuer, (d) the Arrangers, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, (f) any other Person to whom Obligations under this Agreement and other Loan Documents are owing and (g) the successors and assigns of each of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable and documented in reasonable detail out-of-pocket expenses incurred by the Agents, the Arrangers and their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable and documented in reasonable detail fees, charges and disbursements of (A) counsel for the Agents and the Arrangers, provided that the Agents and the Arrangers shall be entitled to be reimbursed for no more than one counsel and, if reasonably necessary, for one local counsel in each relevant jurisdiction material to the interest of the Lenders, in each case, selected by the Agent, absent a conflict of interest between any of such Persons where the affected Persons inform the Borrower of such conflict, in which case the affected Persons may engage and be reimbursed for one additional counsel, (B) outside consultants for the Agents, (C) appraisers, (D) collateral field examinations and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations and (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (D) any workout, restructuring or negotiations in respect of any Obligations, (b) with respect to each L/C Issuer, and its Affiliates, all reasonable and documented in reasonable detail out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (c) all reasonable and documented in reasonable detail out-of-pocket expenses incurred by the Credit Parties who are not the Agents, the Arrangers, an L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest between the Credit Parties, where the affected Credit Parties inform the Borrower of such conflict, in which case the Credit Parties may engage and be reimbursed for one additional counsel).

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards sold by the Borrower and Subsidiary Guarantors entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits issued by and customer deposits received by the Borrower and the Subsidiary Guarantors.

“Customs Broker Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Borrower, the Subsidiary Guarantors, a customs broker or other carrier, and the Collateral Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of the subject Inventory solely as directed by the Collateral Agent.

“DDA” means each checking or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges paid in cash or required to be paid in cash for such Measurement Period, plus (b) principal payments required to be made on account of Indebtedness (excluding (i) the Obligations, (ii) any Synthetic Lease Obligations and (iii) any principal payments required to be made with respect to the Term Facility solely as a result of any “excess cash flow” mandatory prepayment requirement under the Term Facility, but including, without limitation, any Capital Lease Obligations) for such Measurement Period, in each case determined in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for LIBO Rate Loans plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed, within one (1) Business Day of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder; (b) has notified the Borrower or any Loan Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within one (1) Business Day after request by the Administrative Agent or a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; or (d) has (or whose bank holding company has) been placed into receivership, conservatorship or bankruptcy; provided that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each L/C Issuer, the Swing Line Lender and each Lender.

“Discharge of Term Obligations” has the meaning specified in the Intercreditor Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease, or other disposition (including any sale and leaseback transaction) of any property (including, without limitation, any Equity Interests or Disqualified Equity Interests of any other Person held by a specified Person) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in each case, resulting in consideration to such Person (including assumption of liabilities) for any such transaction or series of related transactions in excess of $1.0 million.

“Disqualified Equity Interests” means any Equity Interests of any Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, (a)

matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the six month anniversary of the Latest Maturity Date, (b) requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case prior to the six month anniversary of the Latest Maturity Date or (c) is convertible into or exchangeable for debt securities or for any Equity Interest referred to in clause (a) above, in each case at any time prior to the six month anniversary of the Latest Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250.0 million; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent and each L/C Issuer, and (ii) unless an Event of Default under Section 8.01(a) or 8.01(g) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries; and provided further that any proposed assignee that would be a Fee Recipient will not be an Eligible Assignee unless such Person is a Permitted Investor.

“Eligible Credit Card Receivables” means Accounts due to the Borrower and the Subsidiary Guarantors on a non-recourse basis from Visa, Mastercard, American Express Company, Discover, and other credit card issuer and processors acceptable to the Administrative Agent in its reasonable discretion, as arise in the ordinary course of business (net of fees payable to the applicable credit card issuer), which have been earned by performance, and are deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a)           Accounts due from major credit card processors that have been outstanding for more than five (5) Business Days from the date of sale;

(b)           Accounts due from major credit card processors with respect to which the Borrower or a Subsidiary Guarantor does not have good, valid and marketable title, free and clear of any Lien (other than Liens granted to the Collateral Agent for its own benefit and the ratable benefit of the other Credit Parties and Liens to secure the Term Facility);

(c)           Accounts due from major credit card processors that are not subject to a first priority security interest in favor of the Collateral Agent for its own benefit and the ratable benefit of the other Credit Parties (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);

(d)           Accounts due from major credit card processors which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e)           Accounts due from major credit card processors as to which the credit card processor has the right under certain circumstances to require the Borrower or a Subsidiary Guarantor to repurchase the Accounts from such credit card processor;

(f)            Accounts due from any Person on account of any private label credit card receivables other than such Accounts under programs between a Loan Party and a third party reasonably acceptable to the Administrative Agent where the third party retains the consumer credit exposure;

(g)           Accounts due from major credit card processors which the Administrative Agent determines in its reasonable discretion to be uncertain of collection, or

(h)           Accounts not subject to Credit Card Notification, except Accounts with credit card processors set forth on Schedule 6.13 for a period of 90 days following the Closing Date (or such longer period as may be agreed by the Administrative Agent in its sole discretion).

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, Inventory:

(a)           Which is in transit from one U.S. location of the Borrower or a Subsidiary Guarantor to another U.S. location of the Borrower or a Subsidiary Guarantor and which otherwise would constitute Eligible Inventory; or

(b)           (i) Which has been shipped by a Foreign Subsidiary or other Person from a foreign location for receipt by the Borrower or a Subsidiary Guarantor within forty-five (45) days of the date of shipment, which has left such foreign location in a water borne vessel or is in transit from such vessel on ground in the U.S. but has not yet been delivered to such Borrower or Subsidiary Guarantor;

(ii)           For which the purchase order is in the name of the Borrower or a Subsidiary Guarantor and title has passed to such Borrower or Subsidiary Guarantor;

(iii)          For which Collateral Agent has a first priority perfected security interest in such Inventory and all documents of title with respect to such Inventory by either of the following (A) the document of title names the Collateral Agent as consignee or alternatively (B) for Inventory shipped from a foreign location under a document of title, as to which the Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement); provided, however, that in the event of any change in law or judicial interpretation thereof the Collateral Agent reasonably believes that any additional actions are required by the Borrower or Subsidiary Guarantor in order to ensure that the Collateral Agent has a first priority, perfected security interest in such Inventory, the Borrower or such Subsidiary Guarantor shall be required to take such actions in order for such Inventory to satisfy this clause (b)(iii);

(iv)          Which, at such time, (A) a UCC financing statement naming the Collateral Agent as secured party is on file in the appropriate UCC filing office and (B) is not subject to any Liens in favor of Persons other than the Collateral Agent (other than any Permitted Liens);

(v)           Which is insured in accordance with the terms of this Agreement; and

(vi)          Which otherwise would constitute Eligible Inventory;

provided, that at any time, Eligible In-Transit Inventory (other than Eligible In-Transit Inventory which is in transit from one location of the Borrower or a Subsidiary Guarantor to another location of the Borrower or a Subsidiary Guarantor) shall not exceed 15% (or during the period from October 1 through December 31 of any Fiscal Year, 30%) of Eligible Inventory at such time.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (a) Eligible In-Transit Inventory and (b) items of Inventory of the Borrower or a Subsidiary Guarantor that are finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Administrative Agent, complies with each of the representations and warranties respecting Inventory made by the Borrower and the Subsidiary Guarantors in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the criteria set forth below. The following items of Inventory shall not be included in Eligible Inventory:

(a)           Inventory that is not solely owned by the Borrower or a Subsidiary Guarantor;

(b)           Inventory that is leased by or is on consignment to the Borrower or a Subsidiary Guarantor or as to which the Borrower or a Subsidiary Guarantor does not have good and valid title thereto;

(c)           Inventory (other than Eligible In Transit Inventory or Inventory which is the subject of an Eligible Letter of Credit) that is not located (x) in the United States of America (excluding Puerto Rico and other territories or possessions of the United States) or (y) at a location that is owned or leased by the Borrower or a Subsidiary Guarantor, except, in the case of clause (y), to the extent that the Borrower or the Subsidiary Guarantors have furnished the Administrative Agent with (i) any UCC financing statements or other documents that the Administrative Agent may determine to be necessary to perfect its security interest in such Inventory at such location, and (ii) a

Collateral Access Agreement executed by the Person owning such location on terms reasonably acceptable to the Administrative Agent against the Eligible Inventory held at such location; provided, that in order for Inventory at a location to be deemed Eligible Inventory, Collateral Access Agreements are strictly required if such location is a distribution center or warehouse (excluding any warehouse or other storage facility utilized by a store location for storage of inventory after shipment from a distribution center if the Cost of Inventory at such warehouse or other storage facility is less than $1.0 million), and for locations other than distribution centers and warehouses, such a Collateral Access Agreement shall be so required only if the Cost of the Inventory at such location is greater than $1.0 million; provided, further, that, the Administrative Agent shall, in calculating Eligible Inventory, at any location a Collateral Access Agreement is not in place, make a rent reserve (in an amount reasonably determined by the Administrative Agent) against the Eligible Inventory held at such location if such location is in a Landlord Lien State (without regard to the Cost of Inventory at such location).

(d)           Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work-in-process, raw materials, or that constitute spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in the Borrower’s or a Subsidiary Guarantor’s business, (iv) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, (v) are vendor serviced merchandise not reflected in the stock ledger, or (vi) are bill and hold goods;

(e)            Inventory that is not subject to a perfected first-priority security interest in favor of the Collateral Agent for its own benefit and the ratable benefit of the other Credit Parties;

(f)            Inventory that consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(g)           Inventory that is not insured in compliance with the provisions of Section 6.07 hereof;

(h)           Inventory that has been sold but not yet delivered or as to which the Borrower or a Subsidiary Guarantor has accepted a deposit;

(i)            Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which the Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement, which would materially interfere with the use of such license, patent, trademark, trade name or copyright by the Borrower or any of its Subsidiaries; or

(j)            Inventory acquired in an acquisition permitted under Section 7.03, unless and until the Collateral Agent has completed or received (i) an appraisal of such Inventory from appraisers satisfactory to the Collateral Agent, establishes an inventory advance rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (ii) such other due diligence as the Agents may require, all of the results of the foregoing to be reasonably satisfactory to the Agents.

“Eligible Letter of Credit” means, as of any date of determination thereof, a Commercial Letter of Credit which supports the purchase of Inventory, (a) which Inventory does not constitute Eligible In-Transit Inventory and for which no documents of title have then been issued; (b) which Inventory otherwise would constitute Eligible Inventory, (c) which Commercial Letter of Credit has an expiry within forty-five (45) days of the date of determination, and (d) which Commercial Letter of Credit provides that it may be drawn only after the Inventory is completed and after documents of title have been issued for such Inventory reflecting the Borrower, a Subsidiary Guarantor, or the Collateral Agent as consignee of such Inventory.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, common law, judgments, orders, decrees, permits, concessions, grants, franchises or licenses, relating to pollution or the protection of the environment or the Release or threat of Release of any hazardous substances, materials or wastes (including Hazardous Materials) into the environment or human health (to the extent related to exposure to Hazardous Materials), or generation, storage, treatment, transport or handling of any Hazardous Materials.

“Environmental Liability” means any liability, whether pending or threatened (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investors” means Holdings, the Sponsor and the Management Stockholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity under common control with which Holdings or the Borrower would be treated as a single employer within the meaning of Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings, the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) with respect to any Pension Plan, a failure to satisfy the minimum funding standard under Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, whether or not waived; (d) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by Holdings, the Borrower or any ERISA Affiliate from a Multiemployer Plan or receipt by Holdings or the Borrower of notice from any Multiemployer Plan that it is insolvent or in reorganization (within the meanings of Sections 4241 and 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (f) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate under Section 4042 of ERISA a Pension Plan or Multiemployer Plan; (g) the appointment of a trustee to administer under Section 4042 of ERISA any Pension Plan or Multiemployer Plan; or (h) with respect to any Pension Plan the imposition of a lien or the posting of a bond or other security pursuant to Section 436(f) of the Code or Section 206(g)(5) of ERISA.

“Event of Default” has the meaning specified in Section 8.01. An “Event of Default” shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 11.01.

“Excess Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of:

(a)                                 The lesser of:

(i)                                     the Borrowing Base; or

(ii)                                  the Aggregate Commitments; minus

(b)                                 The aggregate of the outstanding Credit Extensions.

“Excess Cash Flow” means, for any Fiscal Year of Holdings, the sum (without duplication) of:

(a)                                 the Consolidated Net Income (or loss) of Holdings and its Restricted Subsidiaries for such Fiscal Year, adjusted (i) to exclude any gains or losses attributable to any events as a result of which a mandatory prepayment (other than from Excess Cash Flow) of the Term Facility is required and (ii) to subtract the amount, if any, by which taxes paid or required to be paid in cash with respect to such Fiscal Year exceeds the amount of taxes deducted in calculating Consolidated Net Income and to add the amount, if any, by which taxes paid or required to be paid with respect to such Fiscal Year in cash are less than the amount deducted in calculating Consolidated Net Income; plus

(b)                                 depreciation, amortization and other non-cash charges or losses deducted in determining such Consolidated Net Income (or loss) for such Fiscal Year; plus

(c)                                  the amount, if any, by which Net Working Capital decreased during such Fiscal Year (except as a result of the reclassification of items from short-term to long-term or vice-versa); minus

(d)                                 the amount, if any, by which Net Working Capital increased during such Fiscal Year (except as a result of the reclassification of items from short-term to long-term or vice-versa); minus

(e)                                  cash expenditures of Holdings and its Restricted Subsidiaries for and incurred in connection with Permitted Acquisitions or Investments pursuant to Section 7.03(l) during such Fiscal Year (except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated Net Income (or loss) for such Fiscal Year); minus

(f)                                   permanent repayments of Indebtedness (including any premium, make-whole or other penalty associated therewith) made in cash by the Restricted Subsidiaries during such Fiscal Year and permitted hereunder, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness; minus

(g)                                  cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period; minus

(h)                                 Restricted Payments made in cash by the Borrower during such Fiscal Year pursuant to Section 7.06(c) or (d); minus

(i)                                     Capital Expenditures actually made in cash by Holdings and its Restricted Subsidiaries in such Fiscal Year (except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated Net Income (or loss) for such Fiscal Year); minus

(j)                                    any non-cash gains included in determining such Consolidated Net Income (or loss) for such Fiscal Year.

“Excess Swing Line Loans” has the meaning specified in Section 2.14(a).

“Excluded Account” means any (a) deposit account which is used solely for purposes of funding payroll, payroll taxes, employee benefit payments, (b) deposit accounts which are zero balance accounts, (c) other controlled disbursement accounts, (d) trust accounts, (e) petty cash accounts, (f) deposit accounts to the extent holding funds from unredeemed gift cards and (g) other deposit accounts with a demand deposit balance not exceeding $10,000 individually and $100,000 in the aggregate at any time.

“Excluded Taxes” means, with respect to the Agents, any Lender, each L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes (or similar taxes) imposed by a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized or resident in, maintaining a Lending Office in, or doing business in such jurisdiction, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any U.S. federal withholding tax to the extent imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01; (c) taxes attributable to a recipient’s failure to comply with Section 3.01(g) or (h) and (d) any U.S. federal withholding tax imposed as a result of such recipient’s failure to establish a complete exemption under FATCA.

“Existing Class” shall have the meaning provided in Section 2.16.

“Existing Commitment” shall have the meaning provided in Section 2.16.

“Existing Credit Agreement” means that certain Credit Agreement dated as of August 16, 2007 among the Borrower, the guarantors party thereto, the Administrative Agent, the lenders party thereto and the other agents party thereto, as amended.

“Existing Letters of Credit” shall have the meaning provided in Section 2.03(m).

“Existing Loans” shall have the meaning provided in Section 2.16.

“Existing Term Loan Facility” means that certain $125.0 million senior secured term loan agreement dated as of August 16, 2007 among the Borrower, the guarantors party thereto, the Administrative Agent, the lenders party thereto and the other agents party thereto, as amended.

“Extended Commitments” shall have the meaning provided in Section 2.16.

“Extended Loans” shall have the meaning provided in Section 2.16.

“Extending Lender” shall have the meaning provided in Section 2.16.

“Extension Amendment” shall have the meaning provided in Section 2.16.

“Extension Date” shall have the meaning provided in Section 2.16.

“Extension Election” shall have the meaning provided in Section 2.16.

“Extension Request” shall have the meaning provided in Section 2.16.

“Extension Series” shall mean all Extended Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, maturity and other terms.

“Facility” means the Commitments, Loans and other Credit Extensions under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any successor provision that is substantively comparable and not materially more onerous to comply with, and, in each case, any current or future regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMCB on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means, collectively (a) the letter agreement, dated March 21, 2012, among the Borrower, J.P. Morgan Securities LLC, JPMCB, Wells Fargo Bank, National Association and Wells Fargo Capital Finance, LLC, and (b) the letter agreement, dated March 21, 2012, between the Borrower and JPMCB, as such letter agreements may from time to time be amended.

“Fee Recipient” means any Person (other than the Administrative Agent in its capacity as such) that will be entitled to receive any payment of fees (however denominated), including, without limitation, any Commitment Fee or any Letter of Credit Fee.

“First Priority” means, with respect to any Lien purported to be created on any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to (a) in the case of Mortgages, Permitted Encumbrances, and (b) otherwise, Permitted Liens).

“Fiscal Month” means any fiscal month of any Fiscal Year.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year.

“Fiscal Year” means any period of twelve consecutive months ending on the last Saturday of February in each calendar year (except for 53-week years).

“Flood Documentation” means, with respect to each Mortgaged Property located in the United States or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 6.07 hereof and the applicable provisions of the Collateral Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Credit Parties, as additional insured and loss payee/mortgagee and (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (iv) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender or L/C Issuer that is not, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust. In addition, solely for purposes of clause (b) of the definition of “Excluded Taxes”, a Foreign Lender shall include a partnership or other entity treated as a partnership created or organized in or under the laws of the United States, or any political subdivision thereof, but only to the extent the partners of such partnership (including indirect partners if the direct partners are partnerships or other entities treated as partnerships for U.S. federal income tax purposes created or organized in or under the laws of the United States, or any political subdivision thereof) are treated as Foreign Lenders under the preceding sentence.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Holdings, the Borrower or any Subsidiary with respect to employees employed by Holdings, the Borrower or any Subsidiary outside the United States that is not subject to the laws of the United States.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Former Lender” means any Person that was a Lender but that has assigned all of its Loans and Commitments, and no longer holds any Loans and Commitments and, at the time of such assignment, was, or an Affiliate of such Lender was, a counterparty under any agreement with respect to Bank Products, or Cash Management Services with any Loan Party, which agreements relating to Bank Products, or Cash Management Services have not expired, been paid out or otherwise terminated or renewed.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provisions (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to, with respect to clause (a) above, the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith or, with respect to clause (b) above, the fair market value of the property subject to (or contemplated to be subject to) such Lien as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings, the Subsidiary Guarantors listed on Schedule 6.12 and each other Restricted Subsidiary of Holdings that is required to sign a counterpart to this Agreement pursuant to Section 6.12(a)(i).

“Guaranty” means the guaranty contained in Article X hereof made by the Guarantors in favor of the Credit Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated or defined as hazardous or toxic (or words of similar import) pursuant to any Environmental Law.

“Holdings” has the meaning specified in the Preliminary Statements.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Incremental Amount” means, at any time, the excess, if any, of (a) $25.0 million over (b) the aggregate amount of all Incremental Commitments established prior to such time pursuant to Section 2.15.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Lenders.

“Incremental Commitment” means the commitment of any Lender, established pursuant to Section 2.15, to increase (or establish, in the case of such a Lender that did not previously have a Commitment) such Lender’s Commitment. Other than as to the date of establishment thereof, the Incremental Commitments shall be on the same terms as the Commitments and upon establishment shall become part of the Commitments.

“Incremental Lender” means a Lender with an Incremental Commitment.

“Incremental Loans” means Loans made by one or more Incremental Lenders to the Borrower pursuant to Section 2.15.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  net obligations of such Person under Swap Contracts;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business which are being disputed in good faith by appropriate proceedings or which are not past due for more than 120 days after the date on which such trade account was created, any bona fide earn-out obligation or purchase price adjustment until such obligation is not paid after becoming due and payable and accounts for payroll and other liabilities in the ordinary course of business);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   all Attributable Indebtedness in respect of Capital Lease Obligations and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)                                  all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)                                 all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of outstanding Indebtedness as of any date shall be the principal amount or accreted value thereof at such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 11.07.

“Information Memorandum” means the Confidential Offering Memorandum dated March 2012 used by the Arrangers in connection with the syndication of the Commitments.

“Initial Maturity Date” means April 6, 2017.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans, indicia of origin, and other source and/or business identifiers, and all registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; unpatented inventions (whether or not patentable); patents and patent applications; license agreements related to any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of April 6, 2012, between the Borrower and the Collateral Agent, together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.12, in each case as amended.

“Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit C.

“Interest Payment Date” means (a) as to any LIBO Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and

(b) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day after the end of each calendar quarter and the Maturity Date.

“Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or converted to or continued as a LIBO Rate Loan and ending on the date one, two, three or six months thereafter (or such other period as agreed by the Borrower and all applicable Lenders), as selected by the Borrower in its Committed Loan Notice or Conversion/Continuation Notice, as the case may be; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Component” means (a) Eligible Inventory, net of Inventory Reserves, valued at cost, multiplied by (b) the Appraised Value Percentage, multiplied by 90%.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s reasonable discretion (exercised in a manner consistent with the Administrative Agent’s practices with respect to other similarly situated customers of the Administrative Agent) which negatively affect the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on:

(a)           Obsolescence;

(b)           Seasonality;

(c)           Shrink;

(d)           Freight and duties related to Eligible In-Transit Inventory;

(e)           Change in Inventory character;

(f)            Change in Inventory composition;

(g)           Change in Inventory mix;

(h)           Markdowns (both permanent and point of sale);

(i)            Retail markdowns and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j)            Out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of another Person or of the assets of another Person that constitute a discrete business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary Guarantor) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“JPMCB” has the meaning specified in the introductory paragraph hereto.

“Landlord Lien State” means such state(s) in which a landlord’s claim for rent has priority over the lien of the Collateral Agent in any of the Collateral (including, without limitation, Virginia, Pennsylvania, and Washington).

“Latest Maturity Date” shall mean at any date of determination, the latest Maturity Date applicable to any Class of Commitments or Loans that is outstanding hereunder on such date of determination, as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, laws (including common law), treaties, rules, guidelines, regulations, judgments, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, and any other Lenders selected by the Borrower and approved by the Administrative Agent in its reasonable discretion. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Initial Maturity Date or, if such day is not a Business Day, the next preceding Business Day; provided that the Letter of Credit Expiration Date may be extended pursuant to an Extension Amendment in accordance with Section 2.16.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $20.0 million. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Borrower’s option, less than) the Aggregate Commitments.

“LIBO Rate” means for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by JPMCB and with a term equivalent to such Interest Period would be offered by JPMCB’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“LIBO Rate Loan” means a Committed Loan that bears interest at a rate based on the LIBO Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, preference, or priority in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Estate, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to such Agents under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or going out of business sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Liquidity Event” means that Excess Availability is less than $10.0 million for three (3) consecutive Business Days.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan (including any Extended Loan) or any Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Fee Letter, (e) any Extension Amendment and (f) any agreement entered into after the Closing Date between or among the Borrower, the Administrative Agent and/or any other Credit Party or any of their Affiliates in connection with this Agreement or any transactions contemplated hereby which, in the case of this clause (f), is specified by its terms as a “Loan Document” hereunder.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Agreement” means the Amended and Restated Management Services Agreement dated as of September 1, 2011 between Leonard Green & Partners, L.P. (or any Affiliate of Leonard Green & Partners, L.P. to which such agreement has been assigned) and the Borrower as in effect as of the Closing Date or as amended in any manner not materially adverse to the Lenders.

“Management Fees” means all fees and expense reimbursements payable to Leonard Green & Partners, L.P. or any of its controlled Affiliates pursuant to the Management Agreement.

“Management Stockholders” means the members of management of Holdings or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof on the Closing Date.

“Material Adverse Effect” means (a) any change, circumstance, event or effect that would be materially adverse to the assets, liabilities, business, financial condition or results of operations of Holdings and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender under any Loan Document, or of the ability of any of Holdings, the Borrower or any Material Subsidiary to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any of Holdings, the Borrower or any Material Subsidiary of any Loan Document to which it is a party.

“Material Indebtedness” means Indebtedness (other than the Obligations) of any of Holdings or any of its Restricted Subsidiaries in an aggregate principal amount exceeding $10.0 million for all such Persons. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof.

“Material Subsidiary” means, at any date of determination, any Restricted Subsidiary or group of Restricted Subsidiaries (a) whose total assets at the last day of the most recently ended Measurement Period were equal to or greater than 5% of the Consolidated total assets of Holdings and its Consolidated Subsidiaries at such date, or (b) whose gross revenues for such Measurement Period were equal to or greater than 5% of the Consolidated gross revenues of Holdings and its Consolidated Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” means, as to the applicable Loan (other than Swing Line Loans), the Initial Maturity Date or any maturity date related to any Extension Series of Extended Commitments and, as to any Swing Line Loan, the Swing Line Maturity Date.

“Maximum Rate” has the meaning specified in Section 11.09.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters of Holdings and its Restricted Subsidiaries for which financial statements pursuant to Section 6.01(a) or (b) have been, or were required to have been, delivered for the applicable fiscal period (or, in the case of any calculation made prior to the first such delivery, the four Fiscal Quarter period ended November 16, 2011).

“Mezzanine Facility” means $150.0 million in mezzanine notes and any payment in kind notes issued pursuant to that certain Securities Purchase Agreement, dated as of the August 16, 2007, among the Loan Parties and the purchasers named therein.

“Monthly Financial Statement Delivery Period” means each period commencing on any day on which Excess Availability is less than $25.0 million and ending on the first day thereafter that follows 60 consecutive days on which Excess Availability was greater than or equal to $25.0 million.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any deed of trust, trust deed, deed to secure debt, mortgage or other similar instrument, as applicable, creating a real property Lien on and security interest in Real Estate in favor of Collateral Agent on behalf of the Credit Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

“Mortgage Policy” has the meaning specified in Section 6.12(b).

“Mortgaged Property” means each parcel of Real Estate owned in fee by any Loan Party, if any, which shall be subject to a Mortgage pursuant to Section 6.12.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which Holdings, the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions on behalf of participants who are or were employed by any of them.

“Net Cash Proceeds” means with respect to any Disposition by the Borrower or any of its Restricted Subsidiaries, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) the sum of (i) the principal amount of any Indebtedness (plus any premium or other required payment on account thereof) that is secured by a Lien having priority over the Lien of the Collateral Agent (if any) on the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents, but including, the payment of the proceeds from any Term Priority Collateral in reduction of the Indebtedness under the Term Facility) and (ii) the reasonable out-of-pocket expenses incurred by Borrower or such Restricted Subsidiary in connection with such transaction.

“Net Working Capital” means, at any date, (a) the Consolidated current assets of Holdings and its Restricted Subsidiaries as of such date (excluding cash and current assets in respect of income taxes) minus (b) the Consolidated current liabilities of Holdings and its Restricted Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness and deferred income taxes). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Notes” means the promissory notes of the Borrower substantially in the form of Exhibit E, each payable to a Lender, evidencing the Loans made by the Lenders, as each may be amended, supplemented or modified from time to time.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other Liabilities.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, limited partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Liabilities” means amounts due on account of or arising from (a) any Cash Management Services furnished to any of the Loan Parties and (b) any transaction which arises out of any Bank Product entered into with any of the Loan Parties, as each may be amended from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including any interest, additions to tax or penalties applicable thereto) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Excess Availability is less than zero.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan,” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Section 412 of the Code or Title IV of ERISA and is sponsored or maintained by Holdings, the Borrower or any ERISA Affiliate or to which Holdings, the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years on behalf of participants who are or were employed by any of them.

“Perfection Certificate” means a certificate in the form of Exhibit H-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit H-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” has the meaning assigned to such term in Section 7.03(h).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Holdco Debt” means Indebtedness of Holdings that (a) is not subject to any Guarantee by the Borrower or any other Restricted Subsidiary, (b) will not mature prior to the date that is 180 days after the Latest Maturity Date, (c) has no scheduled amortization or mandatory redemption of principal (excluding customary offers to purchase under certain circumstances, such as a “change in control”) prior to the date that is 180 days after the Latest Maturity Date, (d) does not require or permit payments in cash of interest or other amounts in the nature of interest prior to the date that is 180 days after the Latest Maturity Date, (e) is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent, (f) is unsecured, (g) is not convertible into or exchangeable for any Indebtedness or Equity Interests other than Equity Interests in Holdings (other than Disqualified Equity Interests) on market terms, (h) has covenants, defaults and remedies provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior credit facilities, and (i) the net proceeds from which are contributed by Holdings to the Borrower or any of the Restricted Subsidiaries for its general corporate purposes (including, without limitation, for the payment of the purchase price for acquisitions permitted under Section 7.03(h)).

“Permitted Indebtedness” has the meaning specified in Section 7.02.

“Permitted Investor” means any Fee Recipient that, with respect to all payments of fees (however denominated) to be paid under this Agreement or any other Loan Document, is entitled to a complete exemption from United States Federal withholding tax at the time such Person becomes a party to this Agreement (and absent a subsequent change in law, at all times thereafter); provided that any Person claiming an exemption with respect to fees pursuant to Internal Revenue Service Form W-8BEN (directly or indirectly through W-8IMY) will not be a Permitted Investor unless such exemption is based on the “business profits” or “other income” articles of a tax treaty to which the United States is a party; and provided further that a Person shall not be a Permitted Investor unless it provides the Borrower and the Administrative Agent with one or more executed original copies (as requested by the Borrower or the Administrative Agent) of Internal Revenue Service Form W-9 (or its successor form) or the applicable Internal Revenue Service Form W-8 (or its successor form) no later than the date such Person becomes a party.

“Permitted Lien” has the meaning specified in Section 7.01.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its discretion, which:

(a)           Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b)           Is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c)           Is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)           Together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Borrowing Base in the aggregate outstanding at any time or (ii) unless a Liquidation is taking place, remain outstanding for more than forty-five (45) consecutive Business Days, or (iii) be made on more than two occasions in any 180 day period;

provided, however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations with respect to L/C Obligations, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e., where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and such “inadvertent Overadvances” shall not reduce the amount of Permitted Overadvances allowed hereunder, and provided further that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06, hereof).

“Permitted Protest” means the protest by the Borrower or any Restricted Subsidiary of any Lien (other than any such Lien that secures the Obligations), taxes, or rental payment, provided that (a) a reserve with respect to such obligation is established on the books and records of the applicable Person in such amount (if any) to the extent required under GAAP, (b) any such protest is prosecuted diligently by the Borrower or such Restricted Subsidiary, as the case may be, in good faith, by appropriate proceedings, (c) such protest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (d) the failure to make payment during the pendency of such protest, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person (or any successor of such Person) by such Person or its successor; provided, that (a) the principal or committed amount (or accreted value, if applicable) thereof does not exceed the sum of (i) the outstanding principal or committed amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended plus (ii) prepayment premiums and other reasonable amounts paid, and fees (including original issue discount and upfront fees) and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) other than with regard to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 7.02(e) or Section 7.02(g), such modification, refinancing, refunding, renewal or extension has (i) a final maturity date equal to or later than the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended and (ii) a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is Subordinated Indebtedness, such modification, refinancing, refunding, renewal or extension (i) is subordinated in right of payment to the Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Subordinated Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) does not require payments of cash interest prior to the date that is six months following the maturity date of the Indebtedness being refinanced in amounts greater than was required by the Indebtedness being refinanced, and (iii) contains covenants and events of default that are not more restrictive taken as a whole than the covenants and events of default contained in the documentation governing the Indebtedness being refinanced (as determined in good faith by the Borrower), and (d) no property of any Loan Party or Restricted Subsidiary shall constitute collateral security for the Indebtedness so modified, refinanced, refunded, renewed, or extended other than any Permitted Liens.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by Holdings, the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the Pledge Agreement dated April 6, 2012, among the Loan Parties and the Collateral Agent, together with each other pledge agreement and pledge agreement supplement delivered pursuant to Section 6.12(a)(ii), as amended.

“Pledged Debt” means any debt instrument constituting Collateral under any of the Collateral Documents.

“Pledged Equity” means any certificated equity security constituting Collateral under any of the Collateral Documents.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.09.

“Public Lender” has the meaning specified in Section 6.02.

“Public Market” shall exist if (a) a Public Offering has been consummated and (b) any Equity Interests of Holdings have been distributed by means of an effective registration statement under the Securities Act.

“Public Offering” means a public offering of the Equity Interests of Holdings pursuant to an effective registration statement under the Securities Act.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating of any Hazardous Material into or through the environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived by regulation.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, (a) if there are less than three Lenders at such time, all Lenders, and (b) if there are three or more Lenders at such time, (i) Lenders holding more than 50% of the Aggregate Commitments or, (ii) if the Aggregate Commitments of the Lenders to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all (if any) Inventory Reserves and Availability Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer, any executive or senior vice president, treasurer, assistant treasurer or controller of a Loan Party or any of the other officers designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) by the Borrower or any of its Restricted Subsidiaries with respect to any Equity Interest of Holdings or any of its Restricted Subsidiaries, or any payment by the Borrower or any of its Restricted Subsidiaries (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings’ or any of its Restricted Subsidiaries’ direct or indirect stockholders, partners or members (or the equivalent of any thereof). For the avoidance of doubt, payments made pursuant to the Management Agreement shall not be considered Restricted Payments.

“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary. In all events, the Borrower shall be deemed a Restricted Subsidiary of Holdings. A Restricted Subsidiary of Holdings that is also a Subsidiary of the Borrower shall also be deemed to be a Restricted Subsidiary of the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGrawHill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is second in priority only to the Liens created under the Term Loan Documents (subject to (a) in the case of Mortgages, Permitted Encumbrances) and (b) otherwise, Permitted Liens).

“Section 2.16 Additional Amendment” shall have the meaning provided in Section 2.16(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 (in each case, as amended), and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated April 6, 2012, among the Loan Parties and the Collateral Agent, together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12(a)(ii), as amended.

“Settlement Date” has the meaning specified in Section 2.14(a).

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Equity Contribution” means cash contributions in exchange for common equity of Holdings (or if preferred equity of Holdings, on terms and conditions reasonably acceptable to the Administrative Agent) or a cash capital contribution to Holdings and in each case promptly contributed to the Borrower by Holdings after the Closing Date and on or prior to the day that is ten days after the day on which financial statements are required to be delivered under Section 6.01(b) (without regard to any cure periods set forth in Section 8.01) for a month which is also a Fiscal Quarter end, which equity contribution shall be added to Consolidated EBITDA for the purposes of calculating compliance with the provisions of Section 7.15 in accordance with the definition of the term Consolidated Fixed Charge Coverage Ratio; provided that (a) in each four Fiscal Quarter period there shall be a period of at least two Fiscal Quarters in which no Specified Equity Contribution is made, (b) there shall be no more than four Specified Equity Contributions in the aggregate, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenant set forth in Section 7.15, (d) to the extent that that amount of any Specified Equity Contribution is used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for the period with respect to which such Specified Equity Contribution is made, and (e) all Specified Equity Contributions shall be disregarded for all other purposes of this Agreement.

“Specified Existing Commitment” shall mean any Existing Commitments belonging to a Specified Existing Commitment Class.

“Specified Existing Commitment Class” shall have the meaning provided in Section 2.16(a).

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or a Store or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid hereunder), any Restricted Payment or Incremental Term Loan and any other transaction that by the terms of this Agreement requires compliance with any financial ratio test to be calculated on a “Pro Forma Basis.” Notwithstanding anything herein to the contrary, in no event shall the acquisition of TCS Installation Services, LLC be deemed to be a Specified Transaction.

“Sponsor” means Leonard Green & Partners, L.P., a Delaware limited partnership.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business or (e) is used for such other purpose as may be approved by Administrative Agent.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Borrower or any Restricted Subsidiary.

“Subordinated Indebtedness” means all Indebtedness of a Loan Party that is subordinate in right of payment to any or all of the Obligations pursuant to subordination provisions reasonably acceptable to the Administrative Agent and which provide, without limitation, (a) for a maturity after the Latest Maturity Date, (b) that such Indebtedness is unsecured, (c) that no principal payments shall be required to be made until after the Latest Maturity Date, and (d) that interest shall accrue and be payable in cash at a market rate of interest, subject to the right of the Administrative Agent to impose a payment blockage period upon the occurrence and during the continuance of any Event of Default. In no event shall Disqualified Equity Interests be deemed Subordinated Indebtedness.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantors” means collectively, all Restricted Subsidiaries of the Borrower other than (i) any CFC, (ii) any Subsidiary owned directly or indirectly by a CFC or (iii) any Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes if substantially all of the assets of such Domestic Subsidiary consist of Equity Interests in one or more Foreign Subsidiaries.

“Supermajority Lenders” means, as of any date of determination, (a) if there are less than three Lenders at such time, all Lenders, and (b) if there are three or more Lenders at such time, (i) Lenders holding more than 75% of the Aggregate Commitments or, (ii) if the Commitments of the Lenders to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 75% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, provided that with respect to any of the Mortgaged Properties described on Schedule 5.08(c) where no new construction has occurred since the most recent survey and no new encumbrances have been created since the date of such survey, a survey affidavit of no change shall satisfy the provisions of this clause (ii), (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 6.12, or (b) otherwise acceptable to the Collateral Agent.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swedish Credit Facility” means the Revolving Credit and Term Loan Facility Agreement, dated April 27, 2009, between Elfa International AB and Swedbank AB, including any related notes, guarantees and collateral documents executed in connection therewith, and in each case as amended, restated, modified, refinanced, renewed, refunded, restructured or replaced in any manner.

“Swedish Pledge Agreement” means the Share Pledge Agreement, dated April 6, 2012, between the Borrower, as pledgor, and the Collateral Agent.

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means JPMCB in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Maturity Date” means the Initial Maturity Date, as such date may be extended pursuant to any Extension Amendment in accordance with Section 2.16.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $7.5 million and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndication Agent” means Wells Fargo Bank, National Association in its capacity as syndication agent under the Loan Documents, or any successor syndication agent.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and the Restricted Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means the credit facilities under the Term Loan Credit Agreement.

“Term Loan Credit Agreement” means the Credit Agreement dated as of April 6, 2012 among the Borrower, JPMCB, as administrative agent and collateral agent, and the other parties thereto, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement (including, without limitation, Section 7.02(d) hereof) and the Intercreditor Agreement.

“Term Loan Documents” means the Term Loan Credit Agreement and all security agreements, pledge agreements and other agreements or instruments executed in connection therewith.

“Term Obligations” has the meaning specified in the Intercreditor Agreement.

“Term Priority Collateral” has the meaning specified in the Intercreditor Agreement.

“Title Company” means any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Collateral Agent.

“Total Debt” means, at any date of determination (a) the aggregate principal amount of Indebtedness (other than contingent Indebtedness of the type described in clause (b) of the definition of “Indebtedness” and obligations under Swap Contracts permitted by Section 7.02(a) (except to the extent any such Swap Contract has terminated)) of Holdings and its Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a Consolidated basis in accordance with GAAP less (b) the aggregate amount of unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries on such date in excess of $5.0 million.

“Total Outstandings” means, on any date, the aggregate Outstanding Amount of all Loans and all L/C Obligations, after giving effect to any borrowings or repayments of Loans occurring on such date.

“Transaction” means, collectively, (a) the execution of the Term Facility and the borrowing of term loans thereunder by the Borrower, (b) the entering into the Loan Documents by the Loan Parties and their applicable Subsidiaries, (c) the repayment and termination of the Mezzanine Facility and the Existing Term Loan Facility and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Transaction Expenses” means fees and expenses incurred in connection with the closing of this Agreement and the Term Facility.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral or the availability of any remedy under the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection, priority or availability of such remedy.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) each Subsidiary of Holdings listed on Schedule 5.13 and designated as an “Unrestricted Subsidiary,” (b) any Subsidiary of Holdings designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 6.18 subsequent to the date hereof, and (c) any Subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(iii).

1.02                        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any Law, agreement, instrument or other document (including any Organization Document) shall be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. “Knowledge” shall mean the actual knowledge of a Responsible Officer of the Borrower after reasonable investigation.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04                        Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by the terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.07                        Senior Debt. The Loans and other Obligations are hereby designated as “Senior Debt” and “Designated Senior Debt” (or other similar terms) for all purposes of any Subordinated Indebtedness.

1.08                        Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously, i.e., each transaction must be permitted under the Available Amount as so calculated.

1.09                        Pro Forma Calculations.

(a)                                 Notwithstanding anything to the contrary herein, the Consolidated Fixed Charge Coverage Ratio and the Consolidated Leverage Ratio shall be calculated in the manner prescribed by this Section 1.09.

(b)                                 For purposes of calculating the Consolidated Fixed Charge Coverage Ratio and the Consolidated Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Measurement Period or (ii) subsequent to such Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Measurement Period. If since the beginning of any applicable Measurement Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Measurement Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then the Consolidated Fixed Charge Coverage Ratio and the Consolidated Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.09.

(c)                                  Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period and as if such cost savings and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits theretofore realized during such period from such actions; provided that (i) such amounts are reasonably identifiable, quantifiable and supportable in the good faith judgment of the Borrower, (ii) such actions are taken, committed to be taken or expected to be taken no later than twelve (12) months after the date of such Specified Transaction, (iii) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period and (iv) the aggregate amount of cost savings and synergies added pursuant to this clause (c) for any such period after the Closing Date shall not exceed 10% of Consolidated EBITDA for such Measurement Period (giving pro forma effect to the relevant Specified Transaction (but not to any cost savings or synergies)).

(d)                                 In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Consolidated Fixed Charge Coverage Ratio and the Consolidated Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid hereunder), (i) during the applicable Measurement Period or (ii) subsequent to the end of the applicable Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Fixed Charge Coverage Ratio and the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Measurement Period.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Committed Loans; Reserves.

(a)                                 Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, subject in each case to the following limitations:

(i)                                     after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the lesser of (A) the Aggregate Commitments, or (B) the Borrowing Base;

(ii)                                  after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed the lesser of (x) such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; and

(iii)                               the Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit.

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or LIBO Rate Loans, as further provided herein. Any Extended Loans made in accordance with Section 2.16 and an Extension Amendment shall be subject to this Article II and shall constitute Committed Loans for all purposes hereunder.

2.02                        Borrowings, Conversions and Continuations of Committed Loans.

(a)                                 Committed Loans (other than Swing Line Loans) shall be either Base Rate Loans or LIBO Rate Loans as the Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b)                                 Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 2:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice or Conversion/Continuation Notice, as the case may be, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of LIBO Rate Loans shall be in a principal amount of $2.0 million or a whole multiple of $1.0 million in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (A) the requested date of the Borrowing (which shall be a Business Day), (B) the principal amount of Committed Loans to be borrowed, (C) the Type of Committed Loans to be borrowed, and (D) if applicable, the duration of the Interest Period with respect thereto. Each Conversion/ Continuation Notice (whether telephonic or written) shall specify (1) whether the Borrower is requesting a conversion of Committed Loans from one Type to the other, or a continuation of LIBO Rate Loans, (2)

the requested date of the conversion or continuation (which shall be a Business Day), (3) the principal amount of Committed Loans to be converted or continued, (4) the Type of Committed Loans to which existing Committed Loans are to be converted, and (5) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice of a conversion or continuation in a Conversion/Continuation Notice, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans. If the Borrower requests a Borrowing of LIBO Rate Loans in any such Committed Loan Notice or a conversion to or continuation of LIBO Rate Loans in a Conversion/Continuation Notice, but fails to specify an Interest Period, the Borrower will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBO Rate Loan.

(c)                                  If less than a full Borrowing of Committed Loans is converted, such conversion shall be made pro rata among the Lenders based upon their Applicable Percentages for the applicable Loans.

(d)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation in a Conversion/ Continuation Notice is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(b). In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrower in like funds by no later than 4:00 p.m. on the day of receipt by the Administrative Agent either by (i) crediting the account of the Borrower on the books of JPMCB with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(e)                                  Each Borrowing of Committed Loans (other than Extended Loans) shall be made by the Lenders pro rata in accordance with their respective Applicable Percentage with respect to the applicable Class. Each Borrowing of Extended Loans under this Agreement shall be made by the Lenders of the relevant Extension Series thereof pro rata on the basis of their then-applicable Extended Commitments for the applicable Extension Series. The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

(f)                                   The Administrative Agent, without the request of the Borrower, may advance any interest, fee, service charge, Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall deliver to the Borrower a statement of any such advance or charge promptly after the making thereof (or in the case of Credit Party Expenses, at the time that the five (5) Business Days’ notice is furnished) in reasonable detail sufficient to allow the Borrower to verify such interest, fee, service charge, Credit Party Expenses, or other payment. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrower’s obligations under Section 2.05. Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(f) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(g)                                  Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as LIBO Rate Loans without the consent of the Required Lenders.

(h)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(i)                                     After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Committed Loans.

(j)                                    The Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuers shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders, the Swing Line Lender and any L/C Issuer and each Lender shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrower and shall constitute a Loan and an Obligation. The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letter of Credits. The Administrative Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to “inadvertent Overadvances” (i.e., where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)) regardless of the amount of any such Overadvance(s).

2.03                        Letters of Credit.

(a)                                 The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower and the Subsidiary Guarantors, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of such Loan Parties and any drawings thereunder; provided that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the lesser of the Aggregate Commitments or the Borrowing Base, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  No L/C Issuer shall issue any Letter of Credit, if:

(A)                               subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)                               the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless cash collateralized or subject to credit support reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer on or before five (5) days prior to the Letter of Credit Expiration Date.

(iii)                               No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain any L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over any L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon any L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon any L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)                               the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)                               such Letter of Credit is to be denominated in a currency other than Dollars; or

(D)                               such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder.

(iv)                              No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)                                 Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by each L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX, included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 2:00 p.m. at least three (3) Business Days (or such other date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV, shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary Guarantor) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance or amendment of each Letter of Credit, each Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit. Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the applicable L/C Issuer and the Borrower at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02, is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such L/C Issuer and the Lenders with respect to any such payment. Not later than 11:00 a.m. within 2 Business Days of the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).

Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing;

provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)                                 Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuers for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuers for the amount of any payment made by any L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by any L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of the Restricted Subsidiaries; or

(vi)                              the fact that any Event of Default shall have occurred and be continuing.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer

Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any L/C Issuer, and each L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or any such L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                  Cash Collateral. Upon the request of the Administrative Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(d) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(d), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 105% of the Outstanding Amount of all L/C Obligations, pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Collateral Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, deposit accounts at JPMCB; interest or profits, if any, on such investments shall accumulate in such account. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate

Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuers and, to the extent not so applied, shall thereafter (A) if an Event of Default then exists and is continuing, be applied to satisfy other Obligations, or (B) otherwise remitted to the operating account of the Borrower maintained with the Administrative Agent.

(h)                                 Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit.

(i)                                     Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each Commercial Letter of Credit equal to 50% of the Applicable Margin for LIBO Rate Loans times the daily maximum amount available to be drawn under each such Commercial Letter of Credit, and (ii) for each Standby Letter of Credit, equal to the Applicable Margin for LIBO Rate Loans times the daily maximum amount available to be drawn under each such Standby Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)                                    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee (i) with respect to each Commercial Letter of Credit, at the rate per annum equal to one-eighth of one percent (0.125%), computed on the amount of such Letter of Credit, and payable upon the issuance thereof (ii) with respect to any amendment of a Commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and each L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each Standby Letter of Credit, at the rate per annum equal to one-eighth of one percent (0.125%), computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)                                 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)                                     Letters of Credit Issued for Subsidiary Guarantor. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary Guarantor, the Borrower shall be obligated to reimburse each L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiary Guarantors inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiary Guarantors.

(m)                             Existing Letters of Credit. Schedule 2.03(m) contains a schedule of certain letters of credit issued prior to the Closing Date (the “Existing Letters of Credit”) for the account of the Borrower by the issuers set forth on such Schedule 2.03(m). On the Closing Date, (i) the Existing Letters of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.03 for the account of the Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 2.03(i) and (j) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to the Existing Letters of Credit) as if the Existing Letters of Credit had been issued on the Closing Date, (ii) issuers of the Existing Letters of Credit, if not otherwise L/C Issuers hereunder, shall be deemed to be “L/C Issuers” hereunder with respect to the Existing Letters of Credit only, (iii) the face amount of the Existing Letters of Credit shall be included in the calculation of L/C Obligations and (iv) all liabilities of the Borrower with respect to the Existing Letters of Credit shall constitute Obligations.

(n)                                 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, and any L/C Obligations or Swing Line Loans exist at the time a Lender becomes a Defaulting Lender, then:

(i)                                     all or any part of such L/C Obligations and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (A) the aggregate Applicable Percentages of all non-Defaulting Lenders of the Total Outstandings does not exceed the lesser of (1) the total of all non-Defaulting Lenders’ Commitments and (2) the aggregate Applicable

Percentages of all non-Defaulting Lenders of the Borrowing Base then in effect, and (B) the conditions set forth in Section 4.02 are satisfied at such time;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (A) first, prepay such Defaulting Lender’s Applicable Percentage of the outstanding Swing Line Loans (after giving effect to any partial reallocation pursuant to clause (i) above) and (B) second, cash collateralize such Defaulting Lender’s Applicable Percentage of the L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(g) for so long as such L/C Obligations are outstanding;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s Applicable Percentage of the L/C Obligations pursuant to this Section 2.03(n), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(i) with respect to such Defaulting Lender’s Applicable Percentage of the L/C Obligations during the period such Defaulting Lender’s Applicable Percentage of the L/C Obligations is cash collateralized;

(iv)                              if the L/C Obligations attributable to the non-Defaulting Lenders are reallocated pursuant to this Section 2.03(n), then the fees payable to the Lenders pursuant to Section 2.03(i) and Section 2.09(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)                                 if any Defaulting Lender’s Applicable Percentage of L/C Obligations is neither cash collateralized nor reallocated pursuant to this Section 2.03(n), then, without prejudice to any rights or remedies of any L/C Issuer or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Defaulting Lender’s Applicable Percentage of such L/C Obligations) under Section 2.09(a) and letter of credit fees payable under Section 2.03(i) with respect to such Defaulting Lender’s Applicable Percentage of the L/C Obligations shall be payable to the applicable L/C Issuer until such LC Obligations are cash collateralized and/or reallocated.

Notwithstanding any provision of this Agreement to the contrary, so long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, amend or increase any Letter of Credit, and the Swing Line Lender shall not be required to fund any Swing Line Loan, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.03(g), and participating interests in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.03(n)(i) (and any Defaulting Lender shall not participate therein).

2.04                        Swing Line Loans.

(a)                                 The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the lesser of (A) the Aggregate Commitments, or (B) the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole and absolute discretion may request (but, in any event shall weekly, as provided in Section 2.14(a)), on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage for the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant

Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                        Prepayments.

(a)                                 The Borrower may, upon notice to the Administrative Agent (which notice, if furnished in connection with a refinancing of the Obligations, may be conditional upon the consummation of such refinancing), at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 2:00 p.m. (A) one Business Day prior to any date of prepayment of LIBO Rate Loans and (B) on the date of prepayment of Base Rate Loans; and (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $2.0 million or a whole multiple of $1.0 million in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, if LIBO Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages. Notwithstanding the foregoing (and as provided in clause (1) of the proviso to Section 2.16(a)), the Borrower may not prepay Extended Loans of any Extension Series unless such prepayment is accompanied by a pro rata repayment of Existing Loans of the Specified Existing Commitment Class of the Existing Class from which such Extended Loans and Extended Commitments were converted (or such Loans and Commitments of the Existing Class have otherwise been repaid and terminated in full).

(b)                                 The Borrower may, upon irrevocable notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)                                  If for any reason the Total Outstandings at any time exceed the lesser of the Aggregate Commitments or the Borrowing Base, each as then in effect, the Borrower shall immediately prepay Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the lesser of the Aggregate Commitments or the Borrowing Base, each as then in effect.

(d)           Any Net Cash Proceeds from any Disposition by the Borrower or any of its Restricted Subsidiaries (other than, (i) with respect only to the Term Priority Collateral, such portion of the Net Cash Proceeds that are then required to be paid to the lenders under the Term Facility and (ii) any Disposition of any property permitted by Section 7.05(a), (b), (c), (d), (e), (g), (i) or (j)), whether or not a Cash Dominion Event then exists, shall be paid over to the Administrative Agent on receipt by the Loan Parties and shall be utilized to prepay the Loans in the order of priority set forth in Section 2.05(e). The application of such Net Cash Proceeds to the Loans shall not reduce the Commitments. If all Obligations then due are paid, any excess Net Cash Proceeds shall be remitted to the operating account of the Borrower maintained with the Administrative Agent.

(e)           Prepayments made pursuant to Section 2.05, first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Loans, and third, shall be used to Cash Collateralize the remaining L/C Obligations; and the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuers or the Lenders, as applicable.

2.06        Termination or Reduction of Commitments.

(a)           The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. three Business Days prior to the date of termination or five Business Days prior to the date of reduction, as the case may be, (ii) any such notice shall be irrevocable (except if such termination notice is being furnished in connection with a refinancing of the Obligations, such notice may be conditional upon the consummation of such refinancing; provided that the Borrower would still be required to reimburse Lenders under Section 3.05 for any losses, costs or expenses incurred as a result of any such notice being revoked by the Borrower), (iii) any such partial reduction shall be in an aggregate amount of $5.0 million or any whole multiple of $1.0 million in excess thereof, (iv) the Borrower shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of

Swing Line Loans hereunder would exceed the Swing Line Sublimit, and (v) with respect to the Commitments, any such termination or reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders of such Class, except that, notwithstanding the foregoing, (A) the Borrower may allocate any termination or reduction of Commitments among Classes of Commitments either (1) ratably among Classes or (2) first to the Commitments with respect to any Existing Commitments and second to any Extended Commitments and (B) in connection with the establishment on any date of any Extended Commitments pursuant to Section 2.16, the Existing Commitments of any one or more Lenders providing any such Extended Commitments on such date shall be reduced in an amount equal to the amount of Specified Existing Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Loans made on such date, the aggregate Outstanding Amount of the Loans (other than Swing Line Loans) of any such Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans does not exceed the lesser of such Lender’s Commitment or such Lender’s Applicable Percentage of the Borrowing Base (such calculation being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 2.12 with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.16 of Existing Commitments and Existing Loans into Extended Commitments and Extended Loans respectively, and prior to any reduction being made to the Commitment of any other Lender).

(b)           If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess.

(c)           The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit, or the Aggregate Commitments under this Section 2.06. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees accrued until the effective date of any such termination shall be paid on the effective date of such termination.

2.07        Repayment of Loans.

(a)           The Borrower shall repay to the Lenders (i) on the Initial Maturity Date, the aggregate principal amount of Committed Loans outstanding on such date (other than Extended Loans) and (ii) on the relevant maturity date for any Extension Series of Extended Commitments, all then outstanding Extended Loans in respect of such Extension Series.

(b)           The Borrower shall repay each Swing Line Loan on the Swing Line Maturity Date and in accordance with Section 2.04(c).

2.08        Interest.

(a)           Subject to the provisions of Section 2.08(b) below, (i) each Loan which is a LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Margin; (ii) each Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin set forth under the applicable level under “Base Rate Applicable Margin” in the definition of Applicable Margin.

(b)           If any amount owed under this Agreement is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09        Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)           Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender, in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to 0.25% per annum times the actual daily amount by which the then Aggregate Commitments exceed the sum of (i) the principal amount of Loans (including Swing Line Loans), then outstanding, and (ii) the then L/C Credit Extensions. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.

(b)           Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c)           Defaulting Lender Fees. Subject to Section 2.03(n), the Borrower shall not be obligated to pay the Administrative Agent any Defaulting Lender’s ratable share of the fees described in Section 2.03(i) and Section 2.09(a) for the period commencing on the day such Defaulting Lender becomes a Defaulting Lender and continuing for so long as such Lender continues to be a Defaulting Lender.

2.10        Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive, absent manifest error, of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans (in addition to such Lender’s accounts or records). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12        Payments Generally; Administrative Agent’s Clawback.

(a)           General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBO Rate Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the applicable L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)           Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13        Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14        Settlement Amongst Lenders.

(a)           The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans, except that settlements of Swing Line Loans during the months of November and December of each year shall be required to be made by the Swing Line Lender only with respect to those Swing Line Loans in excess of $2.0 million in the aggregate only (the “Excess Swing Line Loans”)) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans other than Excess Swing Line Loans) and repayments of Loans (including Swing Line Loans other than Excess Swing Line Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b)           The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans for the period and the amount of repayments fees received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender with respect to Committed Loans to the Borrower shall be equal to such Lender’s Applicable Percentage of Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(c)           The Administrative Agent shall deliver to the applicable Lenders promptly after the Administrative Agent’s receipt thereof, all payments of interest, fees and Credit Party Expenses to which each such Lender is entitled.

(d)           If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of a L/C Extension while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 8.03.

2.15        Incremental Commitments.

(a)           The Borrower may, by written notice to the Administrative Agent from time to time (but on not more than two occasions), request Incremental Commitments in an amount not to exceed the Incremental Amount from one or more Incremental Lenders, which may include any existing Lender; provided that each Incremental Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed). Such notice shall set forth (i) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $1.0 million and a minimum amount of $5.0 million or such lesser amount equal to the remaining Incremental Amount) and (ii) the date on which such Incremental Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice).

(b)           The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of each Incremental Lender. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitment and the Incremental Loans evidenced thereby.

(c)           Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.15 unless (i) the representations and warranties of the Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be true in all material respects on such date, (ii) no Default or Event of Default shall have occurred or be continuing or would result therefrom, (iii) the Administrative Agent shall have received (with sufficient copies for each of the Incremental Lenders) an officer’s certificate executed by a Responsible Officer of the Borrower certifying, together with (unless otherwise specified in the applicable Incremental Assumption Agreement) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.01, (iv) all fees and expenses owing to the Administrative Agent or the Incremental Lenders in connection with such Incremental Commitments shall have been paid and (v) the Incremental Assumption Agreement and any other documents entered into in connection therewith shall be reasonably satisfactory to the Administrative Agent.

2.16        Extension Offers.

(a)           The Borrower may at any time and from time to time request that all or a portion of the Commitments of any Class, existing at the time of such request (each, an “Existing Commitment” and any related revolving credit loans under any such facility, “Existing Loans”; each Existing Commitment and related Existing Loans together being referred to as an “Existing Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related revolving credit loans, “Extended Loans”) and to provide for other terms consistent with this Section 2.16. Prior to entering into any Extension

Amendment with respect to any Extended Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Commitments and which such request shall be offered equally to all Lenders) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established thereunder, which terms shall be substantially similar to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment Class”) except that (w) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class, (x) (A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Commitments may be different from those for the Existing Commitments of the Specified Existing Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A), (y) (A) the undrawn revolving credit commitment fee rate with respect to the Extended Commitments may be different from such rate for Existing Commitments of the Specified Existing Commitment Class and (B) the Extension Amendment may provide for other covenants and terms that apply to any period after the Latest Maturity Date; provided that, notwithstanding anything to the contrary in this Section 2.16 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments (which shall be governed by clause (3) below)) of the Extended Loans under any Extended Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Loans of the Specified Existing Commitment Class (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and replacement procedures of the Specified Existing Commitment Class), (2) assignments and participations of Extended Commitments and Extended Loans shall be governed by the assignment and participation provisions set forth in Section 11.06 and (3) subject to the applicable limitations set forth in Section 2.06, permanent repayments of Extended Loans (and corresponding permanent reduction in the related Extended Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Loans or Commitments of any Existing Class converted into Extended Loans or Extended Commitments pursuant to any Extension Request. Any Extended Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Commitments of the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(b)           The Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.16. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Commitments (or any earlier Extended Commitments) of an Existing Class subject to such Extension Request converted into

Extended Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitments (and/or any earlier Extended Commitments) which it has elected to convert into Extended Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Commitments (and any earlier Extended Commitments) subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, Commitments and (and any earlier Extended Commitments) subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Commitments (and any earlier Extended Commitments) included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment. Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all Existing Commitments of the Specified Existing Commitment Class for purposes of the obligations of a Lender in respect of Letters of Credit under Section 2.03 and Swing Line Loans under Section 2.04, except that the applicable Extension Amendment may provide that the Swing Line Maturity Date and/or the last day for issuing Letters of Credit and/or the Letter of Credit Expiration Date may be extended and the related obligations to make Swing Line Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Swing Line Lender and/or the applicable L/C Issuer, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension). Any Lender that elects in its sole discretion not to become an Extending Lender shall cease to be a Lender hereunder and shall no longer have any Commitments, other obligations or rights (other than such Lender’s rights to indemnification under the Loan Documents which shall continue to remain in effect after such time as set forth in this Agreement) hereunder, in each case as of the applicable Maturity Date, so long as each such Lender has received payment in full in respect of its Applicable Percentage of all outstanding Obligations that are then due and owing as of such applicable Maturity Date.

(c)           Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 11.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. It is understood and agreed that each Lender hereunder has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.16 and the arrangements described above in connection therewith. No Extension Amendment shall provide for any tranche of Extended Commitments in an aggregate principal amount that is less than $25.0 million. Notwithstanding anything to the contrary in this Section 2.16(c) and without limiting the generality or applicability of Section 11.01 to any Section 2.16 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.16 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such

Section 2.16 Additional Amendments are within the requirements of Section 2.16(a) and do not become effective prior to the time that such Section 2.16 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Loans provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.16 Additional Amendments to become effective in accordance with Section 11.01.

(d)           Notwithstanding anything to the contrary contained in this Agreement, (i) on any date on which any Class of Existing Commitments is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), in the case of the Existing Commitments of each Extending Lender under any Specified Existing Commitment Class, the aggregate principal amount of such Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date) and (ii) if, on any Extension Date, any Existing Loans of any Extending Lender are outstanding under the Specified Existing Commitment Class, such Existing Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Commitments to Extended Commitments.

(e)           No exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Tax unless required by applicable Law, provided that if any Loan Party, the Administrative Agent or any other withholding agent shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or any Lender (with the term “Lender” in this Section 3.01 being deemed to include an L/C Issuer), as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law. For purposes of this Section 3.01, any payments by the

Administrative Agent to a Lender of any amounts received by the Administrative Agent from any Loan Party on behalf of such Lender shall be treated as a payment from the Loan Party to such Lender.

(b)           Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Reimbursement by the Lenders. To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swing Line Lender, the L/C Issuers or any Related Party of any of the foregoing, each Lender (other than the Swing Line Lender in its capacity as such) severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, the Swing Line Lender, the L/C Issuers or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent, the Swing Line Lender or L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the applicable Loan Party to a Governmental Authority, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Fee Recipients. Each Fee Recipient hereby represents that it is a Permitted Investor and agrees to update Internal Revenue Service Form W-9 (or its successor form) or applicable Internal Revenue Service Form W-8 (or its successor form)

upon any change in such Person’s circumstances or if such form expires or becomes inaccurate or obsolete, and to promptly notify the Borrower and the Administrative Agent if such Person becomes legally ineligible to provide such form.

(g)           Status of Foreign Lenders. To the extent it is legally entitled to do so, any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Loan Parties (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Loan Parties or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Loan Parties or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Loan Parties or the Administrative Agent as will enable the Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 3.01(g) or Section 3.01(h)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent that it is legally unable to do so.

Without limiting the generality of the foregoing, any Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Loan Parties or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit M-1, Exhibit M-2, Exhibit M-3 or Exhibit M-4 (any such certificate, a “U.S. Tax Compliance Certificate”) and (B) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv)          to the extent a Foreign Lender is not the beneficial owner of any obligations of the Loan Parties hereunder (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), duly completed copies of Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9 or Form W-8IMY from each beneficial owner, as applicable, or

(v)           two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

(h)           Status of Non-Foreign Lenders. Any Lender that is not a Foreign Lender shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Loan Parties or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(i)            FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Loan Parties and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Loan Parties or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Loan Parties or the Administrative Agent as may be necessary for the Loan Parties and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)            Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the applicable Loan Party or with respect to which the applicable Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the

Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

3.02        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates. If the Administrative Agent (in the case of clauses (a) or (b) below) or the Required Lenders (in the case of clause (c) below) determine that for any reason in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders in the case of clause (c)) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (with the term

“Lender” in this Section 3.04 being deemed to include an L/C Issuer) (except any reserve requirement contemplated by Section 3.04(e));

(ii)           subject any Lender to any Taxes (other than (A) Indemnified Taxes covered in Section 3.01, or (B) Excluded Taxes) with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it; or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, Letters of Credit issued by, or participations in Letters of Credit held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in subsection (a) or (b) of this Section 3.04, in reasonable detail sufficient to allow the Borrower to verify such calculation, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on LIBO Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05        Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding loss of anticipated profits. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender (with the term “Lender” in this Section 3.06 being deemed to include an L/C Issuer) requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, the Borrower may replace such Lender in accordance with Section 11.13.

3.07        Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to the prior or substantially concurrent satisfaction or waiver pursuant to Section 11.01 of the following conditions:

(a)           The Administrative Agent’s receipt of the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)            executed counterparts of this Agreement and the Perfection Certificate by each of the parties thereto;

(ii)           a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)          the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreement and the Swedish Pledge Agreement, each duly executed by each Loan Party party thereto, together with:

(A)          UCC financing statements in form satisfactory to the Administrative Agent for filing under the Uniform Commercial Code of all jurisdictions in which any Loan Party is organized,

(B)                               evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Collateral Documents has been taken (including receipt of duly executed payoff letters, and UCC-3 termination statements); and

(C)                               evidence that all action required to perfect the Collateral Agent’s security interest in the Intellectual Property of the Loan Parties that own Intellectual Property registered in the United States Patent & Trademark Office or the United States Copyright Office has been or will be taken;

(iv)                              such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(v)                                 good standing or active status certificates, as applicable, of each Loan Party in its jurisdiction of organization and, to the extent reasonably requested by the Administrative Agent, bring-down good standing or active status certificates, as applicable;

(vi)                              an opinion (A) of Latham & Watkins LLP, counsel to the Loan Parties, and (B) Swedish counsel to the Loan Parties, each in form and substance reasonably satisfactory to the Administrative Agent;

(vii)                           a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;

(viii)                        a certificate signed by a Responsible Officer of the Borrower certifying that, after giving effect to the Transaction, the Loan Parties on a Consolidated basis are Solvent;

(ix)                              certificates of insurance naming the Collateral Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral as may be requested by the Administrative Agent;

(x)                                 a certified copy of the Term Loan Credit Agreement, duly executed by the parties thereto;

(xi)                              (A) appraisals by a third party appraiser acceptable to the Collateral Agent of all Inventory of the Loan Parties, the results of which are satisfactory to the Collateral Agent, and (B) a written report regarding the results of a collateral field examination of the Loan Parties, which shall be satisfactory to the Collateral Agent. The Administrative Agent acknowledges that the condition set forth in this clause (xi) is deemed satisfied by the Administrative Agent’s receipt of such deliverables under the Existing Credit Agreement;

(xii)                           executed counterparts of the Intercreditor Agreement from each of the parties thereto;

(xiii)                        results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Liens and Liens for which termination statements and releases or subordination agreements are being tendered on the Closing Date;

(xiv)                       a certificate signed by a Responsible Officer of the Borrower certifying that attached to such certificate is a true, correct and complete copy of the Management Agreement, including all amendments thereto; and

(xv)                          such other certificates, documents, consents or opinion as the Administrative Agent may reasonably require.

(b)                                 The Administrative Agent shall have received a Borrowing Base Certificate prepared as of a date not earlier than the last Business Day of February, 2012 and executed by a Responsible Officer of the Borrower.

(c)                                  The Certificate representing the Pledged Equity referred to in the Swedish Pledge Agreement accompanied by an undated stock power executed in blank or endorsement has, to the extent not previously delivered, been delivered to the agent under the Term Loan Documents.

(d)                                 The Closing Date shall have occurred on or before May 15, 2012.

(e)                                  The Borrower shall have entered into the Term Facility and the terms of and the documentation evidencing the Term Facility shall be consistent with the term sheet therefor previously furnished to the Administrative Agent.

(f)                                   The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(g)                                  The Administrative Agent shall have received evidence that each of the Existing Credit Agreement, the Existing Term Loan Facility and the Mezzanine Facility has been or concurrently with entry into this Agreement on such date is being terminated and all Liens securing obligations under the Existing Credit Agreement and the Existing Term Loan Facility have been or concurrently with entry into this Agreement on such date are being released.

Without limiting the generality of the provisions of Section 9.07, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of LIBO Rate Loans) is subject to the following conditions precedent:

(a)                                 The representations and warranties of the Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, each L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of LIBO Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties represents and warrants to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power. Each Loan Party and each of its Restricted Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing or of active status under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as currently conducted or proposed to be conducted, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing or of active status under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization and its Federal employer identification number.

5.02                        Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any Contractual Obligation or Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of the Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable Law, except in the case of clause (b) or (c), to the extent that such conflict, breach, contravention or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03                        Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the Term Loan Documents, except for (a) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties pursuant to the Collateral Documents, (b) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonable be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.04                        Binding Effect. This Agreement and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                 The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and the Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)                                 Since February 27, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)                                  The Consolidated forecasted balance sheet, statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01, when taken as a whole, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, a reasonable estimate of the Borrower’s and its Subsidiaries future financial condition and performance (it being understood that (i) no forecasts are to be viewed as facts, (ii) any forecasts are subject to significant uncertainties and contingencies, (iii) no assurance can be given that any particular forecasts will be realized and (iv) actual results may differ and such differences may be material).

5.06                        Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties threatened at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) would reasonably be expected to have a Material Adverse Effect.

5.07                        [reserved]

5.08                        Ownership of Property; Liens; Investments.

(a)                                 Each Loan Party and each of the Restricted Subsidiaries has good record, marketable and insurable title in fee simple to all owned Real Estate necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of the Restricted Subsidiaries has good record and marketable title to, or valid leasehold interests in, all personal property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Mortgage encumbers improved owned Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance has been obtained in accordance with Section 6.07(b).

(b)                                 The properties and assets of each Loan Party and each of the Restricted Subsidiaries are subject to no Liens, other than (i) with respect to Mortgaged Property, Permitted Encumbrances and (ii) with respect to all other properties and assets, Permitted Liens.

(c)                                  Schedule 5.08(c) sets forth a complete and accurate list as of the Closing Date of all Real Estate owned by each Loan Party and each of the Restricted Subsidiaries showing the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof.

(d)                                 (i) Schedule 5.08(d)(i) sets forth a complete and accurate list of all Leases under which any Loan Party is the lessee as of the Closing Date showing the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date.

(ii)                                  Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of Real Estate under which any Loan Party is the lessor as of the Closing Date showing the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.

(e)                                  Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Restricted Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09                        Environmental Matters.

(a)                                 Neither any Loan Party nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit, (ii) has become subject to any Environmental Liability, (iii)) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as would not reasonably be expected to result in a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the Loan Parties, formerly owned, leased, or operated by any Loan Party or any Restricted Subsidiary is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) none of the properties to which any Loan Party or any Restricted Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (iii) there are no and, to the knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased, or operated by any Loan Party or any Restricted Subsidiary or, to the knowledge of the Loan Parties, on any property formerly owned, leased, or operated by any Loan Party or any Restricted Subsidiary; (iv) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any Restricted Subsidiary; and (v) Hazardous Materials have not been Released, discharged, or disposed of on any property currently or, to the knowledge of the Loan Parties, formerly owned, leased, or operated by any Loan Party or any Restricted Subsidiary.

(c)                                  (i) Neither any Loan Party nor any Restricted Subsidiary is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except as would not reasonably be expected to result in a Material Adverse Effect; and (ii) all Hazardous Materials generated, used, treated, handled, stored, or transported by, or on behalf of, any Loan Party or any Restricted Subsidiary have been disposed of in a manner which would not reasonably expected to result in a Material Adverse Effect.

5.10                        Insurance. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11                        Taxes. The Loan Parties and their Restricted Subsidiaries have filed all material Tax returns and reports required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable and have satisfied all of their Tax withholding obligations, except (a) Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation and (b) any Tax return, report or Taxes, the failure to file or to pay, as the case may be, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no proposed Tax deficiency or assessment known to any Loan Party against the Loan Party or any Subsidiary that would, if made, individually or in the aggregate, have a Material Adverse Effect. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Loan Party and each of its Subsidiaries has made adequate provisions in accordance with GAAP for all Taxes not yet due and payable.

5.12                        ERISA Compliance.

(a)                                 Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with its terms and the applicable provisions of ERISA and the Code, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification, and (iii) Holdings, the Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b)                                 There are no pending or, to the knowledge of the Loan Parties, threatened claims (other than claims for benefits in the normal course), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) or violation of the fiduciary responsibility rules by Holdings or the Borrower with respect to any Plan that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability as of the most recent valuation date for such Pension Plan; (iii) none of Holdings, the Borrower or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) none of Holdings, the Borrower or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of Holdings, the Borrower or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)                                 Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) none of Holdings, the Borrower or any Restricted Subsidiary have incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended Fiscal Year of Holdings, the Borrower or any Restricted Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan (and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued).

5.13                        Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and the Term Loan Documents and the Swedish Credit Facility and any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14                        Margin Regulations; Investment Company Act.

(a)                                 None of the proceeds of the Loans shall be used in any manner that would result in a violation of Regulations T, U or X of the FRB.

(b)                                 None of the Loan Parties or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure. No written report, financial statement, certificate or other information (including the Information Memorandum) furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16                        Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                        Intellectual Property; Licenses, Etc. Each Loan Party and each of its Restricted Subsidiaries own, or possess the right to use, all of the Intellectual Property that are reasonably necessary for the operation of their respective businesses, except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and Schedule 5.17 sets forth a complete and accurate list of all such Intellectual Property owned by each Loan Party and each of its Restricted Subsidiaries which are registered with the United States Patent and Trademark Office and United States Copyright Office. To the knowledge of the Borrower, no slogan or other advertising or other material or patent, trademark or copyright now employed by any Loan Party or any of its Restricted Subsidiaries infringes upon any Intellectual Property right held by any other Person, except to the extent that any such infringement could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18                        Solvency. On a Consolidated basis, after giving effect to the Transaction, the Loan Parties are Solvent.

5.19                        Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of the Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20                        Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower and Holdings, (a) the hours worked by and payments made to employees of the Loan Parties comply in all material respects with the Fair Labor Standards Act and any other applicable Federal, state, local or foreign Law dealing with such matters, (b) no Loan Party has incurred any material liability or obligation under the Worker Adjustment and Retraining Act or similar state Law and (c) all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in all material respects in accordance with GAAP as a liability on the books of such Loan Party. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition except those that could not reasonably be expected to have a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party except those that could not reasonably be expected to have a Material Adverse Effect.

5.21                        Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Credit Parties a legal, valid and enforceable First Priority Lien or Second Priority Lien, as applicable (subject to Permitted Liens), on all right, title and interest of the respective Loan Parties in the Collateral described therein, and (a) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (b) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral. Prior to the satisfaction of the Discharge of Term Obligations, the representations made in this Section 5.21 with respect to possession or control of any Collateral on which there is a Second Priority Lien by the Collateral Agent shall be deemed to refer to the possession or control of such Collateral by the collateral agent for the Term Facility (holding for the benefit of the Collateral Agent for the Credit Parties).

5.22                        USA PATRIOT Act. To the extent applicable, each of Holdings and its Restricted Subsidiaries is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States

Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than (a) any indemnity obligation for unasserted claims that by its terms survives the termination of this Agreement and (b) Obligations under Other Liabilities), the Borrower shall, and shall (except in the cases of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

6.01                        Financial Statements and Other Reports. Deliver to the Administrative Agent, in form and detail reasonably acceptable to the Administrative Agent:

(a)                                 as soon as available, but in any event within 105 days after the end of each Fiscal Year of Holdings, a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, shareholders’ equity (if available) and cash flows for such Fiscal Year setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)                                 as soon as available, but in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Holdings (commencing with the Fiscal Quarter ending May 26, 2012) a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of Holdings’ Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year and to the figures as set forth in the projections delivered pursuant to Section 6.01(d), all in reasonable detail, certified by a Responsible Officer on behalf of Holdings as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments, including, but not limited to, purchase accounting adjustments, and the absence of footnotes;

(c)                                  during any Monthly Financial Statement Delivery Period, as soon as available, but in any event within 40 days after the end of each of the Fiscal Months of each Fiscal Year of Holdings (commencing with the first full Fiscal Month ended after the Closing Date) (and except with respect to (i) the last Fiscal Month of each Fiscal Quarter of Holdings, with respect to which the applicable period for delivery shall be 50 days rather than 40 days, and (ii) the last Fiscal Month of each Fiscal Year of Holdings, with respect to which the applicable period for delivery shall be 105 days rather than 40 days, and (iii) the first Fiscal Month of each Fiscal Year of Holdings, with respect to which the applicable period for delivery shall be 70 days rather than 40 days), a Consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Month, and the related Consolidated statements of income or operations and cash flows for such Fiscal Month and for the portion of Holdings’ Fiscal Year then ended, setting forth in each case in comparative form for the corresponding month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, and to the figures as set forth in the projections delivered pursuant to Section 6.01(d), all in reasonable detail and duly certified by a Responsible Officer on behalf of Holdings as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity, and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end and quarterly adjustments and the absence of footnotes. Upon the commencement of any Monthly Financial Statement Delivery Period, the Borrower shall deliver to the Administrative Agent, within five (5) days following the first day of such Monthly Financial Statement Delivery Period, the foregoing financial statements for the most recently ended Fiscal Month for which financial statements would have been due prior to such date had the last day of such Fiscal Month occurred during a Monthly Financial Statement Delivery Period.

(d)                                 as soon as available, but in any event no later than 60 days after the end of each Fiscal Year of Holdings commencing at the end of the Fiscal Year ending February 23, 2013, an annual budget of Holdings and its Subsidiaries on a Consolidated basis for the immediately following Fiscal Year, prepared by management of the Loan Parties for its internal use consistent with the annual budget and related financial statements delivered by the Borrower under the Existing Credit Agreement or as otherwise reasonably acceptable to the Administrative Agent; and

(e)                                  simultaneously with the delivery of each set of financial statements referred to in (i) Section 6.01(a), Section 6.01(b) and Section 6.01(c) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries and variable interest entities (if any) from such financial statements and (ii) Section 6.01(a) and Section 6.01(b) above, a management narrative report providing reasonable detail on the financial results of Holdings for the period covered by such financial statements compared to the corresponding prior year period and the key factors (as determined in good faith by the Borrower) causing such changes.

6.02                        Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the financial statements for the period ending May 26, 2012), (i) a duly completed Compliance Certificate signed by a Responsible Officer of Holdings (to be furnished even if a Covenant Compliance Event is not then in effect), such Compliance Certificate to reflect the Consolidated Fixed Charge Coverage Ratio (determined for purposes of Section 7.15) on a trailing four quarter basis, as of the most recent Fiscal Quarter end for which financial statements are available or were required to be delivered under Section 6.01(a) or Section 6.01(b), and (ii) notice of any change in the location of any office in which a Loan Party maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility);

(b)                                 within five (5) Business Days after the occurrence of a Covenant Compliance Event, and, in any event, concurrently with the delivery of the financial statements referred to in Section 6.01(c), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings, such Compliance Certificate to reflect Consolidated Fixed Charge Coverage Ratio (determined for purposes of Section 7.15) on a trailing four quarter basis, as of the most recent Fiscal Quarter end for which financial statements are available or were required to be delivered under Section 6.01(c).

(c)                                  on the 20th day of each Fiscal Month, a certificate in the form of Exhibit I (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business on the last Business Day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Borrower by a Responsible Officer of the Borrower, provided that if an Availability Triggering Event occurs, such Borrowing Base Certificate, at the Administrative Agent’s sole discretion, shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day);

(d)                                 promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)                                  not later than seven (7) Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Term Loan Document or instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that, in each case, could have a Material Adverse Effect;

(f)                                   promptly after any Loan Party has knowledge thereof, written notice of (i) any action or proceeding relating to any Environmental Law pending or threatened against any Loan Party or any of its Subsidiaries, (ii) any noncompliance with any Environmental Law by any Loan Party or any of its Subsidiaries, (iii) the existence of any Environmental Liability, or (iv) the existence of any Release of Hazardous Materials at any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, which action, proceeding, non-compliance, Environmental Liability or Release could (x) reasonably be expected to have a Material Adverse Effect, or (y) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(g)                                  as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Borrower, to the extent that it would reflect information not previously delivered to the Administrative Agent, (i) a report supplementing Schedules 5.08(c), 5.08(d)(i) and 5.08(d)(ii), including an identification of all owned real property disposed of by any Loan Party or any Subsidiary thereof and all leased real property disposed of by any Loan Party or any Domestic Subsidiary during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all Real Estate acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; (ii) a report supplementing Schedules 5.08(e) and 5.13 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by a Responsible Officer of Holdings and to be in a form reasonably satisfactory to the Administrative Agent and (iii) a duly completed Perfection Certificate Supplement;

(h)                                 at least five (5) Business Days prior written notice (or such shorter period as to which the Administrative Agent in its sole discretion agrees) of any change in: (i) any Loan Party’s name (ii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iii) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization;

(i)                                     promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(j)                                    upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; and (iii) all notices received by any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and

(k)                                 promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Restricted Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii)) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent, and (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (1) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that at any time that the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03         Notices. Promptly, after knowledge thereof by a Responsible Officer, notify the Administrative Agent:

(a)            of the occurrence of any Default;

(b)            of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including as a result of (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Restricted Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Restricted Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(c)            of the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect;

(d)           of any material change in accounting policies or financial reporting practices by any Loan Party or any Restricted Subsidiary thereof;

(e)           of (i) any casualty or other insured damage to any portion of the Collateral or (ii) the commencement of any action or proceeding for the taking of any interest in a portion of the Collateral under power of eminent domain or (iii) any condemnation or similar proceeding or if any portion of the Collateral is damaged or destroyed; provided, however, that with respect to each of clauses (i), (ii) and (iii), the amount of Collateral affected thereby shall have an aggregate fair market value in excess of (A) $15.0 million, in the case of Term Priority Collateral or (B) $5.0 million, in the case of ABL Priority Collateral;

(f)             of any change in Holdings’ or the Borrower’s chief executive officer or chief financial officer; and

(g)           any termination, withdrawal or resignation of Holdings’ or the Borrower’s Registered Public Accounting Firm.

Each notice pursuant to Section 6.03(a) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04         Payment of Obligations.   Pay and discharge as the same shall become due and payable (a) all Taxes upon it or its properties or assets in all respects, unless the same are being contested in good faith by appropriate proceedings diligently conducted, adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Restricted Subsidiary and such contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation; except for Taxes that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property (except as set forth in clause (a) above).

6.05         Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except for (i) transactions permitted by Section 7.04 or 7.05 and (ii) with respect to the maintenance of good standing status of any Loan Party, it will not be a breach of clause (a) of this Section 6.05 unless the failure to maintain good standing of such Loan Party could reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

6.06         Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty or condemnation excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07         Maintenance of Insurance.

(a)           Maintain with financially sound and reputable insurance companies not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage (i) of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons or (ii) substantially similar to insurance maintained by the Borrower and its Restricted Subsidiaries on the Closing Date, in each case, subject to such changes as the Borrower may reasonably deem appropriate in its business judgment with respect to deductibles, self-insured amounts, coverage exclusions and maximum covered losses (provided that none of such policies shall include a co-insurance clause), and with respect to policies for Holdings and the Domestic Subsidiaries providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

(b)           With respect to each improved Real Estate subject to a Mortgage, obtain flood insurance with coverages and in amounts sufficient to comply with the Flood Insurance Laws and, in any event, in an amount not less than $5.0 million for Zone A “special flood hazard areas” and $10.0 million for all other “special flood hazard areas”, in each case, as set forth on any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), otherwise comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(c)           Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a mortgage clause (regarding improvements to Real Estate) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, and (ii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Business interruption policies with respect to Holdings and the Domestic Subsidiaries shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include (A) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, and (B) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties. Each such policy referred to in this Section 6.07 shall also provide that it shall not be canceled or not renewed (1) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (2) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent. The Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification adverse to the Lenders, or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

(d)           In the event that any part of the Collateral (other than, as long as the Term Facility is outstanding, Term Priority Collateral) is damaged by fire or other casualty and the insurance proceeds for such damage are greater than $5.0 million in any Fiscal Year, whether or not a Cash Dominion Event then exists, such proceeds, in their entirety, shall be delivered to the Administrative Agent and the Administrative Agent shall promptly apply such proceeds to reduce the Borrower’s outstanding Credit Extensions in accordance with Sections 2.05(e) or 8.03, as applicable. In the event any part of the Collateral (other than, as long as the Term Facility is outstanding, Term Priority Collateral) is damaged by fire or other casualty and the insurance proceeds for such damage are less than $5.0 million in any Fiscal Year, such proceeds, in their entirety, shall be delivered to the Borrower, unless a Cash Dominion Event is then occurring, in which event such proceeds shall be delivered to the Administrative Agent and the Administrative Agent shall promptly apply such proceeds to reduce the Borrower’s outstanding balance of Credit Extensions in accordance with Sections 2.05(e) or 8.03, as applicable.

(e)           None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08         Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09         Books and Records. Maintain proper books of record and account, in which entries in conformity in all material respects with GAAP under U.S. law, with respect to Holdings and its Domestic Subsidiaries, and under applicable foreign law, with respect to Foreign Subsidiaries (provided that nothing in this Section 6.09 shall affect the obligation of Holdings to provide financial statements in accordance with GAAP under Section 6.01), consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties and their Restricted Subsidiaries, as the case may be.

6.10         Inspection Rights.

(a)           Permit representatives and independent contractors of the Administrative Agent (accompanied by any Lender (with the consent of the Borrower (not to be unreasonably withheld)) to visit and inspect any of its properties, to examine its corporate, financial, insurance, and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountant’s customary policies and procedures), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that unless an Event of Default has occurred and is continuing, the Administrative Agent may make only one such visit in any Fiscal Year at the Borrower’s expense, provided further that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice to the extent practicable.

(b)           Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to conduct appraisals, collateral field examinations and other evaluations, including, without limitation, of (i) the Borrower’s practices in the computation of the Borrowing Base, and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. Subject to the following sentences, the Loan Parties shall pay the fees and expenses of the Administrative Agent or such professionals with respect to such evaluations and appraisals. Without limiting the foregoing, the Loan Parties acknowledge that the Administrative Agent may undertake up to two (2) inventory appraisals and two (2) collateral field examinations each eighteen (18) month period, at the Loan Parties’ expense, provided that, from and after the first anniversary of the Closing Date, as long as average monthly Excess Availability is greater than 40% of the then Borrowing Base then in effect and no Event of Default exists, the Administrative Agent may conduct no more than one collateral field examination and one inventory appraisal in any twelve month period at the Loan Parties’ expense). Notwithstanding the foregoing, the Administrative Agent may cause additional appraisals and collateral field examinations to be undertaken (y) as it in its discretion deems necessary or appropriate, at its own expense, or (z) if required by applicable Law or if a Default shall have occurred and be continuing, at the expense of the Loan Parties.

6.11         Use of Proceeds. Use the proceeds of the Credit Extensions to provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries, it being understood that no amounts may be drawn to fund the refinancing of the Existing Term Loan Facility and the Mezzanine Facility or pay related breakage costs, fees and expenses (other than to support mutually agreed Closing Date Letter of Credit requirements).

6.12         Covenant to Guarantee Obligations and Give Security.

(a)           Upon the formation or acquisition of any new direct or indirect Subsidiary (other than any Unrestricted Subsidiary, a CFC, a Subsidiary that is held directly or indirectly by a CFC or any Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes if substantially all of the assets of such Domestic Subsidiary consist of Equity Interests in one or more Foreign Subsidiaries) by any Loan Party, then the Borrower shall, at the Borrower’s expense, within the time period specified below unless the Administrative Agent in its sole discretion consents to an extension thereof:

(i)            within 10 Business Days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a counterpart to this Agreement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii)           within 15 Business Days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent supplements to the Collateral Documents and other security and pledge agreements covering the personal property of such Subsidiaries, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Debt and Pledged Equity in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such personal properties,

(iii)          within 15 Business Days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the personal properties purported to be subject to Collateral Documents, as applicable, and the security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, and

(iv)          within 15 Business Days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Credit Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request.

(b)           Subject to the Intercreditor Agreement, promptly grant to the Collateral Agent, within 30 days of the acquisition thereof, a security interest in and Mortgages on each parcel of Real Estate owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $5.0 million as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 7.01). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens or other Liens acceptable to the Administrative Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Estate (including (i) a fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or applicable state title policy in form and substance, with endorsements and in amounts acceptable to the Administrative Agent, issued by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and as the Administrative Agent may reasonably deem necessary or desirable (a “Mortgage Policy”), (ii) a Survey, (iii) the Flood Documentation and (iv) a local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

(c)           Concurrently with the guarantee by any direct or indirect Domestic Subsidiary that is a Restricted Subsidiary of any obligations under the Term Loan

Documents, cause such direct or indirect Subsidiary to guarantee the Obligations of the Loan Parties hereunder and otherwise comply with the requirements of this Section 6.12.

(d)           At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, supplements to the Collateral Documents and other security and pledge agreements.

(e)           Subject to the terms of the Intercreditor Agreement and prior to the satisfaction of the Discharge of Term Obligations, with respect to any obligation under this Section 6.12 or any Collateral Document to deliver possession or control of any Collateral on which there is a Second Priority Lien by the Collateral Agent, such obligation shall be deemed satisfied by the delivery of possession or control of such Collateral to the “collateral agent” for the Term Facility (holding for the benefit of the Collateral Agent for the Credit Parties).

6.13         Cash Management.

(a)           On or prior to the ninetieth day following the Closing Date (or such longer period as may be agreed by the Administrative Agent in its sole discretion):

(i)            deliver to the Administrative Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit J which have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 6.13; and

(ii)           enter into a blocked account agreement (each, a “Blocked Account Agreement”) substantially in the form attached as Exhibit K or such other form as reasonably acceptable to the Administrative Agent with respect to each Deposit Account of any Loan Party (other than Excluded Accounts) with each Blocked Account Bank (collectively, the “Blocked Accounts”).

(b)           Each Credit Card Notification shall require the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) of all proceeds therefrom to a Blocked Account. Each Blocked Account Agreement shall require, after notice from the Collateral Agent to a Blocked Account Bank of the occurrence of a Cash Dominion Event (and until the Collateral Agent notifies such Blocked Account Bank that such Cash Dominion Event has terminated), the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Collateral Agent at JPMCB (the “Concentration Account”), of all cash receipts and collections, including, without limitation, the following:

(i)            all available cash receipts from the sale of Inventory and other assets of the Loan Parties;

(ii)          all proceeds of collections of Accounts;

(iii)          all Net Cash Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event;

(iv)          the then contents of each DDA;

(v)           the then entire ledger balance of each Blocked Account; and

(vi)          the net proceeds of all credit card charges.

(c)           During the continuance of a Cash Dominion Event, the Loan Parties shall provide the Collateral Agent with an accounting of the contents of the Blocked Accounts and the Concentration Account, which shall identify, to the satisfaction of the Collateral Agent, the proceeds from the Term Priority Collateral which were deposited into a Blocked Account and swept to the Concentration Account. Upon the receipt of (x) the contents of the Blocked Accounts, and (y) such accounting, the Collateral Agent agrees to promptly remit to the agent under the Term Facility the proceeds of the Term Priority Collateral received by the Administrative Agent.

(d)           The Concentration Account shall at all times be under the sole dominion and control of the Collateral Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.13, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Collateral Agent.

6.14         Physical Inventories. Cause at least one (1) physical perpetual “cycle count” at each of the Borrower’s locations to be undertaken in each eighteen (18) month period conducted by such inventory takers as are satisfactory to the Collateral Agent and following such methodology as is consistent with the methodology used in the immediately preceding perpetual cycle count or as otherwise may be reasonably acceptable to the Collateral Agent. The Borrower shall provide the Collateral Agent information regarding the results of such cycle counts in form and detail consistent with past practices under the Existing Credit Agreement or as otherwise reasonably acceptable to the Administrative Agent.

6.15         Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation of any of the foregoing, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of the Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Credit Parties the rights granted or now or hereafter intended to be granted to the Credit Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of the Restricted Subsidiaries is or is to be a party, and cause each of the Restricted Subsidiaries to do so.

6.16         Lenders Meetings. The Borrower will, upon the request of the Administrative Agent or Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held, at the request of the Administrative Agent or Required Lenders, by teleconference or at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.

6.17         Designation as Senior Debt. Designate all Obligations as “Designated Senior Indebtedness” (or any similar term) under, and defined in, any Subordinated Indebtedness of any Loan Party which contains such designations.

6.18         Designation of Subsidiaries. The board of directors of Holdings may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) the Borrower may not be designated as an Unrestricted Subsidiary, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Term Loan Documents, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (v) no Unrestricted Subsidiary shall own any Equity Interests in any Restricted Subsidiary (vi) no Unrestricted Subsidiary shall hold any Indebtedness of, or any Lien on any property of, the Borrower or any Restricted Subsidiary, (vii) no Unrestricted Subsidiary shall be a party to any transaction or arrangement with the Borrower and its Restricted Subsidiaries that would not be permitted by Section 7.08, and (viii) none of Holdings or any of its Restricted Subsidiaries shall have any obligation to subscribe for additional Equity Interests of any Unrestricted Subsidiary or to preserve or maintain the financial condition of any Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings and its Restricted Subsidiaries therein at the date of designation in an amount equal to the net book value of Holdings’ or such Restricted Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. The Borrower shall cause each of the Restricted Subsidiaries and Unrestricted Subsidiaries to satisfy customary corporate and other formalities.

6.19                         Post-Closing Matters. Within seven (7) days after the Closing Date (or such later date to be agreed by the agent under the Term Loan Documents), the Borrower shall deliver to the agent under the Term Loan Documents the certificates representing the Pledged Equity referred to in the Pledge Agreement accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank or with other appropriate instruments of transfer (to the extent not previously delivered to the agent under the Term Loan Documents).

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any (i) indemnity obligation for unasserted claims that by its terms survives the termination of this Agreement and (ii) Obligations under Other Liabilities) or any Letter of Credit shall remain outstanding, the Borrower shall not (and with respect to Section 7.13 only, Holdings shall not), nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly:

7.01                        Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, other than the following Liens (Liens described below are herein referred to as “Permitted Liens”):

(a)                                 Liens pursuant to any Loan Document;

(b)                                 Liens existing on the date hereof and listed on Schedule 7.01(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed in any material manner, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(e), (iii) the direct and contingent obligors with respect thereto are not changed (other than to decrease the number of obligors), and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e);

(c)                                  Liens for taxes not yet due or which are the subject of a Permitted Protest;

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are the subject of a Permitted Protest;

(e)                                  (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any of its Restricted Subsidiaries;

(f)                                   deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                   easements, rights-of-way, restrictions and other similar encumbrances affecting Real Estate which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                             Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(i);

(i)                                     Liens securing Indebtedness permitted under Section 7.02(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition, and (iii) such Lien and the Indebtedness secured thereby are incurred contemporaneously with or within two hundred seventy (270) days after the acquisition of such property;

(j)                                    Liens on the Collateral securing the Term Obligations having the priority set forth in the Intercreditor Agreement;

(k)                                 landlords’ and lessors’ Liens in respect of rent and other lease obligations that are not past due for a period of 60 days or more or that are the subject of a Permitted Protest;

(l)                                     possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments, provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(m)                             Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, ordinary course Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(n)                                 Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party;

(o)                                 Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii) that are the subject of a Permitted Protest;

(p)                                 Liens on specific existing assets and proceeds thereof (other than assets of the type included in the Borrowing Base, except to the extent that the Administrative Agent is reasonably satisfied that such Lien does not interfere with Collateral Agent’s Lien on such assets and Collateral Agent’s ability to realize on such Lien on such assets and the proceeds thereof) of a Person acquired following the Closing Date in existence on the date such Person became a Restricted Subsidiary; provided that such Liens were not created in anticipation of the transaction pursuant to which such Person became a Restricted Subsidiary;

(q)                            licenses of Intellectual Property permitted under Section 7.05(g) hereof;

(r)                                    Liens on the assets of Foreign Subsidiaries securing Indebtedness or other obligations of Foreign Subsidiaries permitted by Section 7.02;

(s)                                   other Liens securing Indebtedness or other obligations of the Borrower and the Subsidiary Guarantors outstanding in an aggregate principal amount not to exceed $15.0 million; provided that no such Lien shall extend to or cover any Collateral;

(t)                                    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) in any case materially detract from the value of the property subject thereto or (ii) interfere in any material respect with the business of the Borrower and its Subsidiaries or (iii) secure any Indebtedness;

(u)                                 Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v)                                 ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; and

(w)                               Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto.

7.02                        Indebtedness. Create, incur, assume, guarantee, suffer to exist or otherwise become liable with respect to any Indebtedness, except (Indebtedness described below is herein referred to as “Permitted Indebtedness”):

(a)                                 obligations (contingent or otherwise) of the Borrower or any of the Restricted Subsidiaries existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates or otherwise to mitigate risks associated with its assets or liabilities or business operations, and (ii) such Swap Contract does not contain any provision exonerating the counterparty to such Swap Contract from its obligation to make payments on outstanding transactions to the Borrower or the Restricted Subsidiaries (notwithstanding that the Borrower or a Restricted Subsidiary is the defaulting party);

(b)                                 (i) Indebtedness of a Restricted Subsidiary of the Borrower owed to the Borrower or to another Restricted Subsidiary of the Borrower and (ii) Indebtedness of the Borrower owed to any Restricted Subsidiaries of the Borrower, in each case, which Indebtedness shall (A) in the case of Indebtedness owed to a Loan Party, constitute

“Pledged Debt” under the Security Agreement, (B) be on terms (including subordination terms, if owed by a Loan Party) acceptable to the Administrative Agent and (C) be otherwise permitted under the provisions of Section 7.03;

(c)                                   Indebtedness under the Loan Documents;

(d)                                 Indebtedness of the Loan Parties under the Term Facility and any Permitted Refinancing Indebtedness in respect thereof (including Guarantees of any Guarantor in respect of such Indebtedness) not to exceed the sum of (i) $275.0 million and (ii) provided that the Borrower is in compliance on a Pro Forma Basis with the covenant set forth in Section 7.15 of the Term Loan Credit Agreement (as such Term Loan Credit Agreement including, without limitation, all relevant definitions required to determine compliance with such covenant, is in effect on the Closing Date), up to an additional $50.0 million.

(e)                                  Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any Permitted Refinancing Indebtedness in respect thereof;

(f)                                   Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary Guarantor;

(g)                                  Indebtedness in respect of Capital Lease Obligations, Synthetic Lease Obligations, and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i) and Permitted Refinancing Indebtedness in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $35.0 million;

(h)                                 Permitted Holdco Debt;

(i)                                     Indebtedness of any Person that becomes a Restricted Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 7.03(h), which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary of the Borrower) and Permitted Refinancing Indebtedness in respect thereof;

(j)                                    (i) unsecured Indebtedness of any Loan Party with no scheduled payments of principal until the date that is 6 months after the Latest Maturity Date; provided that (A) on a Pro Forma Basis, the Consolidated Leverage Ratio (calculated to exclude the net cash proceeds from Indebtedness incurred pursuant to this Section 7.02(j)) for the Measurement Period most recently ended prior to the incurrence of such Indebtedness is no greater than 4.50 to 1.00, (B) the Borrower is in compliance on a Pro Forma Basis with the covenant set forth in Section 7.15 of the Term Loan Credit Agreement (as such Term Loan Credit Agreement including, without limitation, all relevant definitions required to determine compliance with such covenant, is in effect on the Closing Date) as of the last day of the Measurement Period most recently ended prior to the incurrence of such Indebtedness and (C) no Event of Default shall have occurred and be continuing at the time of and immediately after the incurrence of such Indebtedness and (ii) Permitted Refinancing Indebtedness in respect of Indebtedness permitted by subclause (i) above;

(k)                                 Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $35.0 million at any time outstanding;

(l)                                     Indebtedness of Foreign Subsidiaries under the Swedish Credit Facility in an aggregate amount not to exceed the U.S. dollar equivalent (as reasonably determined by the Administrative Agent) of $65.0 million outstanding at any time; and

(m)                             other Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $10.0 million outstanding at any time.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a non-U.S. currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that, if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

7.03                        Investments. Make or hold any Investments, except:

(a)                                 Investments held by the Borrower and the Restricted Subsidiaries in the form of Cash Equivalents;

(b)                                 Investments consisting of loans and advances to officers, directors and employees of Holdings and its Restricted Subsidiaries to finance the purchase of capital stock of Holdings and for travel, entertainment, relocation and analogous ordinary business purposes, in an aggregate amount not to exceed $2.5 million at any time outstanding;

(c)

(i)                             Investments outstanding on the Closing Date by Borrower and its Restricted Subsidiaries in their respective Subsidiaries;

(ii)                          additional Investments by Borrower and its Restricted Subsidiaries in Restricted Subsidiaries that are Loan Parties at the time of the making of such Investment;

(iii)                       additional Investments by Subsidiaries of the Borrower that are not Loan Parties (including Foreign Subsidiaries) in other Restricted Subsidiaries that are not Loan Parties (including Foreign Subsidiaries); and

(iv)                      additional Investments by the Loan Parties (other than Holdings) in Restricted Subsidiaries that are not Loan Parties in an aggregate amount when taken together with all purchases and acquisitions referred to in Section 7.03(h)(ii), during the term of this Agreement not to exceed (A) the greater of (x) $25.0 million and (y) 3% of total Consolidated assets of Borrower and its Restricted Subsidiaries as of the last day of the most recently completed Measurement Period (net of any cash return of principal or capital on any such Investment, purchases or acquisitions made pursuant to this Section 7.03(c)(iv) or Section 7.03(h)(ii) or Section 7.03(l) to Borrower or a Subsidiary Guarantor that is not applied pursuant to the parenthetical phrase in Section 7.03(h)(ii)(y) or Section 7.03(l)(x)) plus (B) an amount equal to the amount of cash distributions to the Borrower or a Subsidiary Guarantor following the Closing Date from the Foreign Subsidiaries that has not been redistributed to any Foreign Subsidiary, in each case so long as (A) no Default or Event of Default then exists or would arise therefrom and (B) the Borrower has demonstrated to the reasonable satisfaction of the Administrative Agent that average monthly Excess Availability, as projected on a pro forma basis for the twelve (12) months following and after giving effect to such Investment, will be equal to or greater than:

(1)                                 fifteen percent (15%) of the Borrowing Base (to the extent the aggregate amount of Investments made under this clause (iv) (including such additional Investment taken together with all purchases and acquisitions referred to in Section 7.03(h)(ii)) during the period from and after the Closing Date up to and including the date of such additional Investment do not exceed the greater of (x) $10.0 million and (y) 1% of total Consolidated assets of the Borrower and its Restricted Subsidiaries as of the last day of the most recently completed Measurement Period), or

(2)                                 $25.0 million (to the extent the aggregate amount of Investments made under this clause (iv) (including such additional Investment taken together with all purchases and acquisitions referred to in Section 7.03(h)(ii)) during the period from and after the Closing Date up to and including the date of such additional Investment exceed the greater of (x) $10.0 million and (y) 1% of total Consolidated assets of the Borrower and its Restricted Subsidiaries as of the last day of the most recently completed Measurement Period);

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Guarantees permitted by Section 7.02;

(f)                                   Investments existing on the date hereof and set forth on Schedule 5.08(e) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing that does not increase the amount thereof;

(g)                                  Investments in Swap Contracts permitted under Section 7.02(a);

(h)                                 the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property, or assets comprising a business unit of, any Person; provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(h) (each such purchase or acquisition, a “Permitted Acquisition”):

(i)                                     any such newly-created or acquired Restricted Subsidiary as a result of any such transaction shall comply with the applicable requirements of Sections 6.12 and 6.13;

(ii)                                  any such purchase or other acquisition that, upon the consummation thereof, does not result in the assets or property so purchased or acquired being wholly-owned directly by the Borrower or one or more Subsidiary Guarantors or, in the case of any acquisition of Equity Interests that does not result in the Person(s) so acquired becoming a Subsidiary Guarantor(s), in each case, within 10 Business Days after such purchase or acquisition shall not exceed, together with all such other purchases or other acquisitions and all Investments referred to in Section 7.03(c), the greater of (x) $25.0 million and (y) 3% of total Consolidated assets of Borrower and its Restricted Subsidiaries as of the last day of the most recently completed Measurement Period (net of any cash return of principal on capital on any acquisition, purchase or Investment made pursuant to this Section 7.03(h)(ii) or Section 7.03(c)(iv) or Section 7.03(l) to Borrower or a Subsidiary Guarantor that is not applied pursuant to the parenthetical phrase in Section 7.03(c)(iv)(y) or 7.03(l)(x);

(iii)                               after giving effect to such purchase or acquisition and the payment of any deferred purchase price obligations in connection therewith (as projected in good faith by the Borrower), Excess Availability is not less than $25.0 million;

(iv)                              after giving effect to such purchase or other acquisition and any financing thereof, the Consolidated Fixed Charge Coverage Ratio on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter shall not be less than 1.0:1.0;

(v)                                 immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing; and

(vi)                              the Borrower shall have delivered to the Administrative Agent, on or prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition (other than the requirements of clause (i), which will be satisfied as required by Sections 6.12 and 6.13);

(i)                                     Investments resulting from the issuance of Indebtedness of Holdings to the Borrower or any of the Restricted Subsidiaries in an amount not to exceed the amount necessary to permit Holdings to pay (i) so long as no Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, reasonable and customary corporate and out-of-pocket operating expenses actually payable to persons that are not Affiliates relating to maintaining its ownership interest in the Borrower (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers), (ii) franchise fees or similar Taxes and fees required to maintain its corporate existence, (iii) any income Taxes imposed on Holdings or its direct or indirect parent of Holdings as the common parent of a consolidated, combined or similar Tax group of which the Borrower and/or its Restricted Subsidiaries are members, up to an amount not to exceed the amount of any such income Taxes that the Borrower and its Restricted Subsidiaries would have been required to pay on a separate company (or a stand-alone Tax group) basis (reduced by any income Taxes paid directly by the Borrower or its Restricted Subsidiaries); provided that in determining the hypothetical income Tax liability of the Borrower and/or its Restricted Subsidiaries on a separate company (or a stand-alone Tax group) basis for the purpose of clause (iii), any interest expense on any Indebtedness incurred by Holdings shall be treated as the interest expense of the Borrower; provided further that any payments by Borrower or any of its Restricted Subsidiaries attributable to the income of any Unrestricted Subsidiary shall be permitted only to the extent that cash payments were made for such purpose by such Unrestricted Subsidiary to the Borrower or to any of its Restricted Subsidiaries and (iv) all costs or fees incurred in compliance with or in anticipation of compliance with Securities Laws and state securities Laws;

(j)                                  promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 7.05;

(k)                                 any Investments made with the proceeds received by or contributed to the Borrower from the substantially concurrent issuance of new Equity Interests (other than Disqualified Equity Interests) issued by Holdings and not used for any other purpose permitted under this Agreement;

(l)                                     without duplication of any other Investments permitted hereunder, other Investments by the Borrower or any of the Restricted Subsidiaries not exceeding (x) $10.0 million in any Fiscal Year (with the unused portion of such scheduled amount available for use in any succeeding Fiscal Year), net of any cash return to the Borrower and its Restricted Subsidiaries of principal or capital of any such Investment or (y) $25.0 million in the aggregate (net of any cash return of principal or capital of any Investment, purchase or acquisition made pursuant to this Section 7.03(l) or Section 7.03(h)(ii) or Section 7.03(c)(iv) to the Borrower or a Subsidiary Guarantor that is not applied pursuant to the parenthetical phrase in Section 7.03(c)(iv)(y) or 7.03(h)(ii));

(m)                             other Investments at any time in an amount not to exceed the Available Amount at such time so long as (i) no Event of Default shall have occurred and be continuing or would result from such Investment and (ii) after giving effect to such Investment, the Consolidated Fixed Charge Coverage Ratio would be at least 1.25:1.00 as of the last day of the most recently ended Fiscal Quarter calculated on a Pro Forma Basis;

(n)                                 Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof);

(o)                                 Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date (other than existing Investments in subsidiaries of such Subsidiary or Person, which must comply with the requirements of Sections 7.02(h) or (l)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; and

(p)                                 Guarantees by the Borrower or any of the Restricted Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

7.04                       Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)                                 any Restricted Subsidiary of the Borrower may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that when any Loan Party is merging with another Restricted Subsidiary that is not a Loan Party, such Loan Party shall be the continuing or surviving Person;

(b)                                 any Restricted Subsidiary (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party (other than Holdings);

(c)                                  any Subsidiary that is not a Loan Party (i) may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (A) another Subsidiary that is not a Loan Party or (B) to a Loan Party (other than Holdings), or (ii) may be dissolved, with its assets (if any) being transferred in accordance with clause (i) hereof;

(d)                                 in connection with any acquisition permitted under Section 7.03, any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Restricted Subsidiary of the Borrower, (ii) in the case of any such merger to which any Loan Party (other than the

Borrower) is a party, such Loan Party is the surviving Person and (iii) in the case of any merger involving the Borrower, the Borrower is the surviving Person;

(e)                                  any Disposition permitted by Section 7.05 may be structured as a sale of all or substantially all of the Equity Interests of a Subsidiary,

(f)                                   any Subsidiary which has no assets to distribute to its equity holders may be dissolved or liquidated; and

(g)                                  any Foreign Subsidiary that is not a Material Subsidiary may be dissolved or liquidated, including through an insolvency, bankruptcy or equivalent proceeding.

7.05                        Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                Dispositions of obsolete or worn out property, or property (including Intellectual Property) that is no longer used or useful in the business of the Borrower and its Restricted Subsidiaries whether now owned or hereafter acquired, in each case, in the ordinary course of business (it being understood that this clause (a) does not include the liquidation of any Store or the inventory and other assets located therein);

(b)                                 Dispositions of inventory and goods held for sale in the ordinary course of business;

(c)                                  Dispositions of equipment or Real Estate to the extent that such property is exchanged for credit against all or a portion of the purchase price of similar replacement property and, if such property is Collateral, then such replacement property is made subject to Liens and security interests in favor of the Collateral Agent for the benefit of the Credit Parties;

(d)                                 Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Restricted Subsidiary; provided that if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must either be the Borrower or a Subsidiary Guarantor or an Investment permitted under Section 7.03;

(e)                                  Dispositions permitted by Sections 7.04(a), (b), (c), (d), (f) and (g);

(f)                                   bulk sales or other dispositions of the Inventory of the Borrower or a Restricted Subsidiary not in the ordinary course of business in connection with Store closings, at arm’s length, provided, that such Store closures and related Inventory dispositions shall not exceed (i) in any Fiscal Year, ten percent (10%) of the number of the Borrower’s and its Restricted Subsidiaries’ Stores as of the beginning of such Fiscal Year (net of new Store openings in such Fiscal Year) and (ii) in the aggregate from and after the Closing Date, twenty-five percent (25%) of the number of the Borrower’s and its Restricted Subsidiaries’ Stores in existence as of the Closing Date (net of new Store openings), provided, that all sales of Inventory in connection with Store closings in excess of ten (10) Store closings in any three month period, shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the

Administrative Agent; provided, further that all Net Cash Proceeds received in connection therewith are applied to the Obligations if then required hereunder;

(g)                                grants of licenses of Intellectual Property in the ordinary course of business, which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(h)                                 Dispositions by the Borrower and the Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (h) in any Fiscal Year of the Borrower shall not exceed $10.0 million; provided that an additional aggregate book value of not more than $5.0 million per year of property held by Foreign Subsidiaries may be Disposed of in reliance on this clause (h) and (iii) at least 75% of the purchase price for such asset shall be paid to the Borrower or such Restricted Subsidiary in cash (with an assumption of Indebtedness (other than Subordinated Indebtedness) of the Borrower or such Restricted Subsidiary by a purchaser in connection with the applicable Disposition shall be deemed to be cash for the purposes of this clause (iii));

(i)                                     licenses for the conduct of licensed departments (other than to an Affiliate of any Loan Party) within any Store in the ordinary course of business; and

(j)                                   any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary;

provided, however, that any Disposition pursuant to clauses (a) though (d), and clauses (f) and (h) shall be for fair market value.

7.06                        Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a)                                 each Restricted Subsidiary of the Borrower may make Restricted Payments to any other Loan Party (other than Holdings) and any other Person that owns a direct Equity Interest (other than Disqualified Equity Interests) in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interests in respect of which such Restricted Payment is being made;

(b)                                 the Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the common or preferred stock or other common or preferred Equity Interests of such Person (other than Disqualified Equity Interests); provided that such Equity Interests shall be pledged to the Collateral Agent to the extent required by Section 6.12 hereof;

(c)                                  the Borrower may declare and pay cash dividends to Holdings in an amount not to exceed an amount necessary to permit Holdings to pay (i) reasonable and customary corporate and operating expenses relating to maintaining its ownership interest in the Borrower (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers), (ii) franchise Taxes and similar fees required to maintain its corporate existence, (iii) any income Taxes imposed on Holdings or its direct or indirect parent of Holdings as the common parent of a consolidated, combined or similar Tax group of which the Borrower and/or its Restricted Subsidiaries are members, up to an amount not to exceed the amount of any such income Taxes that the Borrower and its Restricted Subsidiaries would have been required to pay on a separate company (or a stand-alone Tax group) basis (reduced by any income Taxes paid directly by the Borrower or its Restricted Subsidiaries); provided that in determining the hypothetical income Tax liability of the Borrower and/or its Restricted Subsidiaries on a separate company (or a stand-alone Tax group) basis for the purpose of clause (iii), any interest expense on any Indebtedness incurred by Holdings shall be treated as the interest expense of the Borrower and any dividends by Borrower attributable to the income of any Unrestricted Subsidiary shall be permitted only to the extent that cash payments were made for such purpose by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries and (iv) all costs or fees incurred in compliance with or in anticipation of compliance with Securities Laws and state securities Laws;

(d)                                 the Borrower may (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to) repurchase, redeem or otherwise acquire or retire shares of its capital stock held by officers, directors or employees of Holdings or any Restricted Subsidiary(or their estates or trusts) following the death, disability or termination of employment of any such Person and, so long as no Default shall have occurred and be continuing (or would result therefrom), the Borrower may pay dividends to Holdings to permit such repurchase, redemption, retirement or acquisition; provided that the aggregate amount of payments to Holdings by the Borrower under this clause (d) will not exceed $2.5 million in any Fiscal Year of the Borrower (with any unused portion of such scheduled amount available for use in any succeeding Fiscal Year);

(e)                                  so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and each of its Restricted Subsidiaries may make other Restricted Payments, at any time in an amount not to exceed the sum of (i) $10.0 million in the aggregate during the term of this Agreement and (ii) if, after giving effect to such Restricted Payment on a Pro Forma Basis, the Consolidated Fixed Charge Coverage Ratio as of the last day of the most recently ended Fiscal Quarter would be not less than 1.25:1.00, the Available Amount at such time (for the purposes of clarity, the Available Amount under this clause (ii) cannot be used to make Restricted Payments (or payments to Holdings in order for Holdings to make) in order to make cash dividend payments on Holdings’ preferred stock);

(f)                                  Investments permitted by Section 7.03;

(g)                                  repurchases of Equity Interests in Holdings, the Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights to the extent such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights;

(h)                               the Borrower may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings (and Holdings may make Restricted Payments to any direct or indirect parent of Holdings) the proceeds of which shall be used to make payments permitted under Sections 7.08(d), (e) and (h) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Restricted Subsidiary);

(i)                                     the declaration and payment of dividends on the Borrower’s common stock following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parents after the Closing Date, of up to 6.0% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8; and

(j)                                    the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of clause (i) of this Section 7.06 and (ii) no Event of Default occurred and was continuing;

provided, for purposes of calculating the amount available to make Restricted Payments, any dividend or distribution paid in reliance on clause (j) shall be deemed to be a Restricted Payment on the date of declaration and not on the date of payment.

7.07                        Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

7.08                        Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Loan Parties (or any Unrestricted Subsidiary, whether or not an Affiliate of any Loan Party), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Restricted Subsidiary as would be obtainable by the Loan Parties or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to:

(a)                                 transactions among (i) the Loan Parties, (ii) any Restricted Subsidiaries of Holdings that are not Loan Parties or (iii) the Loan Parties, on the one hand, and any Restricted Subsidiary that is not a Loan Party, on the other hand, that are at least as favorable to the Loan Parties as could be obtained in an arm’s-length transaction from an unaffiliated party;

(b)                                 (i) any Indebtedness permitted by Section 7.02(b); (ii) any Investments permitted by Section 7.03 (other than Investments in any Equity Investor or a portfolio company owned or controlled by an Equity Investor (other than any Loan Party)); and (iii) any Restricted Payment permitted by Section 7.06;

(c)                                  so long as no Event of Default has occurred and is continuing or would result therefrom, the payment of (i) Management Fees, provided that fees and other amounts paid under the Management Agreement (other than expense reimbursements)

shall not exceed $2.5 million in any Fiscal Year plus the amount of such annual limit not paid in the previous Fiscal Year, and (ii) Transaction Expenses;

(d)                                 employment, consulting (exclusive of the Management Agreement) and severance agreements;

(e)                                  loans and advances permitted by Section 7.03(b);

(f)                                   payment of directors’ fees, expenses and indemnities;

(g)                                  incurrence of Subordinated Indebtedness by the Loan Parties to the Equity Investors otherwise permitted hereunder or the issuance of Equity Interests by Holdings to the Equity Investors, provided that no such Equity Interests may constitute Disqualified Equity Interests;

(h)                                 transactions with joint ventures permitted hereunder for the purchase or sale of goods and services entered into in the ordinary course of business on terms no less favorable to the Loan Parties or such Restricted Subsidiary as would be obtainable by the Loan Parties or such Restricted Subsidiary at the time in a comparable arm’s length transaction;

(i)                                     customary payments by the Borrower and any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the disinterested members of the board of directors of Holdings in good faith;

(j)                                    transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view;

(k)                                 investments by the Sponsor or the Equity Investors in securities of Holdings, the Borrower or any of the Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities; and

(l)                                     Restricted Payments permitted by Section 7.06.

7.09                        Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary of Borrower to make Restricted Payments to any Loan Party or to otherwise transfer property to or invest in any Loan Party, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 and any modification, replacement, renewal, reinvestment or extension of any of the foregoing or (B) at the time any Person becomes a Restricted Subsidiary of Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of Borrower, (ii) of any

Restricted Subsidiary of Borrower to Guarantee the Indebtedness of the Borrower, (iii) of any Restricted Subsidiary of Borrower to make or repay loans to a Loan Party or (iv) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person. The foregoing restrictions shall not be violated by reason of (i) applicable Laws, (ii) this Agreement and the other Loan Documents, (iii) (A) the Term Loan Documents so long as the restrictions of the kind referred to in the previous sentence contained therein, taken as a whole, are not materially more restrictive than those contained in the Term Loan Documents (as in effect on the Closing Date), (B) the Swedish Credit Facility, or (C) documents governing Permitted Holdco Debt so long as the restrictions of the kind referred to in the previous sentence contained therein, taken as a whole, are no more restrictive than those contained herein, (iv) customary non-assignment provisions of any contract, lease or license of the Borrower or any Restricted Subsidiary of the Borrower, (v) customary restrictions on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition, (vi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (vii) documents that represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.02 to the extent such restriction applies only to such Restricted Subsidiary, (viii) documents that comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.02 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments or grant any Liens required hereunder or (vii) any restrictions under any agreement that amends, refinances or replaces any agreement containing restrictions permitted under the preceding clauses provided that the terms and conditions are no less favorable taken as a whole to the Restricted Subsidiary.

7.10                        Amendments of Material Indebtedness. Amend, modify or waive any of the Loan Party’s rights under any Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder), in each case, to the extent that such amendment, modification or waiver would reasonably be likely to have a Material Adverse Effect.

7.11                        Accounting Changes. Make any change in their Fiscal Year; provided, however, that Holdings and the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

7.12                        Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) regularly scheduled or mandatory repayments or redemptions of Permitted Indebtedness, (b) prepayments of Indebtedness under the Swedish Credit Facility, (c) voluntary prepayments, redemptions, purchases, defeasances or other satisfactions of Permitted Indebtedness (excluding on account of any Subordinated Indebtedness) as long as (i) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payments and (ii) the Borrower has demonstrated to the reasonable satisfaction of the Administrative Agent that monthly average Excess Availability, as projected on a Pro Forma Basis for the 12 months following and after giving effect to such prepayment will be equal to or greater than $25.0 million, (d) any voluntary prepayments, redemptions, purchases, defeasances or other satisfactions of Permitted Indebtedness made with the proceeds of Permitted Refinancing Indebtedness, (e) the conversion (or exchange) of any Indebtedness to Equity Interests (other than Disqualified Equity Interests) or Indebtedness of Holdings or any of its direct or indirect parents, (f) voluntary prepayments, redemptions, purchases, defeasances or other satisfactions of Permitted Indebtedness in an amount not to exceed the Available Amount at such time so long as (i) no Event of Default then exists or would arise as a result of entering into such transaction or the making such payment and (ii) after giving effect to such prepayment, redemption, purchase, defeasance or other satisfaction on a Pro Forma Basis, the Consolidated Fixed Charge Coverage Ratio would be at least 1.25:1.00 as of the last day of the most recently ended Fiscal Quarter and (g) the prepayment of Indebtedness incurred pursuant to clauses (a), (b) and (g) of Section 7.02.

7.13                        Holding Company. In the case of Holdings, engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower, (b) maintaining its corporate existence, (c) participating in Tax, accounting and other administrative activities as the parent of the Consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents, the ABL Loan Documents, agreements governing other Indebtedness of the Borrower and its Subsidiaries not otherwise prohibited hereunder and agreements governing Permitted Holdco Debt, in each case, to which it is a party and the performance of its obligations thereunder, (e) any public offering of its common stock or any other issuance of its Equity Interests or any transaction permitted under Section 7.04, (f) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 7.06 pending application thereof by Holdings, (g) providing indemnification to officers and directors and (h) activities incidental to the businesses or activities described in clauses (a) through (g) of this Section.

7.14                        Deposit Accounts. Open new DDAs or Blocked Accounts unless the Loan Parties shall have delivered to the Collateral Agent appropriate Blocked Account Agreements consistent with the provisions of Section 6.13, and otherwise satisfactory to the Collateral Agent; provided, however, that Blocked Account Agreements shall not be required for any Excluded Account. No Loan Party shall maintain any bank accounts or enter into any agreements with credit card processors other than the ones expressly contemplated herein or in Section 6.13 hereof.

7.15                        Consolidated Fixed Charge Coverage Ratio. During the continuance of a Covenant Compliance Event occurring on or after the last day of the Fiscal Quarter of Holdings ending May 26, 2012, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.0 to 1.0.

7.16                        Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, provided that Borrower and its Restricted Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that the Borrower or any of its Restricted Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under Section 7.02, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale and the related sale were permitted under Section 7.05(h).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01                         Events of Default. Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants with no Cure Period. (i) Any Loan Party or any of its Restricted Subsidiaries fails to perform or observe any term, covenant or agreement applicable to it contained in any of 6.03(a), 6.05(a) (solely as it relates to the Borrower), 6.07, 6.11, 6.13, or Article VII, or (ii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in Section 5.01 of the Security Agreement, or Sections 6.02 or 6.03 of the Pledge Agreement to which it is a party; or

(c)                                  Specific Covenants with Five-Day Cure Period. Any Loan Party or any of its Restricted Subsidiaries fails to perform or observe any term, covenant or agreement applicable to it contained in any of Section 6.01, 6.02, 6.03 (other than clause (a)), 6.05(a) (solely as it relates to any Loan Party or Restricted Subsidiary other than the Borrower), 6.05 (other than clause (a)), 6.12, 6.14, 6.15, or 6.19, and such failure continues for five Business Days; or

(d)                                 Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days following receipt of notice from the Administrative Agent or the Required Lenders; or

(e)                                  Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or

(f)                                   Cross-Default. (i) Any Loan Party or any Restricted Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10.0 million, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that (x) this paragraph (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) the occurrence of an event of default under the Term Facility (other than a payment event of default) shall not constitute an Event of Default under this clause (e)(B) until the earliest of (1) 30 days after the date of such event of default (during which period such event of default is not waived or cured), (2) the acceleration of the obligations under the Term Facility or (3) the exercise of secured creditor remedies by the administrative agent under the Term Facility and/or lenders under the Term Facility as a result of such event of default; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Restricted Subsidiary as a result thereof is greater than $10.0 million; or

(g)                                  Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(h)                                Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(i)                                     Judgments. There is entered against any Loan Party or any Material Subsidiary and remains unpaid one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $10.0 million (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j)                                    ERISA. An ERISA Event occurs or any substantially similar event occurs with respect to a Foreign Plan (that would have been an ERISA Event had the Foreign Plan been subject to ERISA and that gives rise to liability under analogous foreign law) which, together with all other ERISA Events (or such substantially similar events with respect to Foreign Plans) that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(k)                                 Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect against Holdings, the Borrower or any Material Subsidiary; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Collateral Document; or

(l)                                     Change of Control. There occurs any Change of Control; or

(m)                             Collateral Documents. Any Collateral Document after delivery thereof pursuant to Article IV, Section 6.12, Section 6.13, or Section 6.19 shall for any reason (other than pursuant to the terms thereof) cease (or shall be asserted by any Loan Party or, in the reasonable discretion of the Administrative Agent, any other Person not) to create a valid and perfected First Priority Lien or Second Priority Lien, as applicable (subject to Liens permitted by Section 7.01), on the Collateral purported to be covered thereby, either (i) with an aggregate fair market value for such Collateral of (A) $10.0 million or more, in the case of Term Priority Collateral, or (B) $5.0 million or more, in the case of ABL Priority Collateral, or (ii) consisting of amounts on deposit with Blocked Account Banks or of the type included in the Borrowing Base in an amount of more than $100,000, for any reason other than the failure of Collateral Agent to maintain control over any Collateral in its possession.

8.02                        Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may (and at the request of, or with the consent of, the Required Lenders, shall) take any or all of the following actions:

(a)                                 declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)                                  whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties; and

(d)                                 require that the Loan Parties Cash Collateralize the L/C Obligations;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), or after the commencement of any Liquidation, subject to the terms of the Intercreditor Agreement, any amounts received on account of the Obligations shall be applied (by the Administrative Agent as hereby instructed so to apply) in the following order:

First, to payment in full of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such;

Second, to payment in full of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them in their capacities as such;

Third, to payment in full to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fourth, to payment in full of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth payable to them in their capacities as such;

Fifth, to payment in full to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Sixth, to payment in full of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Sixth held by them in their capacities as such;

Seventh, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize in full that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Eighth, to payment in full of that portion of the Obligations arising from Cash Management Services, ratably among the Credit Parties in proportion to the respective amounts described in this clause Eighth held by them;

Ninth, to payment in full of all other Obligations (including without limitation those arising from Bank Products), ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the applicable Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.

(a)                                  Each of the Lenders and each L/C Issuer hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)                                 The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (in its capacities as a Lender), Swing Line Lender (if applicable) and each L/C Issuer hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Agents, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(c)                                  Each of the Lenders, for itself and on behalf of any of its Affiliates, and each L/C Issuer hereby irrevocably appoints JPMCB, in its capacity as Administrative Agent and Collateral Agent, to act as its agent under the Intercreditor Agreement and authorizes JPMCB, in its capacity as Administrative Agent and Collateral Agent, to execute the Intercreditor Agreement on its behalf and to take such actions on its behalf and to exercise such powers as are delegated to JPMCB, in its capacity as Administrative Agent and Collateral Agent, by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.

9.02                        Rights as a Lender. The Person serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a)                                shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Collateral Agent or any of its Affiliates in any capacity.

The Agents shall not be liable for any action taken or not taken by them (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of their own gross negligence or willful misconduct. The Agents shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or any L/C Issuer.

The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

9.04                              Reliance by Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by them to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agents also may rely upon any statement made to them orally or by telephone and believed by them to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuers, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties. The Agents may perform in any and all of their duties and exercise their rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Agents and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent or Collateral Agent.

9.06                        Resignation of Agents. The Agents may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower, including the effective date of such resignation which may be not less than 30 days from the date of such notice. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agents give notice of their resignation, then the retiring Agents may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above; provided that if the Agents shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agents shall be discharged from their duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent and Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent and Collateral Agent, their respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent and Collateral Agent was acting as Administrative Agent and Collateral Agent.

9.07                        Non-Reliance on Agents and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Agents, the Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agents and the Arrangers shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents and the Arrangers.

9.08                        No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Arranger or Syndication Agent listed on the cover page hereof shall (i) have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or any L/C Issuer hereunder or (ii) any fiduciary relationship with the Lenders, the Borrower or any other Person pursuant to the Loan Documents.

9.09                        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C

Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.07, and 11.04) allowed in such judicial proceeding; and

(b)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10                        Collateral and Guaranty Matters. The Lenders and the L/C Issuers irrevocably authorize the Agents, at their option and in their discretion,

(a)                                  to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations for which no claim has then been asserted, (B) obligations and liabilities under Cash Management Services and (C) obligations and liabilities under Bank Products) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b)                                 to release any Guarantor from its obligations hereunder if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; and

(c)                                  to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Agents at any time, the Required Lenders will confirm in writing the Agents’ authority to release or subordinate their interest in particular types or items of property, or to release any Guarantor from its obligations hereunder pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent or the Collateral Agent, as applicable, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations hereunder, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11                        Notice of Transfer. The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 11.06.

9.12                        Reports and Financial Statements. By signing this Agreement, each Lender:

(a)                                 agrees to furnish the Administrative Agent on the first day of each month with a summary of all Other Liabilities, if any, due or to become due to such Lender;

(b)                                 is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Certificates, financial statements required to be delivered by the Borrower hereunder and all collateral field examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”), and the Administrative Agent further agrees to deliver other information delivered pursuant to Section 6.02 upon the reasonable request of such Lender;

(c)                                  expressly agrees and acknowledges that the Agents (i) make no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;

(d)                                 expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e)                                  agrees to keep all Reports confidential in accordance with the provisions of Section 11.07, or use any Report in any other manner; and

(f)                                   without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Borrower; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13                        Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law can be perfected only by possession. Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

9.14                        Indemnification of Agents. The Lenders agree to indemnify the Agents (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15                        Withholding Tax. To the extent required by any applicable law, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

9.16                             Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

ARTICLE X

CONTINUING GUARANTY

10.01                 Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Credit Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Credit Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02                 Rights of Lenders. Each Guarantor consents and agrees that the Credit Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03                 Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Credit Party) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Credit Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Credit Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations. As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

10.04                 Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05                 Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations (other than any indemnity obligations for unasserted claims that by its terms survives the termination of this Agreement) and any amounts payable under this Guaranty have been paid and performed in full and the Commitments and the Facility are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Credit Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06                 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are paid in full in cash (other than any indemnity obligations for unasserted claims that by its terms survives the termination of this Agreement) and the Commitments and the Facility with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Credit Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Credit Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Credit Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

10.07                 Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to any Guarantor as subrogee of the Credit Parties or resulting from such Guarantor’s performance under this

Guaranty, to the indefeasible payment in full in cash of all Obligations (other than any indemnity obligations for unasserted claims that by its terms survives the termination of this Agreement). If the Credit Parties so request, any such obligation or indebtedness of the Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Credit Parties and the proceeds thereof shall be paid over to the Credit Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

10.08                 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Credit Parties.

10.09                 Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other Guarantor as such Guarantor requires, and that none of the Credit Parties has any duty, and such Guarantor is not relying on the Credit Parties at any time to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other Guarantor (such Guarantor waiving any duty on the part of the Credit Parties to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XI

MISCELLANEOUS

11.01                 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that the waiver of any mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender);

(b)                                 postpone any date fixed by this Agreement, Incremental Assumption Agreement or any other Loan Document for (i) any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any of the other Loan Documents without the written consent of each Lender entitled to such payment (it being understood that the waiver of or amendment to the terms of any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest, or (ii) any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender; provided that any Lender, upon the request of the Borrower, may extend the final expiration of its Commitment without the consent of any other Lender in accordance with Section 2.16;

(c)                                  reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate; provided further, however, changes to interest rates arising from changes to the definition of Borrowing Base shall be governed by clause (i) below;

(d)                                 change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e)                                  change any provision of this Section 11.01 or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (other than any Defaulting Lender);

(f)                                   except as expressly permitted hereunder, release, or limit the liability of, any Loan Party without the written consent of each Lender (other than any Defaulting Lender);

(g)                                  except for releases of Collateral in accordance with the provisions of Section 9.10 hereof (in which case, such release may be made by the Administrative Agent acting alone), release all or substantially all of the Collateral from the Liens of the Collateral Documents in any transaction or series of related transactions, without the written consent of each Lender (other than any Defaulting Lender);

(h)                                 except pursuant to Section 2.15, increase the Aggregate Commitments without the written consent of each Lender (other than any Defaulting Lender);

(i)                                     change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased, without the written consent of the Supermajority Lenders, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of any Lender;

(j)                                    modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period for a Permitted Overadvance without the written consent of the Supermajority Lenders;

(k)                                 except as provided in Section 9.10(c), subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender (other than any Defaulting Lender);

(l)                                     modify this Section 11.01 or Section 8.03 without the written consent of each Lender (other than any Defaulting Lender);

and provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or Supermajority Lenders and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding anything to the contrary herein contained, no provider of any Bank Product or Cash Management Service in its capacity as such (a) shall have any right to consent to any amendment, modification, termination or waiver of this Agreement or any other Loan Document (including any amendment and/or restatement of this Agreement and the other Loan Documents refinancing, replacing or restructuring the Loans and the Obligations including any increase thereof) or to contest any such amendment, modification, termination or waiver, (b) shall be deemed a Lender for any purposes of the Loan Documents, or (c) shall have any right to (i) enforce any security interest, right or remedy under any of the Loan Documents or (ii) instruct the Agents with respect to any action or inaction by the Agents with respect to the exercise of any rights or remedies under the Loan Documents or at law or equity, or consent to or contest any such action or inaction. Except for the payment of amounts on account of Bank Products and Cash Management Services (but only to the extent the Agents shall have received sufficient funds therefor), the Agents shall have no duties or obligations to provider of any Bank Product or Cash Management Services in its capacity as such. The provisions of this paragraph shall survive the assignment by any Lender of its Loans and Commitments.

Notwithstanding anything to the contrary contained in this Section 11.01, if the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of any Loan Document, then the Administrative Agent and/or the Collateral Agent (acting in their sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

11.02                 Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to Holdings, the Borrower, any Loan Party, the Administrative Agent, the Collateral Agent, the L/C Issuers or the Swing Line Lender to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings or any of its Subsidiaries, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings or any of its Subsidiaries, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc. Each of the Borrower, any other Loan Party, and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuers, the Swing Line Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices, Swing Line Loan Notices, and Conversion/Continuation Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the L/C Issuers, the Swing Line Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses. The Loan Parties shall pay all Credit Party Expenses within ten (10) Business Days after receipt of an invoice therefor.

(b)                                 Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, the Arrangers, the joint bookrunning managers, each Lender, each L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented in reasonable detail fees, charges and disbursements of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction material to the interests of the Lenders, in each case, selected by the Administrative Agent and solely in the case of an actual conflict of interest between Indemnitees where the Indemnitees affected by such conflict inform the Borrower of such conflict, one additional counsel in each relevant jurisdiction material to the interest of the Lenders to each group of affected Indemnitees taken as a whole) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the preparation, execution, delivery or administration of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby or any amendment or waiver with respect hereto or thereto, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threat of Release of Hazardous Materials, at, under, on or from any property or facility currently or formerly owned, leased or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) result from the presence, Release or threat of Release of Hazardous Materials or violations of Environmental Laws first occurring or first existing after completion of the foreclosure upon the Collateral, granting of a deed-in-lieu of foreclosure with respect to the Collateral or similar transfer of title or possession of the Collateral, unless such presence, release or violation is actually caused by any Loan Party or any Subsidiary thereof. This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agents (or any sub-agent thereof), the Swing Line Lender, the L/C Issuers or any Related Party of any of the foregoing, each Lender (other than the Swing Line Lender in its capacity as such) severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, the Swing Line Lender, the L/C Issuers or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent, the Swing Line Lender or L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments. All amounts due under this Section shall be payable not later than ten Business Days after receipt of an invoice or demand therefor.

(f)                                   Survival. The agreements in this Section shall survive the resignation of the Agents, the Swing Line Lender and the L/C Issuers, the replacement of any Lender, any Lender ceasing to be a Lender pursuant to the last sentence of Section 2.16(b), the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05                 Payments Set Aside. To the extent that any payment by or on behalf of any of the Loan Parties is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1.0 million (and in integral multiples of $1.0 million in excess thereof) and after giving effect thereto, the assigning Lender shall hold a Commitment of at least $1.0 million, unless, in each case, each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that (A) this clause (ii) shall not apply to the Swing Line Lenders’ rights and obligations in respect of Swing Line Loans and (B) this clause (ii) shall not limit the right of a Lender to assign all or any portion of its Commitment;

(iii)                               Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of Lender or an Approved Fund with respect to such Lender or (2) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)                               the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)                               the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Line Loans (whether or not then outstanding).

(iv)                              Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any Tax forms required by Section 3.01(g) or (h);

(v)                                 No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and

(vi)                              No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)                                  Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans (and whether such Loan is a Committed Loan, an Extended Loan or a Swing Line Loan, as applicable) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, including, for avoidance of doubt, any indemnification obligation with respect to the participated interest, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (f) and (g) in the first proviso to

Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (provided such Participant (x) agrees to be subject to the limitations and requirements therein as though it were a Lender, and (y) in the case of a recipient that would be a Fee Recipient shall satisfy the requirements for being a Permitted Investor) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b) and (iv) any Person that would be a Fee Recipient may not be a Participant unless such Person is a Permitted Investor. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under the Loan Documents) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)                                  Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent that such entitlement to any greater payment results from any Change in Law after the Participant becomes a Participant, or the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f)                                   Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic

Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Resignation as L/C Issuer or Swing Line Lender After Assignment. Notwithstanding anything to the contrary contained herein, if at any time JPMCB assigns all of its Commitment and Loans pursuant to subsection (b) above, JPMCB may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of JPMCB as L/C Issuer or Swing Line Lender, as the case may be. If JPMCB resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuers hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If JPMCB resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to JPMCB to effectively assume the obligations of JPMCB with respect to such Letters of Credit.

11.07                 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, or (iii) any funding or financing source of any Lender, (g) with the consent of the Borrower or (h) to the extent such Information (i)

becomes publicly available other than as a result of a breach of this Section 11.07 or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, operations, assets and related matters, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (A) the Information may include material non-public information concerning Holdings or a Subsidiary, as the case may be, (B) it has developed compliance procedures regarding the use of material non-public information and (C) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08                 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Credit Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Credit Party or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Credit Party, irrespective of whether or not such Credit Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Credit Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Credit Party and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party or their respective Affiliates may have. Each Credit Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10                 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11                 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Obligation (other than any indemnity obligation for unasserted claims that by its terms survives the termination of this Agreement) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12                 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13                 Replacement of Lenders. (a) If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (b) if any Lender is a Defaulting Lender, or (c) if in connection with a proposed amendment, modification, waiver, or consent with respect to any of the provisions hereof as contemplated by Section 11.01, the consent of the Required Lenders shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained, or (d) if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(e)                                  the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(f)                                   such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(g)                                   in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(h)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION. EACH OF THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL

JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE. EACH OF THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and Holdings each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (a) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower,

Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (b) each of the Borrower and Holdings and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (c) the Borrower and Holdings and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (d) the Administrative Agent, each Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (e) neither the Administrative Agent nor any Arranger or any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (f) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor the Arrangers or the Lenders have any obligation to disclose any of such interests to the Borrower, Holdings and their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17                 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

11.18                 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.19                 Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.20                 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement or the other Loan Documents and the exercise of any right or remedy by the Collateral Agent hereunder or under the other Loan Documents are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE CONTAINER STORE, INC., as Borrower

By:	/s/ Jodi Taylor
Name:	Jodi Taylor
Title:	Chief Financial Officer

TCS HOLDINGS, INC., as Holdings and as a Guarantor

By:	/s/ Jodi Taylor
Name:	Jodi Taylor
Title:	Chief Financial Officer

TCS GIFT CARD SERVICES, LLC, as a Guarantor

By:	/s/ Jodi Taylor
Name:	Jodi Taylor
Title:	Chief Financial Officer

TCS INSTALLATION SERVICES, LLC, as a Guarantor

By:	/s/ Jodi Taylor
Name:	Jodi Taylor
Title:	Chief Financial Officer

[SIGNATURE PAGE TO ABL CREDIT AGREEMENT – THE CONTAINER STORE, INC.]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent, and as Lender

By:	/s/ Andrew Ray
Name:	Andrew Ray
Title:	Authorized Officer

[SIGNATURE PAGE TO ABL CREDIT AGREEMENT – THE CONTAINER STORE, INC.]

J.P. MORGAN SECURITIES LLC,
as Joint Lead Arranger and Joint Bookrunning Manager

By:	/s/ Kirk Stites
Name:	Kirk Stites
Title:	Director

[SIGNATURE PAGE TO ABL CREDIT AGREEMENT – THE CONTAINER STORE, INC.]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent and as Lender

By:	/s/ Y. Sonia Anandraj
Name: Y. Sonia Anandraj
Title: Authorized Officer

WELLS FARGO CAPITAL FINANCE, LLC,
as Joint Lead Arranger and Joint Bookrunning Manager

By:	/s/ Y. Sonia Anandraj
Name: Y. Sonia Anandraj
Title: AVP

[SIGNATURE PAGE TO ABL CREDIT AGREEMENT – THE CONTAINER STORE, INC.]

DISCLOSURE SCHEDULES

to the

CREDIT AGREEMENT

$75,000,000

Dated as of April 6, 2012

among

THE CONTAINER STORE, INC.,

as Borrower,

THE GUARANTORS PARTY HERETO

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

and

THE OTHER LENDERS PARTY HERETO

J.P. MORGAN SECURITIES LLC and

WELLS FARGO CAPITAL FINANCE, LLC,

as Joint Lead Arrangers

J.P. MORGAN SECURITIES LLC and

WELLS FARGO CAPITAL FINANCE, LLC,

as Joint Bookrunning Managers

Reference is hereby made to that certain Credit Agreement (the “Credit Agreement”) dated as of April 6, 2012, among THE CONTAINER STORE, INC. (the “Borrower” or “TCS”), the Guarantors party thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as Administrative Agent and Collateral Agent, J.P. MORGAN SECURITIES LLC and WELLS FARGO CAPITAL FINANCE, LLC, as Joint Lead Arrangers, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

These Disclosure Schedules are qualified in their entirety by reference to specific provisions of the Credit Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Credit Parties or any other Person except as and to the extent provided in the Credit Agreement.

Any disclosure made in one Disclosure Schedule is deemed to be a disclosure in each other Disclosure Schedule in which it is relevant, whether or not specifically mentioned in such other Disclosure Schedule, and is otherwise deemed to be disclosed for all purposes of the Credit Agreement. The disclosure of any matter in any Disclosure Schedule shall not be deemed to constitute an admission by any Credit Party or to otherwise imply that any such matter is material to any Credit Party for the purposes of the Credit Agreement.

Matters reflected in these Disclosure Schedules are not necessarily limited to matters required by the Credit Agreement to be reflected in these Disclosure Schedules. Any such additional matters are set forth for information purposes and do not necessarily include other matters of similar nature.

Headings have been inserted on the sections in these Disclosure Schedules for convenience of referral only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in the Credit Agreement.

Schedule 2.01

Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$37,500,000.00	50.00%
Wells Fargo Bank, National Association	$37,500,000.00	50.00%

	$75,000,000.00	100.00%

Schedule 2.03(m)

Existing Letters of Credit

JPM Reference Number	Beneficiary Name	LC Amount	Issue Date	Expiry Date
CTCS-349202	FEDERAL INSURANCE COMPANY	$1,550,000.00	Aug. 10, 2007	July 14, 2012
CTCS-706315	THE TRAVELERS INDEMNITY COMPANY	$168,000.00	Dec. 05, 2008	Nov. 24, 2012
CTCS-945668	CHUBB & SON, A DIVISION OF FEDERAL	$510,000.00	Aug. 12, 2011	July 15, 2012

Schedule 5.01

Organization Information

Legal Name	Type of Entity	Organization Number	Federal Taxpayer Identification Number	Jurisdiction of Formation
TCS Holdings, Inc.	Corporation	4381164	26-0565401	Delaware
The Container Store, Inc.	Corporation	43435300	75-1596981	Texas
TCS Gift Card Services, LLC	Limited Liability Company	N/A	20-1367975	Virginia
TCS Installation Services, LLC	Limited Liability Company	801520607	45-4000316	Texas

Schedule 5.08(c)

Owned Real Estate(1)

Record Owner	Address	Book Value (USD)	Estimated Fair Market Value (USD)

Elfa Sweden AB	Elfagatan 5 593 87 Västervik, Sweden	$6,719,512	$6,097,561

Luminator AB	Garverigatan 10 565 23 Mullsjö, Sweden	$300,571	$2,149,390

Elfa Polska Sp. Z o.o	Ul. Lukasiewicza 2 75-211 Koszalin Poland	$263,259	$263,259

Elfa Manufacturing Poland Sp. Z o.o(2)	Strefowa 7 75-202 Koszalin Poland	$3,637,348	$4,436,585

OY Elfa Finland AB(3)	Kylänportti 8 02940 Espoo, Finland	$484,039	$1,103,750

Kirena OY	Heloittajankatu 4 FI-15520 Lahti Finland	$1,599,116	$3,768,902

Pekodom GMBH(3)	Seidenweberstr. 80-82 D 41189 Mönchengladbach Germany	$632,376	$551,875

Elfa Norge A/S	Nygårdsveien 76	$1,376,088	$7,015,244

(1) All valuations are based on the Borrower’s most recent appraisals which were completed within the last 12 months except as identified herein.

(2) Valuation based on the Borrower’s most recent appraisal completed in November 2010.

(3) Valuation based on the Borrower’s most recent appraisal completed in December 2009.

Schedule 5.08(d)(i)

Leased Real Estate (Lessee)

Store #	Lessee	Location Name / Address	County	Lessor	Current Expiration Date of Lease

Corporate HQ and Distribution Center	The Container Store, Inc.	Freeport X 500 Freeport Parkway Coppell, TX 75019	Dallas	Duke Secured Financing 2009 - 1ALZ, LLC	4/30/2019

5 (AUS)	The Container Store, Inc.	Shopping Center at Gateway 9629 Research Blvd. Austin, TX 78759	Travis	Shopping Center at Gateway, LP	7/31/2016

6 (SAN)	The Container Store, Inc.	San Pedro Crossing 333 Northwest Loop 410 San Antonio, TX 78216	Bexar	BB-Lincoln US Properties, L.P.	1/31/2013

7 (HOU)	The Container Store, Inc.	Post Oak Center 2511 Post Oak Blvd Houston, TX 77056	Harris	WMKJ Ltd.	7/31/2021

8 (FTW)	The Container Store, Inc.	Ft. Worth 4620 South Hulen Street Fort Worth, TX 76132	Tarrant	Agathon, Inc.	8/31/2013 (will expire at the same time as the FW Chapel Hill opening (Planned: July 2012))

10 (BUC)	The Container Store, Inc.	Buckhead Square 3255 Peachtree Rd., NE Atlanta, GA 30305	Fulton	Selig Enterprises, Inc.	9/14/12 (will terminate when 065 (BKH) opens Current planned

Store #	Lessee	Location Name / Address	County	Lessor	Current Expiration Date of Lease

opening 9/15/12))

11 (TYC)	The Container Store, Inc.	Tysons Corner 8508 Leesburg Pike Vienna, VA 22182	Fairfax	CG Tysons Corner LLC	6/30/2017

12 (OAB)	The Container Store, Inc.	Oak Brook Village Court 1500-16th St Oak Brook, IL 60523	Du Page	Core Fund Oak Brook Property, LLC	6/30/2014

13 (ROC)	The Container Store, Inc.	Congressional Plaza 1501 Rockville Pike Rockville, IL 20852	Kankakee	Federal Realty - Congressional Plaza Assoc	11/30/2019

14 (SCH)	The Container Store, Inc.	Woodfield Village Green 1460 East Golf Rd. Schaumburg, IL 60173	Cook	DDR MDT Woodfield Village, LLC	2/28/2014

15 (NOR)	The Container Store, Inc.	Village Square Northbrook 101 Skokie Blvd. Northbrook, IL 60062	Cook	Village Square of Northbrook	2/29/2016

17 (SOC)	The Container Store, Inc.	South Coast Plaza 901-G South Coast Drive Costa Mesa, CA 92626	Orange	Metro Pointe Retail Associates II, LP	5/31/2016

18 (PKM)	The Container Store, Inc.	South Denver Marketplace 8687 Park Meadows Center Dr. Lone Tree, CO 80124	Douglas	South Denver Marketplace, Inc.	1/31/2013

19 (PER)	The Container Store, Inc.	Perimeter Crossing 120 Perimeter Center West, NE Suite 100	Fulton	Daltex Perimeter, Inc.	2/28/2018

Store #	Lessee	Location Name / Address	County	Lessor	Current Expiration Date of Lease

Atlanta, GA 30346

20 (CHI)	The Container Store, Inc.	North & Clybourn 908 West North Ave. Chicago, IL 60622	Cook	North & Clyburn, LLC	1/31/2013

21 (SDG)	The Container Store, Inc.	Fashion Valley Mall 7097 Friars Rd. San Diego, CA 92108	San Diego	Fashion Valley Mall, LLC	5/31/2013

22 (NPK)	The Container Store, Inc.	Lincoln Square 7700 W. Northwest Hwy., Ste 500 Dallas, TX 75225	Dallas	MS Inland Fund, LLC	2/28/2014

23 (GAL)	The Container Store, Inc.	Galleria North 5203 Alpha Rd. Dallas, TX 75240	Dallas	HART Galleria North, LLC	7/31/2017

24 (MIA)	The Container Store, Inc.	Shops at Dadeland 7200 North Kendall Drive Miami, FL 33156	Miami-Dade	Sunshine Land Associates Limited Partnership	11/30/2014

25 (CHP)	The Container Store, Inc.	Champions Forest Plaza 5466 FM 1960 West Houston, TX 77069	Harris	Jim R. Smith & Co	2/28/2014

26 (WHP)	The Container Store, Inc.	White Plains 145 Westchester Avenue White Plains, NY 10601	Westchester	XTP Ventures, LLC	1/31/2016

27 (SLK)	The Container Store, Inc.	Southlake Town Square 1200 Main Street Southlake, TX 76092	Tarrant	Inland Southwest Management LLC	2/28/2017

Store #	Lessee	Location Name / Address	County	Lessor	Current Expiration Date of Lease

28 (COL)	The Container Store, Inc.	Easton Town Center 4222 Easton Loop West Columbus, OH 43219	Franklin	Easton Town Center II, LLC	2/28/2017

29 (WAC)	The Container Store, Inc.	Plaza Escuela 1100 Locust Street Walnut Creek, CA 94596	Contra Costa	Escuela Shopping Center, LLC	2/28/2017

30 (AVA)	The Container Store, Inc.	Market Common Clarendon 2800 Clarendon Blvd., R-750 Arlington, VA 22201	Arlington	TIAA-Market Commons	2/28/2013

31 (COM)	The Container Store, Inc.	Town Center Corte Madera 210 Corte Madera Town Center Corte Madera, CA 94925	Marin	770 Tamalpais Drive, Inc.	6/30/2017

32 (PAR)	The Container Store, Inc.	Paramus 370 Route 17 North Paramus, NJ 07652	Bergen	Coolidge Paramus, LLC	2/28/2021

33 (SFO)	The Container Store, Inc.	Pacific Place – Retail and Storage 26 Fourth St San Francisco, CA 94103	San Francisco	Jamestown Premier Pacific Place, LP	2/28/2018

34 (SJO)	The Container Store, Inc.	Santana Row 3080 Stevens Creek Blvd., Ste 1000 San Jose, CA 95128	Santa Clara	FRIT San Jose Town and Country Village, LLC	10/31/2013

35 (6AV)	The Container Store, Inc.	Manhattan – Retail Manhattan - Storage 629 Sixth Avenue	New York	625 Ownership, LLC	2/28/2019

Store #	Lessee	Location Name / Address	County	Lessor	Current Expiration Date of Lease

New York, NY 10011

36 (WDC)	The Container Store, Inc.	CityLine at Tenley 4500 Wisconsin Avenue Washington, DC 20016	District of Columbia	Cityline at Tenley, Inc.	2/28/2019

37 (PAS)	The Container Store, Inc.	Fair Oaks & Union One East Union Street Pasadena CA 91103	Los Angeles	Fair Oaks & Union, LLC	8/13/2021

38 (CHH)	The Container Store, Inc.	Chestnut Hill Shopping Center 27 Boylston Street Chestnut Hill, MA 02467	Middlesex	27 Boylston Street LLC	2/29/2020

39 (NAT)	The Container Store, Inc.	Natick 1265 Worcester St. Natick, MA 01760	Middlesex	D&S Market Properties Limited Partnership	1/31/2016

40 (POR)	The Container Store, Inc.	Bridgeport Village 7417 SW Bridgeport Rd. Tigard, OR 97224	Washington	BV CenterCal, LLC	2/29/2016

41 (BEL)	The Container Store, Inc.	Lincoln Square – Retail and Storage 700 Bellevue Way NE Bellevue, WA 98004	King	Lincoln Square Retail, LLC	3/31/2021

042 & 042B (LEX)	The Container Store, Inc.	Lexington – Retail and Storage 725 Lexington Avenue New York, NY 10022	New York	731 Retail One, LLC (042) 731 Office One (042B)	2/28/2021

43 (CEN)	The Container Store, Inc.	Century City Mall 10250 Santa Monica Blvd. #218	Los Angeles	Century City Mall, LLC	1/31/2022

Store #	Lessee	Location Name / Address	County	Lessor	Current Expiration Date of Lease

Los Angeles, CA 90067

44 (STL)	The Container Store, Inc.	Brentwood Square 1769 Brentwood Blvd. St. Louis. MO 63144	St. Louis	Pace-Brentwood Partners, LLC	2/28/2023

45 (CCR)	The Container Store, Inc.	Cherry Creek Mall 2500 E. First Avenue, Suite B-111 Denver, CO 80206	Denver	Taubman-Cherry Creek Limited Partnership	2/28/2018

46 (CHL)	The Container Store, Inc.	Cherry Hill Mall 2000 Route 38, OP-2 Cherry Hill, NJ 08002	Camden	Cherry Hill Center, LLC	2/28/2018

47 (LTR)	The Container Store, Inc.	Midtowne Little Rock 209 N. University Little Rock, AR 72205	Pulaski	IMI MTLR II, LLC	2/28/2019

48 (SCT)	The Container Store, Inc.	Shops at Chauncey Ranch 18550 N. Scottsdale Rd. Phoenix, AZ 85054	Maricopa	Levine Investments II, LLP	2/28/2019

49 (STN)	The Container Store, Inc.	Village at Stonebriar 8460 Parkwood Blvd Plano, TX 75086	Collin	USL Frisco, LLC	2/29/2024

50 FVW)	The Container Store, Inc.	Village at Fairview 151 E. Stacy Rd. Fairview, TX 75069	Collin	The Village at Fairview, LP	2/28/2021

51 (MIN)	The Container Store, Inc.	Centennial Shops 3825 Gallagher Dr Edina MN 55435	Hennepin	Carlyle/Cypress Edina, LLC	2/28/2019

Store #	Lessee	Location Name / Address	County	Lessor	Current Expiration Date of Lease

52 (CIN)	The Container Store, Inc.	Kenwood Towne Place 5901 E. Galbraith Rd Cincinnati, OH 45236-2251	Hamilton	Kenwood Towne Place, LLC Frank Hartge, As Court Appointed Receiver	2/28/2019

53 (FLT)	The Container Store, Inc.	FlatIron Crossing 51 W. FlatIron Crossing Dr., #ANC02 Broomfield, CO 80021	Broomfield	FlatIron Property Holding, LLC	2/29/2020

54 (HAL)	The Container Store, Inc.	The Village at Gulfstream Park 500 Seabiscuit Trail, Suite 1000 Hallandale Beach, FL 33009-2573	Broward	The Village at Gulfstream Park, LLC	2/28/2020

55 (RAL)	The Container Store, Inc.	Glenwood Place 4601 Creedmoor Rd Raleigh, NC 27612	Wake	SDC Glenwood Place, LLC	2/28/2026

56 (IND)	The Container Store, Inc.	Shops at River’s Edge 4120 E. 82nd St Indianapolis, IN 46250	Marion	KRG RIVERS EDGE, LLC	2/28/2022

57 (CHR)	The Container Store, Inc.	SouthPark Mall 4345 Barclay Downs Dr, Charlotte, NC 28209	Mecklenburg	SOUTHPARK MALL LIMITED PARTNERSHIP	2/28/2022

58 (NSH)	The Container Store, Inc.	The Mall at Green Hills 2121 Green Hills Village Dr, Nashville TN 37215-2601	Davidson	Green Hills Mall TRG, LLC (Taubman)	2/28/2022

59 (WDL)	The Container Store, Inc.	Lake Woodlands South 1455 Lake Woodlands Dr	Montgomery	AmREIT, Inc.	2/28/2022

Store #	Lessee	Location Name / Address	County	Lessor	Current Expiration Date of Lease

The Woodlands, TX 77380-3284

60 (ATX)	The Container Store, Inc.	Arlington Highlands 4000 Arlington Highlands Blvd, #101 Arlington, TX 76018-1153	Tarrant	Arlington Highlands, Ltd	3/31/2022

61 (SEG)	The Container Store, Inc.	Plaza El Segundo 710 Sepulveda Blvd El Segundo, CA 90245-4717	Los Angeles	PES Partners, LLC	6/30/2022

62 (LVG)	The Container Store, Inc.	Town Square Las Vegas 6521 Las Vegas Blvd South, C-103 Las Vegas, NV 89119	Clark	TSLV, LLC	2/28/2023

64 (NSM)	The Container Store, Inc.	NorthShore Mall 210 Andover St., #LL01 Peabody, MA 01960	Essex	Mall at Northshore, LLC (Simon)	2/28/2023

65 (BKH)	The Container Store, Inc.	Buckhead Triangle 3637 Peachtree Rd NE, Suite C Atlanta, GA 30319-1253	Fulton	Buchhead Triangle, L.P.	2/28/2023

66 (WES)	The Container Store, Inc.	The Galleria at Westbury Plaza 900 Old Country Rd, Westbury, NY 11590	Nassau	EQUITY ONE (NORTHEAST PORTFOLIO), INC.	2/28/2027

Not Yet Assigned	The Container Store, Inc.	Chapel Hill Shopping Center	Tarrant	SPC Chapel Hill, Ltd.	2/28/2023

Store #	Lessee	Location Name / Address	County	Lessor	Current Expiration Date of Lease

		4601 West Freeway, Suite 500 Ft. Worth, TX 76107			(Based on tentative opening July 2013)

Not Yet Assigned	The Container Store, Inc.	The Corner Shopping Center 4720 W. Spruce St, Unit #3 Tampa, FL 33609	Hillsborough	Saber Corner, LLC	6/30/2028 (Based on tentative opening March 2013)

Schedule 5.08(d)(ii)

Leased Real Estate (Lessor)

None.

Schedule 5.08(e)

Existing Investments

Promissory Note, dated April 6, 2012, in the original principal amount of $2,267,941.68 made by Elfa International AB (successor in interest to Elfa Group AB) for the benefit of The Container Store, Inc. This note is set to mature on June 30, 2012 and as of February 25, 2012 the remaining principal balance is $409,489.44.

Promissory Note, dated April 6, 2012, in the original principal amount of $712,500 made by Elfa International AB (successor in interest to Elfa Group AB) for the benefit of The Container Store, Inc. This note is set to mature on June 30, 2012 and as of February 25, 2012 the remaining balance is $128,645.81.

Schedule 5.10

Insurance

Coverage	Policy Number	Insurer	Policy Term	Summary of Coverage

Property	GQ336	Affiliated FM Insurance Company	7/15/2011 - 7/15/2012	$175,000,000	Combined Building, Personal Property, Business Income and Boiler & Machinery — Limit for any one loss

					See Policy Schedule for location specific coverage and deductibles as deductibles vary by coverage.

					Extension of coverage includes: Earthquake, Flood, Motor Truck Cargo

					Flood Excluded at:
					901 S. Coast Dr., Costa Mesa, CA
					219 Corte Madera, Town Center, Corte Madera, CA
					18550 North Scottsdale Road, Phoenix, AZ 85054
					500 Seabiscuit Trail, Suite 1000, Hallandale Beach, FL

Flood	6002832555	Travelers	3/3/2011-3/3/2012	$500,000	Business Personal Property
				$1,000	Deductible
					Location: 901 S. Coast Dr, Costa Mesa, CA 92626

Flood	87016530842009	Hartford	12/06/2010-12/06/2011	$500,000	Business Personal Property
				$1,000	Deductible
					Location: 219 Corte Madera Town Ctr,
					Corte Madera , CA 94925

Flood	FLD1309575	Selective	4/24/2011-4/24/2012	$500,000	Business Personal Property
				$1,000	Deductible
					Location: 500 Seabiscuit Trl, #1000,
					Hallandale Beach, FL 33009

Coverage	Policy Number	Insurer	Policy Term	Summary of Coverage

Flood	FLD1327425	Selective	10/28/2010-10/28/2011	$500,000	Business Personal Property
				$1,000	Deductible
Location: 18550 N. Scottsdale Rd
Phoenix, AZ 85054

General Liability	35769084	Federal Insurance Company	7/15/2011 - 7/15/2012	$10,000,000	General Aggregate
				$2,000,000	Products/Completed Operations
				$1,000,000	Personal/Advertising Injury
				$1,000,000	Each Occurrence Limit
				$1,000,000	Damage to Premises Rented to You
				$2,500	Medical Expense Any One Person

Employee Benefits Liability
				$1,000,000	Each Claim
				$1,000,000	Aggregate
				$25,000	Deductible — Each Claim
				07/15/2007	Retroactive Date

Additional Insured where required by contract. Waiver of Subrogation where required by contract.

Estimated Sales: $549,475,921

Business Auto	73506985	Federal Insurance Company	7/15/2011 - 7/15/2012	$1,000,000	Combined Single Limit
				$2,500	Personal Injury Protection
				$1,000,000	Uninsured / Underinsured Motorist

Actual Cash Value Minus $1,000 Collision
Deductible
Actual Cash Value Minus $1,000 Comprehensive
Deductible

Coverage	Policy Number	Insurer	Policy Term	Summary of Coverage

Workers Compensation	71703825	Federal Insurance Company	7/15/2011 - 7/15/2012	Statutory	Workers Compensation
Limits
Employer’s Liability Each Accident
				$1,000,000	Employer’s Liability Each Employee
				$1,000,000	Employer’s Liability Policy Limit
$1,000,000
2011 Exp Modifier (excl CA & NJ): 1.00
2011 Exp Modifier (NJ): TBD
2011 Exp Modifier (CA): 1.51

Estimated Annual Payroll: $88,333,203

Final Premium Subject To Audit

Coverage	Policy Number	Insurer	Policy Term	Summary of Coverage

Foreign Package	73248777	Great Northern Insurance Company	7/15/2011 - 7/15/2012	$1,000,000	General Aggregate
				$1,000,000	Products/Completed Operations
				$1,000,000	Personal/Advertising Injury
				$1,000,000	Each Occurrence Limit
				$1,000,000	Damage to Premises Rented to You
				$10,000	Medical Expense Any One Person

Employee Benefit Programs Acts, Errors Or
				$250,000	Omissions Aggregate Limit
				07/15/2003	Retroactive Date

				$1,000,000	Automobile Combined Single Limit

				$1,000,000	Employer’s Liability Each Accident
				$1,000,000	Employer’s Liability Each Employee
				$1,000,000	Employer’s Liability Policy Limit

				$100,000	Kidnap & Ransom Limit
				$500	Deductible

Primary Umbrella Liability	4017549530	Continental Casualty Co.	7/15/2011 - 7/15/2012	$25,000,000	Limit Per Occurrence
				$25,000,000	Aggregate

Excess Umbrella Liability	79878009	Fireman’s Fund Insurance Co.	7/15/2011 - 7/15/2012	$25,000,000	Limit Per Occurrence
				$25,000,000	Aggregate
These Limits are Excess of Primary Limits of $25,000,000.

Coverage	Policy Number	Insurer	Policy Term	Summary of Coverage

Crime	8179-9586	Federal Insurance Co	7/15/2011-7/15/2012	$3,000,000	Employee Theft
				$3,000,000	Premises
				$3,000,000	Transit
				$3,000,000	Forgery
				$3,000,000	Computer Fraud
				$3,000,000	Funds Transfer Fraud
				$3,000,000	Money Orders and Counterfeit
				$100,000	Credit Card Fraud
				$3,000,000	Client Coverage
				$25,000	Expense Coverage
				$25,000	Retention

D&O, Fiduciary and Employment Practices - Primary	14MGU12A2 6054	HCC Global	3/1/12-3/1/13	$15,000,000	Limit of Liability
				$100,000	Retention

D&O, Fiduciary and Employment Practices - Excess	DOX0034954 02	Arch	3/1/12-3/1/13	$10,000,000	Limit of Liability in excess of $15,000,000

Schedule 5.13

Subsidiaries and Other Equity Investments

Part (a) Equity Interests in Subsidiaries

		Percentage of
		Equity Interests
Entity	Holder	Owned	Jurisdiction
The Container Store, Inc.	TCS Holdings, Inc.	100%	Texas
TCS Gift Card Services, LLC	The Container Store, Inc.	100%	Virginia
TCS Installation Services, LLC	The Container Store, Inc.	100%	Texas
Elfa International AB	The Container Store, Inc.	100%	Sweden
Elfa Deutschland GmbH	Elfa International AB	100%	Germany
Kirena OY	Elfa International AB	100%	Finland
Elfa Sweden AB	Elfa International AB	100%	Sweden
Luminator AB	Elfa International AB	100%	Sweden
Pekodom GmbH	Elfa International AB	100%	Germany
Elfa France SA	Elfa Sweden AB	100%	France
Elfa Lumi AB	Elfa Sweden AB	100%	Sweden
Elfa Manufacturing Poland Sp. Z o.o	Elfa Sweden AB	100%	Poland
Elfa Lumi A/S	Elfa Sweden AB	100%	Denmark
OY Elfa Finland AB	Elfa Sweden AB	100%	Finland
Elfa Polska Sp. Z o.o	Elfa Sweden AB	100%	Poland
Elfa Norge A/S	Elfa Sweden AB	100%	Norway
Lumi Norge A/S	Luminator AB	100%	Norway

Part (b) Other Equity Investments

None.

Schedule 5.17

Intellectual Property Rights

United States Patents

		Application	Application	Patent
Patent	Owner	No.	Date	No.	Issue Date
SUSPENSION DEVICE	The Container Store, Inc.	10/868038	6/16/04	7178769	2/20/07
COMPUTER SUPPORTED RETAIL SHOPPING SYSTEMS AND METHODS	The Container Store	11/450746	6/9/06	7681790	3/23/10
TOOL HOLDER	Elfa International AB	12/735717	11/1/10
SUSPENSION DEVICE	Elfa International AB	10/381722	6/2/03	6860456	3/1/05
FASTENING DEVICE	Elfa International AB	10/866162	6/14/04	7121417	10/17/06
SUSPENSION SYSTEM	Elfa International AB	10/909394	8/3/04	7243887	7/17/07
SELF-SUPPORTING SUSPENSION DEVICE AND METHOD FOR ASSEMBLING THEREOF	Elfa International AB	11/707888	2/20/07	7832573	11/16/10
WALL MOUNTED SHELF UNIT WITH TURNABLE POSTS FITTED WITH ARTICULATED JOINTS	Elfa International AB	29/081782	1/9/98	D406476	3/9/99
SHELF SUPPORT	Elfa International AB	29/081781	1/9/98	D407011	3/23/99
HOOK FOR A STRING SHELF	Elfa International AB	29/138702	3/20/01	D455065	4/2/02
MOUNTING GIRDER FOR A STRING SHELF SYSTEM	Elfa International AB	29/138703	3/20/01	D461657	8/20/02
HOOK	Elfa International AB	29/158855	4/12/02	D492891	7/13/04
WIRE DRAWER	Elfa International AB	29/158854	4/12/02	D493308	7/27/04
FOOT FOR A STAND	Elfa International AB	29/268914	11/16/06	D557526	12/18/07
CLOSET ROD HOLDER	Elfa International AB	29/259420	5/9/06	D572125	7/1/08

United States Trademarks

Mark	Owner	Application No.	Filing Date	Reg. No.	Reg. Date
HAPPY ORGANIZED HOME	The Container Store, Inc.	85/203344	12/21/10	N/A	N/A
VOW TO GET ORGANIZED	The Container Store, Inc.	85/442452	10/7/11	N/A	N/A

	The Container Store, Inc.	85/442515	10/7/11	N/A	N/A
THE CONTAINER STORE	The Container Store, Inc.	73/209963	4/2/79	1164143	8/4/81
CONTAIN YOURSELF!	The Container Store, Inc.	73/318980	7/14/81	1257975	11/15/83
CONTAIN IT	The Container Store, Inc.	73/537838	5/14/85	1373123	11/26/85
BIN IT BOX IT RACK IT BAG IT STACK IT TIN IT BOTTLE IT SHELF IT CAN IT SACK IT TRASH IT HANG IT HOOK IT STORE IT	The Container Store, Inc.	74/120437	12/4/90	1699573	7/7/92
THE CONTAINER STORE	The Container Store, Inc.	74/196476	8/20/91	1713572	9/8/92
	The Container Store, Inc.	74/511018	4/11/94	1911969	8/15/95
BLUE WATERS	The Container Store, Inc.	74/536651	6/13/94	1930313	10/24/95
EVENING GARDEN	The Container Store, Inc.	74/536655	6/13/94	1930314	10/24/95
THE CONTAINER STORE	The Container Store, Inc.	74/604750	11/30/94	1940914	12/12/95
MEADOW FLOWERS	The Container Store, Inc.	74/536654	6/13/94	2029125	1/7/97
HERBAL CUCUMBER	The Container Store, Inc.	75/082201	4/1/96	2077172	7/8/97
THE CONTAINER STORE	The Container Store, Inc.	75/476151	4/28/98	2470015	7/17/01
THE ORIGINAL STORAGE AND ORGANIZATION STORE	The Container Store, Inc.	75/736821	6/25/99	2486687	9/11/01
THE NEATEST SITE ON THE WEB	The Container Store, Inc.	76/245081	4/23/01	2517359	12/11/01
ORGANIZE BEFORE YOU ITEMIZE	The Container Store, Inc.	76/386047	3/22/02	2672077	1/7/03
GIFT WRAP WONDERLAND	The Container Store, Inc.	76/377716	3/4/02	2695250	3/11/03
WHO SAYS A TRASH CAN CAN’T MAKE YOU SMILE?	The Container Store, Inc.	76/481738	1/13/03	2790891	12/9/03
WHO SAYS A STORE CAN’T CHANGE YOUR LIFE?	The Container Store, Inc.	76/481739	1/13/03	2790892	12/9/03
LIFE’S LITTLE PLEASURES. ORGANIZED.	The Container Store, Inc.	78/624977	5/6/05	3231091	4/17/07
GOSHOP!	The Container Store, Inc.	78/639985	5/31/05	3259305	7/3/07
LIFE’S MORE FUN WHEN YOU’RE ORGANIZED	The Container Store, Inc.	78/640709	5/31/05	3320086	10/23/07
MAKE A DATE TO GET ORGANIZED	The Container Store, Inc.	77/274226	9/7/07	3502802	9/16/08

DORM ROOM BASIC SIX	The Container Store, Inc.	77/490689	6/4/08	3642234	6/23/09
GOSHOP!	The Container Store, Inc	77/657936	1/27/09	3663470	8/4/09
WHAT WE STAND FOR - ORGANIZATION WITH HEART	The Container Store, Inc.	77/938228	2/17/10	3850042	9/21/10
WHAT WE STAND FOR	The Container Store, Inc.	77/938240	2/17/10	3850043	9/21/10
DO A LITTLE DANCE - EVERY TIME YOU OPEN YOUR CLOSET DOOR	The Container Store, Inc.	77/875622	11/18/09	3932138	3/15/11
ELFA	Elfa International AB	73/149720	11/23/77	1131621	3/11/80
	Elfa International AB	74/088329	8/15/90	1797013	10/5/93
ELFA DÉCOR	Elfa International AB	76/473685	12/10/02	2814662	2/17/04
ELFA EVERYWHERE	Elfa International AB	77/225230	7/9/07	3394552	3/11/08
ELFA EVERYWHERE	Elfa International AB	77/225279	7/9/07	3452480	6/24/08
	Elfa International AB	79/092815	9/7/10	4085814	1/17/12
ELFA FREESTANDING	Elfa International AB	77/053725	11/30/06	3513122	10/7/08

Copyrights

Title	Owner	Registration No.	Registration Date
Annual 30% off Elfa sale : the Container store closet planning guide	the Container Store, Inc.	TX2800400	4/16/90
Annual 30% off Elfa sale: the Container Store closet planning guide	the Container Store, Inc.	TX2802414	4/11/90
The Container Store, organization university : guide for college-bound students	the Container Store, Inc.	TX2970414	9/11/90
Book box	Container Store, Inc.	TX3816401	10/20/94

Title	Owner	Registration No.	Registration Date
The Container Store clothing storage and protection guidelines	Container Store, Inc.	TX3834371	8/29/94
The Container Store for shipping and moving, storing and giving, we have it all	Container Store, Inc.	TX3834372	8/29/94
The Container Store steps to organize space	Container Store, Inc.	TX3834373	8/29/94
The Container Store holiday gift ideas	Container Store, Inc.	TX3834374	8/29/94
Christmas 1993	Container Store, Inc.	TX3834375	8/29/94
The Container Store : the basic six	Container Store, Inc.	TX4003609	3/27/95
A parent’s guide to back to school	Container Store, Inc.	TX4003610	3/27/95
Elfa Easy Hang Shelving	Container Store, Inc.	TX4003611	3/27/95
Save 30-50% off our most popular items during our spring organization sale	Container Store, Inc.	TX4003612	3/27/95
The Container Store tax shelters $1.19 and up	Container Store, Inc.	TX4003613	3/27/95
The Container Store closet planning guide	Container Store, Inc.	TX4003614	3/27/95
Skandia shelving : the Container Store	Container Store, Inc.	TX4003615	3/27/95
Let it sale, let it sale, let it sale! : the Container Store	Container Store, Inc.	TX4003616	3/27/95
Organize your space : the Container Store	Container Store, Inc.	TX4003617	3/27/95
Gifts for the graduate	Container Store, Inc.	TX4008241	3/30/95
elfa easy hang shelving (price sheet)	Container Store, Inc.	TX4279310	5/3/96
The Container Store guide for beautiful bows	Container Store, Inc.	TX4279311	5/3/96
Grids and accessories	Container Store, Inc.	TX4279312	5/3/96
Camptime : a guide to the basics	Container Store, Inc.	TX4279313	5/3/96
Developing independence in your child	Container Store	TX4284282	5/3/96
10% off your next purchase—the Container Store	Container Store, Inc.	TX4315055	5/24/96
The Container Store packing & shipping guide	Container Store, Inc.	TX4315056	5/24/96
The Container Store—we’ll help you organize your closet for spring—for free	Container Store, Inc.	TX4315057	5/24/96
Elfa Easy Glider	Container Store, Inc.	TX4315058	5/24/96
We’ve sheared 40 to 50% off for our spring closet sale—the Container Store	Container Store, Inc.	TX4315059	5/24/96

Title	Owner	Registration No.	Registration Date
Home sweet home—the Container Store	Container Store, Inc.	TX4315060	5/24/96
Organized State—the Container Store guide for college-bound students	Container Store, Inc.	TX4315061	5/24/96
Why we’re your best source for Christmas gifts! The Container Store	Container Store, Inc.	TX4315062	5/24/96
Christmas giving ideas from the Container Store	Container Store, Inc.	TX4315063	5/24/96
VA-VA Voom Storage	Container Store, Inc.	VA1409453	4/23/07
Shoe Storage That Fits Your Style	The Container Store, Inc.	VA1622603	9/6/07
New Hot Fabulous!	The Container Store, Inc.	VA1622612	9/6/07
Wrap It Up!	The Container Store, Inc.	VA1622750	9/6/07
Stocking Stuffer Spectacular!	The Container Store, Inc.	VA1622912	8/30/07
have a grad or know one?	The Container Store, Inc.	VA1629018	9/6/07
Naturally Organized	The Container Store, Inc.	VA1629046	8/30/07
Colorfully Contained	The Container Store, Inc.	VA1629071	8/30/07
Our Annual Storewide Shelving Sale	The Container Store, Inc.	VA1687829	11/3/08
Back to School-Organized!	The Container Store, Inc.	VA1695370	10/15/08
Beautiful Versatile Space-Saving Our Shelving Collection	The Container Store, Inc.	VA1734700	11/21/08
Clearly Artful Storage The Container Store + Umbra	The Container Store, Inc	VA1740006	6/14/10
The Container Store Beautiful Versatile Space-Saving Our Shelving Collection 2009	The Container Store, Inc.	VA1740007	6/14/10
Tax Time Sale - Organize Before You Itemize	The Container Store, Inc.	VA1740206	7/26/10
Storage for Kids of All Ages	The Container Store, Inc.	VA1740208	7/26/10
The Container Store Our Gift Wrap Wonderland 2008	The Container Store, Inc.	VA1740494	6/14/10
The Container Store Our Gift Wrap Wonderland 2009	The Container Store, Inc.	VA1740498	6/14/10
Introducing Elfa Utility	The Container Store, Inc.	VA1743997	10/22/10
Dorm - Give Yourself Some Space	The Container Store, Inc.	VA1744008	10/22/10
Fun Storage For Neat Kids	The Container Store, Inc.	VA1744042	10/22/10
The Container Store elfa Happiness Is An Organized Closet	The Container Store, Inc	VA1745751	6/14/10
10 Easy Ideas for Organizing Your Home	The Container Store, Inc.	VA1746051	10/28/08

Title	Owner	Registration No.	Registration Date
Shoe Storage That Fits Your Style	The Container Store, Inc.	VA1756697	1/21/11
The Container Store Spring Organization Sale 2011	The Container Store, Inc.	VA1802676	6/14/11
The Container Store Back To School 2011	The Container Store, Inc. d.b.a. The Container Store	VA1789295	8/16/2011
The Container Store Happy Organized Home Sale 2011	The Container Store, inc. d.b.a. The Container Store	VA1786661	8/16/2011
The Container Store Show Off Your Storage 2011	The Container Store, Inc. d.b.a. The Container Store	VA1785591	6/14/2011
The Container Store Dorm 2010	The Container Store, Inc. d.b.a. The Container Store	VA1802672	6/14/2011
The Container Store elfa. More Room in Your Closet. More Time in Your Life. More Value Than Ever!	The Container Store, Inc. d.b.a. The Container Store	VA1752844	5/3/2010
The Container Store Fun Storage For Neat Kids	The Container Store, Inc. d.b.a. The Container Store	VA1756514	1/20/2011
The Container Store Life’s More Fun When You’re Organized! 2010	The Container Store, Inc. d.b.a. The Container Store	VA1774418	6/14/2010
The Container Store Love Your Luggage! Our Organized Traveler SALE 2010	The Container Store, Inc. d.b.a. The Container Store	VA1740496	6/14/2010
The Container Store Our Annual elfa SALE 30% off elfa 30% off installation too!	The Container Store, Inc. d.b.a. The Container Store	VA1789270	6/14/2011
The Container Store Our Gift Wrap Wonderland 2010	The Container Store, Inc. d.b.a. The Container Store	VA1801575	6/14/2011
The Container Store Spring Organization Sale	The Container Store, Inc. d.b.a. The Container Store	VA1752851	5/3/2010
The Container Store Work Smart Office Sale	The Container Store, Inc. d.b.a. The Container Store	VA1752842	5/3/2010
The Container Store Life’s More Fun When You’re Organized! 2009	The Container Store, Inc. d.b.a. The Container Store	VA1744039	10/22/2010
The Container Store Organize Before You Itemize Tax Time Sale 2009	The Container Store, Inc. d.b.a. The Container Store	VA1744000	10/22/2010
The Container Store Organize Your Holiday Treasures	The Container Store, Inc. d.b.a. The Container Store	VA1756513	1/20/2011
The Container Store Our Annual elfa Sale 30% Off elfa 30% Off elfa Installation	The Container Store, Inc. d.b.a. The Container Store	VA1752845	5/3/2010
The Container Store Plan It. Pack it.	The Container Store, Inc.	VA1752841	5/3/2010

Title	Owner	Registration No.	Registration Date
Enjoy It. Our Organized Traveler Sale 2009	d.b.a. The Container Store
The Container Store Spring Organization Sale 2009 Everything elfa On SALE AGAIN 30% OFF	The Container Store, Inc. d.b.a. The Container Store	VA1740209	7/26/2010
The Container Store Summer Camp In Organized Style! 2009	The Container Store, Inc. d.b.a. The Container Store	VA1752848	5/3/2010
The Container Store Back To School 2009	The Container Store, Inc. d.b.a. The Container Store	VA1752847	5/3/2010
The Container Store EVERYTHING elfa On SALE AGAIN 30% OFF 2009 A Message from Melissa Reiff, President, The Container Store	The Container Store, Inc. d.b.a. The Container Store	VA1744004	10/22/2010
The Container Store Happy Organized Home Sale 2009	The Container Store, Inc. d.b.a. The Container Store	VA1752839	5/3/2010
The Container Store Hurry, They Won’t Last! Our Fabulous 2009 Stocking Stuffers!	The Container Store, Inc. d.b.a. The Container Store	VA1742931	6/14/2010
The Container Store Summer Sale 2008 Life’s More Fun When You’re Organized!	The Container Store, Inc. d.b.a. The Container Store	VA1756512	1/20/2011
The Container Store Hang On! 2008	The Container Store, Inc. d.b.a. The Container Store	VA1744043	10/22/2010
The Container Store Organize Your Holiday Treasures 2008	The Container Store, Inc. d.b.a. The Container Store	VA1740495	6/14/2010
The Container Store Something Fun for Everyone! Our 2008 Stocking Stuffer Collection	The Container Store, Inc. d.b.a. The Container Store	VA1740499	6/14/2010
The Container Store Storage for Kids of All Ages 2008	The Container Store, Inc. d.b.a. The Container Store	VA1740208	7/26/2010
The Container Store Spring Organization Sale 2008	The Container Store, Inc. d.b.a. The Container Store	VA0001744002	10/22/2010
The Container Store The Box Book 2011 Best selection in town Best boxes around	The Container Store, inc. d.b.a. The Container Store	VA1805512	6/14/2011
The Container Store Work Smart Office Sale 2011	The Container Store, Inc, d/b/a, The Container Store	VA1805525	6/14/2011
The Container Store St. Nick’s Top Picks Our 2010 Stocking Stuffers have arrived!	The Container Store, Inc. d.b.a. The Container Store	VA1805165	6/14/2011
The Container Store elfa Everything can be organized.	The Container Store, Inc. d.b.a. The Container Store	VA1805511	6/14/2011

Title	Owner	Registration No.	Registration Date
The Container Store Happy Organized Home Sale 2011	The Container Store, Inc. d.b.a. The Container Store	VA1805522	6/14/2011
The Container Store Organize Your Holiday Treasures 2010	The Container Store, Inc. d.b.a. The Container Store	VA1805543	6/14/2011
The Container Store Our Annual Storewide Shelving Sale 2010 Our Huge Collection is 25% Off!	The Container Store, Inc. d.b.a. The Container Store	VA1805523	6/14/2011
Calais : no. EL030	Elfa International	VA1219781	5/15/03
Monaco : no. EL029	Elfa International	VA1219782	5/15/03
Pembrook : no. EL006	Elfa International, Inc.	VA1223743	4/23/03
Orleans : no. EL037	Elfa International, Inc.	VA1223744	4/23/03
Waterbury : no. EL048	Elfa International, Inc.	VA1223745	4/23/03
Pisarro : no. EL004	Elfa International, Inc.	VA1223746	4/23/03
Glastonbury : no. EL002	Elfa International, Inc.	VA1223747	4/23/03
Paris : no. EL046	Elfa International, Inc.	VA1223748	4/23/03
Dijon : no. EL010	Elfa International, Inc.	VA1223749	4/23/03
Lyon : no. EL008	Elfa International, Inc.	VA1223750	4/23/03
Milan : no. EL045	Elfa International, Inc.	VA1223751	4/23/03
Cotswald : no. EL-65	Elfa International, Inc.	VAu600887	10/31/03

Domain Names

containerstore.biz               1equals3.org

thecontainerstore.biz	1equals3.us
thecontainerstore.info	1equals3.com
containorstore.com	containyourselfindy.com
contanerstore.com	thecontainerstore.net
contianerstore.com	thecontainerstore.org
containerstore.info	thecontainerstore.mobi
containerstore.cc	containerstore.mobi
thecontainerstore.us	containerstore.co
containerstore.us	thecontainerstore.co
containerstore.org	thecontainerstore.xxx
containerstore.net	containerstore.xxx
thecontainerstore.com	tcshomedesign.com
elfanorthamerica.com	TcsAtHomeSolutions.com
elfanorthamerica.net	TcsAtHomeService.com
elfamarketing.org	tcsHome.net
elfamarketing.net	tcsHome.org
elfanorthamerica.org	tcsHome.biz
elfamarketing.com	tcsHome.info
containerstore.com	tcsATHome.net
container-store.com	tcsATHome.org
container-stores.com	tcsATHome.biz
storageandorganization.com	athomeservice.net
storageandorganization.net	athomeservice.biz
storageandorganization.org	containerstore.co.uk
containernmore.com	thecontainerstore.co.uk
containerandmore.com	containerstore.ca
containersnmore.com	thecontainerstore.ca
organizedit.net	mail.containerstore.com
organizedit.com	siteclarity.containerstore.com
organizedit.org
1equals3.net

Intellectual Property License Agreements

In the ordinary course of business, the Companies enter into intellectual property license agreements with vendors. Such intellectual property license agreements are primarily for the use of vendors’ software.

Schedule 6.12

Guarantors

TCS Holdings, Inc.

TCS Gift Card Services, LLC

TCS Installation Services, LLC

Schedule 6.13

Credit Card Arrangements

Payment Credit Card and Debit Bill Payment Processing Agreement, dated as of August, 2010, between The Container Store, Inc. and Paymentech, L.P.

Payment Credit Card Processing Agreement, dated as of March 9, 2003, between The Container Store, Inc. and American Express Travel Related Services Company, Inc. (“AMEX”).

Payment Credit Card Processing Agreement, dated September 21, 2005, between The Container Store, Inc. and Discover Financial Services, LLC (“Discover”).

Schedule 7.01(b)

Existing Liens

		Secured		Original	Original	Amdt.	Amdt. File
Debtor	Jurisdiction	Party	Collateral	File Date	File Number	File Date	Number
The Container Store, Inc.	Texas SOS	First Sierra Financial, Inc.	Leased Equipment	10/27/1999	99-217123	07/30/2009	09-00215672
The Container Store, Inc.	Texas SOS	First Sierra Financial, Inc.	Leased Equipment	01/05/2000	00-402461	10/15/2009	09-00288582
The Container Store, Inc.	Texas SOS	Highline Capital	Leased Equipment	03/14/2000	00-452932	01/13/2010	10-00011421
The Container Store, Inc.	Texas SOS	Highline Capital	Leased Equipment	05/22/2000	00-503521	02/09/2010	10-00038218
The Container Store, Inc.	Texas SOS	Wells Fargo Equipment Finance, Inc.	Specific Equipment	09/16/2003	04-0041933882	07/29/2008	08-00253208
The Container Store, Inc.	Texas SOS	Cisco Systems Capital Corporation	Leased Equipment	02/27/2004	04-0058709487	02/18/2009	09-00048027
The Container Store, Inc.	Texas SOS	Midfirst Bank	Specific Equipment	05/09/2007	07-001564987
The Container Store, Inc.	Texas SOS	Wells Fargo Financial Leasing, Inc.	Leased Equipment	04/08/2011	11-0010564553
The Container Store, Inc.	Texas SOS	United Rental Northwest, Inc.	Specific Equipment	12/07/2011	11-0035598193
The Container Store, Inc.	Texas SOS	Wells Fargo Financial Leasing, Inc.	Leased Equipment	01/03/2012	12-0000206778

Schedule 7.02

Existing Indebtedness

Equipment Lease Agreement, dated as of October 16, 2006, between First Equipment Company and The Container Store, Inc., which lease constitutes an approximate aggregate outstanding indebtedness amount of $18,005 as of March 31, 2012.

SW License Lease, dated as of September 2008, between The Container Store, Inc. and Cisco Systems Capitol Corporation, which lease constitutes an approximate aggregate outstanding indebtedness amount of $141,981 as of March 31, 2012.

Agreement to pay, dated as of January 3, 2012, between TCS Installation Services, LLC (“TIS”) and Elfa Installation Services (“EIS”), LLC, which constitutes an approximate aggregate outstanding indebtedness of TIS owing to EIS in an amount of $5,958,333 as of March 31, 2012.

Schedule 7.09

Burdensome Agreements

None.

Schedule 11.02

Administrative Agent’s Office, Certain Addresses for Notices

If to Holdings:

TCS Holdings, Inc.

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard, Suit 2000

Los Angeles, California 90025

Attention: Timothy Flynn

Telecopier Number: (310) 954-0404

Telephone Number: (310) 954-0444

With a copy to:

The Container Store, Inc.

500 Freeport Parkway

Coppell, Texas 75019

Attention: Natalie Levy

Telecopier Number: (972) 538-7821

Telephone Number: (972) 538-6821

Email Address: nataliel@containerstore.com

Attention: Jeff Longmire

Telecopier Number: (972) 538-7855

Telephone Number: (972) 538-6855

Email Address: jdlongmire@containerstore.com

Attention: Michael Lambeth

Telecopier Number: (972) 538-7858

Telephone Number: (972) 538-6858

Email Address: mlambeth@containerstore.com

If to any other Loan Party:

The Container Store, Inc.

500 Freeport Parkway

Coppell, Texas 75019

Attention: Natalie Levy

Telecopier Number: (972) 538-7821

Telephone Number: (972) 538-6821

Email Address: nataliel@containerstore.com

Attention: Jeff Longmire

Telecopier Number: (972) 538-7855

Telephone Number: (972) 538-6855

Email Address: jdlongmire@containerstore.com

Attention: Michael Lambeth

Telecopier Number: (972) 538-7858

Telephone Number: (972) 538-6858

Email Address: mlambeth@containerstore.com

If to the Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender:

JPMorgan Chase Bank, N.A.

Chase Business Credit

10 South Dearborn Street

22nd Floor

Mail Code IL1-1190

Chicago, Illinois 60603

Attention: Olga Prado

Telecopier Number: (312) 377-1091

With copy to:

JPMorgan Chase Bank, N.A.

Chase Business Credit

2200 Ross Avenue, Floor 9-TX1-2921

Dallas, TX 75201

Attention: Andrew Ray

Telecopier Number: (214) 965-2594

Telephone Number: (214) 965-2592

Email Address: andrew.g.ray@jpmchase.com

EXHIBIT A-1

FORM OF COMMITTED LOAN NOTICE

Date:

To:                             JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 6, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among THE CONTAINER STORE, INC., a Texas corporation (the “Borrower”), the Guarantors party thereto (individually, a “Guarantor” and, collectively, the “Guarantors”), the Lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

The Borrower hereby requests a Committed Borrowing(1):

1.                                      On                                            (a Business Day)(2)

2.                                      In the amount of $                                      (3)

3.                                      Comprised of                                                     (Type of Committed Loan)(4)

4.                                      For LIBO Rate Loans: with an Interest Period of                                     months.(5)

(1)                                 A Committed Borrowing must be a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of LIBO Rate Loans, must have the same Interest Period.

(2)                                 Each notice of a Committed Borrowing must be received by the Administrative Agent not later than 2:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of LIBO Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans.

(3)                                 Each Borrowing of LIBO Rate Loans must be in a principal amount of $2.0 million or a whole multiple of $1.0 million in excess thereof, and, except as otherwise provided in Sections 2.03(c) and 2.04(c) of the Credit Agreement, each Borrowing of Base Rate Loans must be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

(4)                                 Committed Loans may be either Base Rate Loans or LIBO Rate Loans. If the Type of Committed Loan is not specified, then the applicable Committed Loans will be made as Base Rate Loans.

A-1-1

The Borrower hereby represents and warrants that (a) the Committed Borrowing requested herein complies with the provisions of Section 2.02 of the Credit Agreement and (b) the conditions specified in Sections 4.02(a) and 4.02(b) of the Credit Agreement have been satisfied on and as of the date of the applicable Committed Borrowing.

THE CONTAINER STORE, INC., as Borrower

By:
Name:
Title:

Footnote continued from previous page.

(5)                                 The Borrower may request an Interest Period of one, two, three or six months (or such other period as agreed by the Borrower and all applicable Lenders). If no election of Interest Period is specified, then the Borrower will be deemed to have specified an Interest Period of one month.

A-1-2

EXHIBIT A-2

FORM OF CONVERSION/CONTINUATION NOTICE

Date:

To:                             JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 6, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among THE CONTAINER STORE, INC., a Texas corporation (the “Borrower”), the Guarantors party thereto (individually, a “Guarantor” and, collectively, the “Guarantors”), the Lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent. Capitalized terms used but not defined herein shall have the meanings set forth in, the Credit Agreement.

The Borrower hereby requests (select one):

☐    A conversion of Base Rate Loans to LIBO Rate Loans

☐    A conversion of LIBO Rate Loans to Base Rate Loans

☐    A continuation of LIBO Rate Loans

1.                                      On                                         (a Business Day)(1)

2.                                      In the amount of $

3.                                      Comprised of                                     (Type of Committed Loan Converted)(2)

4.                                      For LIBO Rate Loans: with an Interest Period of                          months.(3)

(1)                                 Each notice of conversion of Committed Loans from one Type to the other or of continuation of LIBO Rate Loans must be received by the Administrative Agent not later than 2:00 p.m. three Business Days prior to the requested date of any conversion to, or continuation of, LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans. If the Borrower fails to give a timely notice of a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans.

(2)                                 Each conversion to, or continuation of, LIBO Rate Loans shall be in a principal amount of $2.0 million or a whole multiple of $1.0 million in excess thereof, and, except as otherwise provided in Sections 2.03(c) and 2.04(c) of the Credit Agreement, each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

A-2-1

The Borrower hereby represents and warrants that the conversion of Committed Loans or the continuation of LIBO Rate Loans requested herein, as the case may be, complies with the provisions of Section 2.02 of the Credit Agreement.

THE CONTAINER STORE, INC., as Borrower

By:
Name:
Title:

Footnote continued from previous page.

(3)                                 The Borrower may request an Interest Period of one, two, three or six months (or such other period as agreed by the Borrower and all applicable Lenders). If no election of Interest Period is specified, then the Borrower will be deemed to have specified an Interest Period of one month.

A-2-2

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:

To:                   JPMorgan Chase Bank, N.A., as Swing Line Lender

JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 6, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among THE CONTAINER STORE, INC., a Texas corporation (the “Borrower”), the Guarantors party thereto (individually, a “Guarantor” and, collectively, the “Guarantors”), the Lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

The Borrower hereby requests a Swing Line Borrowing:

1.                                      On                                     (a Business Day)(1)

2.                                      In the amount of $

The Swing Line Borrowing requested herein complies with the provisions of Section 2.04 of the Credit Agreement.

THE CONTAINER STORE, INC., as Borrower

By:
Name:
Title:

(1)                                 Each notice of a Swing Line Borrowing must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested date of any Swing Line Borrowing.

B-1

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

Date of Certificate:

To:          JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 6, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among THE CONTAINER STORE, INC., a Texas corporation (the “Borrower”), the Guarantors party thereto (individually, a “Guarantor” and, collectively, the “Guarantors”), the Lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

The undersigned, in his or her capacity as a duly authorized and acting Responsible Officer of Holdings, hereby certifies on behalf of Holdings and each of the other Loan Parties as of the date hereof the following:

1.                                      No Defaults or Events of Default.

[Since                    (the date of the last similar certification), no Default or Event of Default has occurred.]

[A Default or Event of Default has occurred since                     (the date of the last similar certification). The Loan Parties have taken or propose to take those actions with respect to such Default or Event of Default as described on said Appendix I.]

2.                                      Financial Calculations. Attached hereto as Appendix II are reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio (determined for purposes of Section 7.15 of the Credit Agreement) on a trailing four quarter basis, as of the Fiscal Quarter ending                     .(1)

(1)                                 To be delivered together with the financial statements of Holdings and its Subsidiaries pursuant to Section 6.01(a), Section 6.01(b) or Section 6.01(c) of the Credit Agreement but tested pursuant to Section 7.15 of the Credit Agreement only during a Covenant Compliance Event.

3.                                      Financial Statements.

[Use following paragraph (a) for fiscal year-end financial statements]

(a)                                 Attached hereto as Appendix III are the audited financial statements of Holdings and its Subsidiaries required by Section 6.01(a) of the Credit Agreement for the Fiscal Year ending                       , and the related Consolidated statements of income or operations, shareholders’ equity (if available) and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail, audited and accompanied by a report and opinion of Ernst & Young, LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably satisfactory to the Administrative Agent, which report and opinion has been prepared in accordance with the requirements of Section 6.01(a) of the Credit Agreement. Also attached hereto as Appendix III are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries and variable interest entities (if any) from such financial statements.

[Use following paragraph (b) for fiscal quarter-end financial statements]

(b)                                 Attached hereto as Appendix III are the unaudited financial statements of Holdings and its Subsidiaries required by Section 6.01(b) of the Credit Agreement for the Fiscal Quarter ending                     , and the related Consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of Holdings’ Fiscal Year then ended, all in reasonable detail, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year and to the figures as set forth in the projections delivered pursuant to Section 6.01(d). Also attached hereto as Appendix III are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries and variable interest entities (if any) from such financial statements.

(c)                                  The financial statements furnished to the Administrative Agent for the [Fiscal Year/Fiscal Quarter] ending                     were prepared in accordance with GAAP and present fairly in all material respects the financial condition, results of operations, shareholders’ equity (if available) and cash flows of Holdings and its Subsidiaries on a Consolidated basis, as of the end of the period(s) covered, subject only to, with respect to the quarterly financial statements, normal year-end adjustments, including, but not limited to, purchase accounting adjustments, and the absence of footnotes.

4.                                      Locations of Collateral. Attached hereto as Appendix IV is a description of any change in the location of any office in which a Loan Party maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility).

5.                                     Management Discussion. Attached hereto as Appendix V is a narrative prepared by management of Holdings, in accordance with Section 6.01(e) of the Credit Agreement, with respect to the financial statements delivered herewith.

6.                                      List of Subsidiaries. Attached hereto as Appendix VI is a list of each Subsidiary that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, a duly authorized and acting Responsible Officer of Holdings, on behalf of Holdings and each of the other Loan Parties, has duly executed this Compliance Certificate as of              , 20   .

HOLDINGS:

TCS HOLDINGS, INC.

By:
Name:
Title:

APPENDIX I

The following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Loan Parties to be taken on account thereof.

APPENDIX II

Consolidated Fixed Charge Coverage Ratio

1.                                      Consolidated EBITDA for such Measurement Period:

(a)                                 Consolidated Net Income of Holdings and its Restricted Subsidiaries for the most recently completed Measurement Period:

Plus the following, to the extent deducted in calculating Consolidated Net Income for such Measurement Period:

(b)                                 Consolidated Interest Charges:

(c)                                  provision for Federal, state, local and foreign income taxes:

(d)                                 depreciation and amortization expense:

(e)                                  non-cash stock compensation paid to officers, directors, employees or consultants:

(f)                                   all non-cash losses from Dispositions other than Dispositions of inventory in the ordinary course of business:

(g)                                  Transaction Expenses:

(h)                                 expenses incurred in connection with the prepayment, amendment, or refinancing of Indebtedness:

(i)                                     non-cash expenses related to LIFO/LCM reserves and non-cash rent:

(j)                                    any non-cash purchase accounting adjustments made in connection with any acquisition permitted by the Credit Agreement:

(k)                                 expenses incurred in connection with closed stores, store closings and store relocations in an amount not to exceed $5.0 million in the aggregate in such Measurement Period:

(l)                                     Management Fees:

(m)                             all transactional costs, expenses and charges payable to non-Affiliated third parties and made at the time of, and in connection with, any acquisition (whether or not consummated) in an amount not to exceed $5.0 million in the aggregate during such Measurement Period:

(n)                                 any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including with respect to Indebtedness, a refinancing thereof, whether or not successful), in each case permitted to be incurred or made under the Credit

Agreement and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transaction:

(o)                                 non-cash losses (minus any non-cash gains) with respect to Swap Contracts:

(p)                                 extraordinary, unusual or non-recurring expenses, charges or losses during such period (as determined by the Borrower in good faith, it being understood that Item 10(e) of Regulation S-K under the Securities Act shall not constitute a limitation on any such determination):

(q)                                 pre-opening and grand opening expenses in an amount not to exceed $10.0 million in such Measurement Period:

Minus, the following:

(r)                                    to the extent included in calculating Consolidated Net Income for such Measurement Period, all non-recurring, non-cash items increasing Consolidated Net Income, excluding any non-cash items that result in an accrual of a reserve for cash items in any future period, (in each case of or by Holdings and its Restricted Subsidiaries for such Measurement Period):

(s)                                   non-cash gains from Dispositions other than Dispositions of inventory in the ordinary course of business:

(t)                                    Consolidated EBITDA [The sum of Lines 1(a) through 1(q) minus the sum of Lines 1(r) and 1(s)]:(1)

2.                                      Plus for the purposes of Section 7.15 only, Specified Equity Contributions made during such Measurement Period:

3.                                      Minus:

Capital Expenditures made during such Measurement Period:

4.                                      CASH FLOW AVAILABLE FOR FIXED CHARGES

[The sum of Line 1(t) plus Line 2 minus Line 3]:

5.                                      Debt Service Charges for such Measurement Period:

(a)                                 Consolidated Interest Charges paid in cash or required to be paid in cash:

(1)                                 Consolidated EBITDA shall be deemed to be $24,906,050, $7,621,086, $16,544,906 and $21,820,837 for the Fiscal Quarters ended February 26, 2011, May 28, 2011, August 27, 2011 and November 26, 2011, respectively (without pro forma adjustments for the acquisition of TCS Installation Services, LLC).

2

Plus

(b)                                 principal payments made or required to be made on account of Indebtedness (excluding the (i) Obligations, (ii) any Synthetic Lease Obligations and (iii) any principal payments required to be made with respect to the Term Facility solely as a result of any “excess cash flow” mandatory prepayment requirement under the Term Facility, but including, without limitation, any Capital Lease Obligations):

(c)                                  Debt Service Charges [The sum of Lines 5(a) and 5(b)]:

Plus:

6.                                      Aggregate amount of all scheduled mandatory cash payments on Disqualified Equity Interests made of or by Holdings and its Restricted Subsidiaries:

7.                                      FIXED CHARGES [The sum of Line 5 and Line 6]:

8.                                      CONSOLIDATED FIXED CHARGE COVERAGE RATIO [Line 4 divided by Line 7]:

3

EXHIBIT E

FORM OF NOTE

NOTE

$	[ ], 20[ ]
New York, New York

FOR VALUE RECEIVED, THE CONTAINER STORE, INC., a Texas corporation (“Borrower”), promises to pay to                                 (hereinafter, with any subsequent holders, the “Lender”), c/o the Administrative Agent, the principal sum of                 DOLLARS ($                    ), or, if less, the aggregate unpaid principal balance of Loans made by the Lender to or for the account of the Borrower pursuant to the Credit Agreement dated as of April 6, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among Borrower, the Guarantors party thereto (individually, a “Guarantor” and, collectively, the “Guarantors”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties, JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, and the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), with interest at the rate and payable in the manner stated therein.

This is a “Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Agent’s books and records concerning the Loans, the accrual of interest thereon, and the repayment of such Loans, shall be prima facie evidence of the indebtedness to the Lender hereunder.

No delay or omission by any Agent or the Lender in exercising or enforcing any of such Agent’s or the Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.

The Borrower, and each endorser and guarantor of this Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. The Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by any Agent and/or the Lender with respect to this Note and/or any Collateral or any extension or other indulgence with respect to any other liability or

E-1-1

any collateral given to secure any other liability of the Borrower or any other Person obligated on account of this Note.

This Note shall be binding upon the Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.

The liabilities of the Borrower, and of any endorser or guarantor of this Note, are joint and several, provided, however, the release by any Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Note. Each reference in this Note to the Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Note may seek contribution from any other Person also obligated unless and until all of the Obligations have been paid in full in cash.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

E-1-2

The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agents and the Lender, in the establishment and maintenance of their respective relationship with the Borrower contemplated by this Note, are each relying thereon. THE BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE AGENTS AND THE LENDER HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGE FOLLOWS]

E-1-3

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date set forth above.

BORROWER:

THE CONTAINER STORE, INC.

By:
Name:
Title:

E-1-4

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of April 6, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among, The Container Store, Inc., a Texas corporation ( “Borrower”), the Guarantors party thereto (individually, a “Guarantor” and, collectively, the “Guarantors”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties, JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, and the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

(the “Assignor”) and                                         (the “Assignee”) agree as follows:

1.                                      The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations as a Lender under the Credit Agreement as of the date hereof (including, without limitation, such interest in each of the Assignor’s outstanding Commitments, if any, and the Loans (and related Obligations) owing to it) specified in Section 1 of Schedule I hereto. After giving effect to such sale and assignment, the Assignor’s and the Assignee’s Commitments and the amount of the Loans owing to the Assignor and the Assignee and the amount of Letters of Credit participated in by the Assignor and the Assignee will be as set forth in Section 2 of Schedule I hereto.

2.                                      The Assignor: (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Liens and that it is legally authorized to enter into this Assignment and Assumption; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in, or in connection with, the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (d) confirms, in the case of an Assignee who is not a Lender, an Affiliate of a Lender, or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the Assignor subject to this Assignment and Assumption, is not less than $1.0 million (and in integral multiples of $1.0 million in excess thereof), and after giving effect thereto, the Assignor shall hold a Commitment of at least $1.0 million, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

3.                                      The Assignee: (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Credit Agreement, are required to be performed by it as a Lender; (e) specifies as its lending office (and address for notices) the office set forth beneath its name on the signature pages hereof; (f) if it is a Fee Recipient, confirms that it is a Permitted Investor, and attached hereto is the documentation it is required to deliver pursuant to the terms of the Credit Agreement, duly completed and executed by such Permitted Investor, (g) agrees that, if the Assignee is a Foreign Lender entitled to an exemption from, or reduction of, withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under the Credit Agreement or under any other Loan Document, it shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a U.S. Tax Certificate in the form of Exhibit M-1, Exhibit M-2, Exhibit M-3 or Exhibit M-4 to the Credit Agreement (the “U.S. Tax Certificates”) and (B) duly completed copies of Internal Revenue Service Form W-8BEN, (iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9 or Form W-8IMY from each beneficial owner, as applicable, or (v) any other form prescribed by applicable Law as a basis for claiming exemption from, or a reduction in, United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made; and (h) represents and warrants that it is an Eligible Assignee.

4.                                      Following the execution of this Assignment and Assumption by the Assignor and the Assignee, it will be delivered, together with a processing and recordation fee in the amount of $3,500 (unless such fee has been waived by the Administrative Agent in its sole discretion), to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Assumption shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule I hereto (the “Effective Date”).

5.                                      Upon such acceptance and recording by the Administrative Agent and, to the extent required by Section 11.06(b)(iii) of the Credit Agreement, consent by the Administrative Agent, the Borrower, the L/C Issuer, and/or the Swing Line Lender, as applicable (such consent not to be unreasonably withheld or delayed), from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned by this Assignment and Assumption, shall have the rights and obligations of a Lender under the Credit Agreement, and (b) the Assignor shall, to the extent of the interest assigned by this Assignment and Assumption, be released from its obligations under the Credit Agreement.

6.                                      Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7.                                      This Assignment and Assumption shall be governed by, and be construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Lending Office (and address for notices):

[Address]

Acknowledged and, to the extent required by Section 11.06(b)(i)(B) or Section 11.06(b)(iii) of the Credit Agreement, consented to, this                     day of                     .

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Acknowledged and, to the extent required by Section 11.06(b)(i)(B) or Section 11.06(b)(iii) of the Credit Agreement, consented to, this                      day of                      .

BORROWER:

THE CONTAINER STORE, INC.(1)

By:
Name:
Title:

(1) Include as required by the Credit Agreement.

Acknowledged and, to the extent required by Section 11.06(b)(i)(B) or Section 11.06(b)(iii) of the Credit Agreement, consented to, this                      day of                      .

SWING LINE LENDER:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Acknowledged and, to the extent required by Section 11.06(b)(i)(B) or Section 11.06(b)(iii) of the Credit Agreement, consented to, this                      day of                      .

L/C ISSUER

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Schedule I

to

Assignment and Assumption

Section 1. Percentage/Amount of Commitments/Loans/Letters of Credit Assigned by Assignor to Assignee.

Applicable Percentage assigned by Assignor:		%

Commitment assigned by Assignor:	$

Aggregate Outstanding Principal Amount of Loans assigned by Assignor:	$

Aggregate Participations assigned by Assignor in L/C Obligations:	$

Section 2. Percentage/Amount of Commitments/Loans/Letters of Credit Held by Assignor and Assignee after giving effect to Assignment and Assumption.

Assignor’s Applicable Percentage:		%

Assignee’s Applicable Percentage:		%

Assignor’s Commitment:	$

Assignee’s Commitment:	$

Aggregate Outstanding Principal Amount of Loans Owing to Assignor:	$

Aggregate Outstanding Principal Amount of Loans Owing to Assignee:	$

Aggregate Participations by Assignor in L/C Obligations:	$

Aggregate Participations by Assignee in L/C Obligations:	$

Section 3. Effective Date:

EXHIBIT H-1

FORM OF PERFECTION CERTIFICATE

[                                    ], 2012

Reference is hereby made to (i) that certain Security Agreement dated as of the date hereof (the “Term Loan Security Agreement”), among The Container Store, Inc., a Texas corporation (the “Term Loan Borrower”), the Guarantors party thereto (the “Term Loan Guarantors”) and the Term Loan Agent (as hereinafter defined); (ii) that certain Credit Agreement dated as of the date hereof (the “Term Loan Credit Agreement”) among the Term Loan Borrower, TCS Holdings, Inc., a Delaware corporation (“Holdings”), the Term Loan Guarantors, the lenders from time to time party thereto (the “Term Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (in such capacity, the “Term Loan Agent”); (iii) that certain Security Agreement dated as of the date hereof (the “ABL Security Agreement,” and together with the Term Loan Security Agreement, the “Security Agreements”), among The Container Store, Inc., a Texas corporation (the “ABL Borrower”), the Guarantors party thereto (collectively, the “ABL Guarantors”) and the ABL Agent (as hereinafter defined); and (iv) that certain Credit Agreement dated as of the date hereof (the “ABL Credit Agreement,” and together with the Term Loan Credit Agreement, the “Credit Agreements”) among the ABL Borrower, the ABL Guarantors, the lenders from time to time party thereto (the “ABL Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (in such capacity, the “ABL Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreements.

As used herein, the term “Companies” means Holdings, the Term Loan Borrower, the ABL Borrower, the Term Loan Guarantors, the ABL Guarantors and each of their respective domestic Subsidiaries.

Each of the undersigned hereby certifies with respect to each Company to the ABL Agent and the Term Loan Agent as follows:

1.                                      Names.

(a)                                 The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b)                                 Set forth in Schedule 1(b) hereto is any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

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(c)                                  Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time within the five years preceding the date hereof. Also set forth in Schedule 1(c) is the information required by Section 1 of this certificate for any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time within the five years preceding the date hereof.

2.                                      Current Locations.

(a)                                 The chief executive office of each Company is located at the address set forth in Schedule 2(a) hereto.

(b)                                 Set forth in Schedule 2(b), are all locations where each Company maintains (i) any books or records relating to the Collateral or (ii) any of the Collateral consisting of inventory or equipment having an aggregate value in excess of $250,000.

(c)                                  Set forth in Schedule 2(c) hereto are the names and addresses of all persons or entities other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment having an aggregate value in excess of $250,000.

(d)                                 Set forth in Schedule 2(d) hereto are the names and addresses of any customs broker or carrier which has possession or is intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment having an aggregate value in excess of $250,000.

3.                                      Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 3 attached hereto, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

4.                                      File Search Reports. Attached hereto as Schedule 4 are file search reports from (A) the Uniform Commercial Code filing offices and the state and local filing offices for tax and judgment liens (i) in each jurisdiction identified in Section 1(a), Section 2(a) or Section 2(b)(i) with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c), or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to each of the ABL Agent and the Term Loan Agent.

H-1-2

5.                                      Real Property. Attached hereto as Schedule 5(a)(i) is a list of all real property owned by any Company. Attached hereto as Schedule 5(a)(ii), is a list of each Company’s distribution centers. Attached hereto as Schedule 5(a)(iii) is a list of each Company’s leased real property. Except as described on Schedule 5(b), attached hereto, no Company has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions.

6.                                      Stock Ownership and Other Equity Interests. Attached hereto as Schedule 6(a), is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its domestic and first-tier foreign Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreements. Set forth on Schedule 6(b) is each other equity investment of each Company and of each Foreign Subsidiary.

7.                                      Instruments and Tangible Chattel Paper. Attached hereto as Schedule 7 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies, in each case having a value in excess of $500,000 (or with respect to all such instruments and chattel paper, having an aggregate face value in excess of $2,000,000).

8.                                      Intellectual Property. Attached hereto as Schedule 8(a) is a schedule setting forth all of each Company’s United States Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Intellectual Property Security Agreements) registered with the PTO (as defined in the Intellectual Property Security Agreements). Attached hereto as Schedule 8(b), is a schedule setting forth all of each Company’s United States Copyrights and Copyright Licenses (each as defined in the Intellectual Property Security Agreements), including the name of the registered owner and the registration number of each Copyright or Copyright License owned by each Company.

9.                                      Commercial Tort Claims. Attached hereto as Schedule 9 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreements) in an individual amount in excess of $500,000 held by each Company, including a brief description thereof.

10.                               Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 10 is a true and complete list of all Deposit Accounts, Securities Accounts, Commodity Accounts (each as defined in the Security Agreements) and credit card arrangements maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account. Each Deposit Account that is an Excluded Account (each as defined in the Security Agreements) is identified as such on Schedule 10.

11.                               Letter-of-Credit Rights. Attached hereto as Schedule 11 is a true and correct list of all Letters of Credit with an individual face value in excess of $500,000 issued in

H-1-3

favor of each Company, as beneficiary thereunder (or with respect to all such Letters of Credit, having an aggregate face value in excess of $2,000,000).

[SIGNATURE PAGES FOLLOW]

H-1-4

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

THE CONTAINER STORE, INC.

By:
Name:
Title:

TCS HOLDINGS, INC.

By:
Name:
Title:

TCS GIFT CARD SERVICES, LLC

By:
Name:
Title:

TCS INSTALLATION SERVICES, LLC

By:
Name:
Title:

H-1-5

EXHIBIT H-2

FORM OF PERFECTION CERTIFICATE SUPPLEMENT

This Perfection Certificate Supplement, dated as of [                         ], 20[   ], is delivered pursuant to (i) Section 6.02(e)(iii) of that certain Credit Agreement dated as of April 6, 2012 (the “Term Loan Credit Agreement”) among The Container Store, Inc., a Texas corporation (“Term Loan Borrower”), the Guarantors party thereto (the “Term Loan Guarantors”), the lenders from time to time party thereto (the “Term Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (in such capacity, the “Term Loan Agent”) and that certain Security Agreement dated as of April 6, 2012 (the “Term Loan Security Agreement”), among the Term Loan Borrower, the Term Loan Guarantors and the Term Loan Agent; and (ii) Section [ ] of that certain that certain Credit Agreement dated as of April 6, 2012 (the “ABL Credit Agreement,” and together with the Term Loan Credit Agreement, the “Credit Agreements”) among The Container Store, Inc., a Texas corporation (the “ABL Borrower”), the Guarantors party thereto (collectively, the “ABL Guarantors”), the lenders from time to time party thereto (the “ABL Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (in such capacity, the “ABL Agent”) and that certain Security Agreement dated as of April 6, 2012 (the “ABL Security Agreement”), among the ABL Borrower, the ABL Guarantors and the ABL Agent. Capitalized terms used but not defined herein have the meanings as-signed in the applicable Credit Agreement.

As used herein, the term “Companies” means Holdings, the Term Loan Borrower, the ABL Borrower, the Term Loan Guarantors, the ABL Guarantors and each of their respective Domestic Subsidiaries.

Each of the undersigned hereby certifies (in his/her capacity as [                      ] and not in his/her individual capacity) to each of the Term Loan Agent and the ABL Agent, as applicable, that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

1.                                      Names.

(a) Schedule 1(a).

2.                                      Current Locations.

(a) Schedule 2(a).

(b) Schedule 2(b).

(c) Schedule 2(c).

(d) Schedule 2(d).

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3.                                      Extraordinary Transactions.

Schedule 3.

4.                                      [Intentionally Omitted].

5.                                      Real Property.

(a) Schedule 5(a)(i), Schedule 5(a)(ii) and Schedule 5(a)(iii).

(b) Schedule 5(b).

6.                                      Stock Ownership and Other Equity Interests.

(a) Schedule 6(a).

(b) Schedule 6(b).

7.                                      Instruments and Tangible Chattel Paper.

Schedule 7.

8.                                      Intellectual Property.

(a) Schedule 8(a).

(b) Schedule 8(b).

9.                                      Commercial Tort Claims.

Schedule 9.

10.                               Deposit Accounts, Securities Accounts and Commodity Accounts.

Schedule 10.

11.                               Letter-of-Credit Rights.

Schedule 11.

[SIGNATURE PAGES FOLLOW]

H-2-2

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this day of [                              ], 20[   ].

THE CONTAINER STORE, INC.

By:
Name:
Title:

TCS HOLDINGS, INC.

By:
Name:
Title:

TCS GIFT CARD SERVICES, LLC, as a Guarantor

By:
Name:
Title:

TCS INSTALLATION SERVICES, LLC, as a Guarantor

By:
Name:
Title:

H-2-3

EXHIBIT I

A. Credit Card Receivables Component (page 2 of 4)	$

B. Inventory Component (page 3 of 4)	$

C. Availability Reserves (page 4 of 4)	$

D. Borrowing Base (lines A + B - C)		$

E. Lower of Borrowing Base (line D) and Aggregate Commitments ($75,000,000)		$

Revolving Credit Outstandings:

F. Revolving Loans	$

G. Letters of Credit	$

H. Total outstanding Credit Extensions (lines F + G)		$

I. Excess Availability (lines E - H)		$

Officer’s Certification:

Pursuant to the Credit Agreement dated as of April 6, 2012 (as amended from time to time), the undersigned Responsible Officer (as defined in the Credit Agreement) of The Container Store, Inc. certifies that the information provided in this certificate to JPMorgan Chase Bank, N.A., as Collateral Agent, is true and correct based on the accounting records of The Container Store, Inc.

The Container Store, Inc.

Name: Natalie Levy	Date
Title: Vice President of Accounting

SIGNATURE PAGE

BORROWING BASE CERTIFICATE- THE CONTAINER STORE, INC.

The Container Store, Inc.

Borrowing Base Certificate

For the period ended [     ] [     ], 201[     ] (in $000’s)

A. Gross credit card receivable per aging:		$

Less ineligibles:

B. > 5 Business Days Outstanding	$

C. Dispute / Offset / Chargeback	$

D. No title / no first priority interest	$

E. Merchant / processor fees	$

F. Other (per terms of Credit Agreement)	$

G. Total ineligibles (sum of lines B through F):		$

H. Eligible Accounts Receivable (lines A - G):		$

I. Advance rate		90%

Credit Card Receivables Component (lines H x I):		$

The Container Store, Inc.

Borrowing Base Certificate

For the period ended [    ] [    ], 201[   ] (in $000’s)

Inventory Not in Transit
A. Inventory per perpetual:	$

Less ineligibles:
B. Not solely owned/leased/not valid title	$
C. Non-merchandise	$
D. Non-appraised acquisition inventory	$
E. No First Lien / Perfected Security	$
F. Slow-moving/Obsolete	$
G. Damage/RTV Inventory	$
H. Customer Prepaids	$
I. Other (per terms of Credit Agreement)	$
J. Total Ineligible (sum of lines B through I)		$
K. Total Eligible Not in Transit Inventory (line A – J)		$

L. In Transit Inventory	$
M. In-Transit ineligibles	$
N. Subtotal Eligible In-Transit Inventory (line L – M)	$
O. In Transit Cap(1)	$
P. Total Eligible In Transit Inventory (Lesser of line N and line O)		$
Q. Total Eligible Inventory (line K + P)		$

Inventory Reserves
R. Freight and Customs	$
S. Other (per terms of Credit Agreement)	$
T. Total Inventory Reserves (line R + S)	$
U. Net Eligible Inventory (line Q – T)	$
V. Line U multiplied by Appraised Value Percentage of %(2)	$
W. Inventory Component (line V multiplied by 90%)		$

(1)                                 Not to exceed 15% of Line Q (January 1 — September 30) or 30% of Line Q (October 1 — December 31).

(2)                                “Appraised Value Percentage” means the net appraised recovery value of the Borrower’s and the Subsidiary Guarantors’ Inventory as set forth in the Borrower’s accounting ledger (expressed as a percentage of the cost of such Inventory) as reasonably determined from time to time by reference to the most recent appraisal received by the Administrative Agent conducted by an independent appraiser reasonably satisfactory to the Administrative Agent.

The Container Store, Inc.

Borrowing Base Certificate

For the period ended [   ] [    ], 201[   ] (in $000’s)

Availability Reserves

A. Sales Tax Reserves	$

B. Rent Reserves (collateral access)	$

C. Rent Reserves (past due rent)	$

D. 50% of Customer Credit Liabilities (gift cards)	$

E. Cash Management and Hedging Reserves	$

F. Other (per Credit Agreement)	$

G. Total Availability Reserves (sum of lines A through F)		$

EXHIBIT J

CREDIT CARD NOTIFICATION

[         ], 2012

BY CERTIFIED MAIL — RETURN RECEIPT REQUESTED

To:	[Name and Address of Credit Card Processor]
(the “Processor”)

	Re:	[The Container Store, Inc.]
Merchant Account Number:

Dear Sir/Madam:

[THE CONTAINER STORE, INC.], a [Texas] corporation with its principal executive offices at 500 Freeport Parkway Coppell, TX 75019 (the “Borrower/Loan Party”), among others, has entered into separate financing agreements with each of (a) JPMORGAN CHASE BANK, N.A., a national banking association with offices at 10 South Dearborn Street, 22nd Floor, Mail Code IL1-1190, as collateral agent (in such capacity herein, the “ABL Collateral Agent”) for its own benefit and the benefit of a syndicate of revolving lenders and certain other credit parties (the “ABL Credit Parties”) which are making loans or furnishing other financial accommodations to [the Borrower/The Container Store, Inc., a Texas corporation (the “Borrower”), and the Loan Party], and (b) JPMORGAN CHASE BANK, N.A., a national banking association having an office at 1111 Fannin Street, 10th Floor, Houston, TX 77002, as collateral agent (in such capacity herein, the “Term Loan Collateral Agent”) for its own benefit and the benefit of a syndicate of term lenders and certain other credit parties (the “Term Loan Credit Parties”) which are making loans to [the Borrower/the Borrower and the Loan Party], pursuant to which agreements the [Borrower/Loan Party], among others, has granted to the ABL Collateral Agent, for its own benefit and the benefit of the other ABL Credit Parties, and to the Term Loan Collateral Agent, for its own benefit and the benefit of the other Term Loan Credit Parties, a security interest in and to, among other things, substantially all of the assets of the [Borrower/Loan Party] (the “Collateral”), including, without limitation, all credit card charges submitted by the [Borrower/Loan Party] to the Processor for processing and all amounts which the Processor owes to the [Borrower/Loan Party] on account thereof (the “Credit Card Proceeds”).

Until such time as the Processor receives written notification from the ABL Collateral Agent that the obligations of the [Borrower/Loan Party] to the ABL Collateral Agent and the ABL Credit Parties have been paid and performed in full, all amounts as may become due from time to time from the Processor to the [Borrower/Loan Party] (including, without limitation, Credit Card Proceeds, payments from any reserve account or the like, and all other amounts due or to become due from the Processor to the [Borrower/Loan Party]) shall [continue to] be transferred only as follows:

1.01.       By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

Bank Name: JPMorgan Chase Bank, N.A.

ABA: 021000021

Account Name: Asset Based Operations

Account No.: 400-999773

Re: The Container Store, Inc.

or

1.02.                     As the Processor may be otherwise instructed from time to time in writing by an officer of the ABL Collateral Agent.

After such time as the Processor receives written notification from the ABL Collateral Agent that the obligations of the [Borrower/Loan Party] to the ABL Collateral Agent and the ABL Credit Parties have been paid and performed in full, all amounts as may become due from time to time from the Processor to the [Borrower/Loan Party] shall be transferred as the Processor may be instructed from time to time in writing by an officer of the Term Loan Collateral Agent.

Upon the request of the ABL Collateral Agent or the Term Loan Collateral Agent, a copy of each periodic statement provided by the Processor to the [Borrower/Loan Party] shall be provided to the ABL Collateral Agent or the Term Loan Collateral Agent, as applicable, at the following address (which address may be changed upon seven (7) days written notice given to the Processor by the ABL Collateral Agent or the Term Loan Collateral Agent, as applicable):

If to ABL Collateral Agent:

JPMorgan Chase Bank, N.A.

Chase Business Credit

10 South Dearborn Street

22nd Floor

Mail Code IL1-190

Chicago, Illinois 60603

Attention: Olga Prado

Telecopy: (312) 377-1091

With a copy to:

JPMorgan Chase Bank, N.A.

Chase Business Credit

2200 Ross Avenue, Floor 9 – TX1-2921

Dallas, TX 75201

Attention: Andrew Ray

Facsimile: (214) 965-2594

If to Term Loan Collateral Agent:

JPMorgan Chase Bank, N.A.

1111 Fannin Street, 10th Floor

Houston, TX 77002

Attention: Darren Cunningham

Telecopier Number: (312) 385-7080

Telephone Number: (888) 292-9533

Email Address: darren.cunningham@jpmchase.com

The Processor shall be fully protected in acting on any order or direction by the ABL Collateral Agent or the Term Loan Collateral Agent given in accordance with the terms of this Credit Card Notification respecting the Credit Card Proceeds without making any inquiry whatsoever as to the ABL Collateral Agent’s or the Term Loan Collateral Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.

This Credit Card Notification may be amended only by the written agreement of the Processor, the [Borrower/Loan Party], the ABL Collateral Agent and the Term Loan Collateral Agent and may be terminated solely by written notice signed by an officer of the ABL Collateral Agent and an officer of the Term Loan Collateral Agent. The [Borrower/Loan Party] shall not have any right to terminate this Credit Card Notification or, except as provided in this Credit Card Notification, amend it.

THIS CREDIT CARD NOTIFICATION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Very truly yours,

[THE CONTAINER STORE, INC.]

By:
Name:
Title:

cc:                                JPMorgan Chase Bank, N.A., as ABL Collateral Agent

JPMorgan Chase Bank, N.A., as Term Loan Collateral Agent

EXHIBIT K

FORM OF BLOCKED ACCOUNT CONTROL AGREEMENT

Blocked Account Agreement (“Agreement”)

Dated as of [              ], 20[ ]

among

THE CONTAINER STORE, INC. (“Customer”),

JPMORGAN CHASE BANK, N.A.

in its capacity as Collateral Agent

pursuant to the ABL Security Agreement referred to below, (“ABL Secured Party”),

JPMORGAN CHASE BANK, N.A.

in its capacity as Collateral Agent

pursuant to the Term Security Agreement referred to below,

(“Term Secured Party” and, together with the ABL Secured Party, the “Secured Parties”),

and

                  (“Bank”)

The Customer maintains demand deposit accounts set forth on Schedule 1 hereto at Bank (collectively, the “Account”) into which Account cash, checks, money orders and other items of value of the Customer now or hereafter may be paid, deposited, credited, held (whether for collection, provisionally or otherwise) or otherwise in the possession or under the control of, or in transit to, Bank or any agent, bailee or custodian thereof (collectively, the “Items”).

1.   Security Interest; Agency. The Customer is a party to (i) a security agreement (“ABL Security Agreement”) among the Customer and the ABL Secured Party for itself and for the benefit of certain other parties (“ABL Lenders”), by which the Customer has granted to the ABL Secured Party and, if applicable, the ABL Lenders, a security interest in (a) the Account, (b) all contract rights, claims and privileges in respect of the Account, and (c) all Items, and all proceeds of the foregoing; and (ii) a security agreement (“Term Security Agreement”) among the Customer and the Term Secured Party for itself and for the benefit of certain other parties (“Term Lenders”), by which the Customer has granted to the Term Secured Party and, if applicable, the Term Lenders, a security interest in (a) the Account, (b) all contract rights, claims and privileges in respect of the Account, and (c) all Items, and all proceeds of the foregoing.

2.   Account.

(a)           Bank represents and warrants to the Secured Parties that the Customer maintains the Account with Bank. As of the date of this Agreement, Bank does not know of any claim to or interest in the Account or any occurrence or existence of a default affecting the Account. Bank has not agreed and will not agree with any third party to comply with orders relating to the Account. The parties hereto agree that the Account is a “deposit account” as defined in Section 9-102 of the New York Uniform Commercial Code. Bank also represents that it is an organization engaged in the business of banking and is therefore a “bank” within the meaning of Section 9-102 of the New York Uniform Commercial Code and that its jurisdiction (as determined by the rules set forth in Section 9-304(b) of the applicable Uniform Commercial Code) is New York.

(b)           During the Activation Period (as hereinafter defined), the Customer hereby authorizes and directs Bank, and Bank hereby accepts such authorization and direction to comply with the instructions of the Secured Parties (without further consent of the Customer) with respect to the Account and the Items.

(c)           Both the Customer and the Bank agree that, after Bank has received a notice substantially in the form set forth in Annex A hereto (a “Notice”), and until such time as the Secured Parties advise Bank to the contrary in writing (the “Activation Period”):

(i)            the Secured Parties shall have the exclusive right to direct and provide instructions to Bank as to the disposition of all amounts then or thereafter deposited in the Account, Bank shall comply with all of Secured Parties’ instructions, and Bank shall not comply with any instruction from the Customer in connection with the Account unless consented to in writing by the Secured Parties;

(ii)           the Customer shall have no rights with respect to the withdrawal or disbursement of funds in the Account and the Customer agrees it shall not make any attempt to access the Account or funds therein; and

(iii)          Bank will wire transfer on each banking day all immediately available funds on deposit in the Account to the account designated below or to such other account as may be designated in writing from time to time by Secured Parties:

Bank Name: JPMorgan Chase Bank, N.A.

ABA: 021000021

Account Name: Asset Based Operations

Account No.: 400-999773

Re: The Container Store, Inc.

(d)           When an Activation Period is not in effect, Customer may operate and transact business through the Account in its normal fashion, including making withdrawals from the Account, but covenants to each of the Secured Parties it will not close the Account except in accordance with Section 12.

(e)           Customer and Secured Parties acknowledge and agree that the Account is linked to, and funds, payroll, employee benefit and disbursement accounts not covered by this Agreement. Customer and Secured Parties further acknowledge and agree that the payroll, employee benefit and disbursement accounts will be delinked from the Account upon Bank’s receipt of the Notice.

3.             Reliance Upon Instructions. The Customer and the Secured Parties, as the case may be, are responsible for, and Bank may rely upon, the contents of any notice or instructions that Bank believes in good faith to be from the Secured Parties without any independent investigation. Bank shall have no duty to inquire into the authority of the person in giving such notice or instruction.

4.             Statements and Other Information; Notice of Adverse Claims. Bank will, upon the Customer’s or the Secured Parties’ request, provide to the Customer and the Secured Parties information regarding the Account. In addition, Bank shall simultaneously provide the Customer and the Secured Parties with copies of all statements, notices and all other communications provided by Bank to the Customer in connection with the Account. Except as otherwise required by law, Bank shall promptly notify the Secured Parties and the Customer if Bank receives a notice from any third party claiming any type of interest in the Account.

5.             Returned Items and Charges. Bank agrees not to exercise or claim any right of offset, right of recoupment, security interest, banker’s lien or other like right against the Account for so long as this Agreement is in effect, except with respect to (i) returned or charged-back items, (ii) reversals or cancellations of payment orders and other electronic fund transfers, (iii) overdrafts resulting from adjustments or corrections of previous credits or other postings (together with clauses (i) and (ii), collectively, the “Returned Items”) or (iv) Bank’s charges and fees applicable to all services related to the Account as specified in writing or as otherwise agreed by the Customer and Bank (the “Charges”). Subject to the terms of this Agreement, Bank agrees that the security interest is superior to any right of set-off, security interest or other lien which Bank might otherwise have in the Items or the Account.

6.             Limitation of Liability. Bank will not be liable to the Secured Parties or the Customer for claims, losses, liabilities or damages suffered or incurred by the Secured Parties or the Customer as a result of or in connection with this Agreement except to the extent such losses, liabilities and damages result from Bank’s gross negligence or willful misconduct. Bank shall not be liable for any special, indirect or consequential damages.

7.             Indemnification. The Customer hereby agrees to indemnify, defend and save harmless Bank against any loss, liability or expense (including reasonable fees and disbursements of counsel who may be an employee of Bank) incurred in connection with this Agreement or the Account (except to the extent due to Bank’s gross negligence or willful misconduct) or incurred at the Customer’s direction or instruction, including without limitation any Returned Items or Charges.

8.             Failure to Perform. None of the Customer, Secured Parties or Bank will be liable for any failure to perform its obligations when the failure arises out of causes beyond its control, including, without limitation, an act of a governmental or regulatory authority, an act of God, accident, equipment failure, labor disputes or system failure, provided it has exercised such diligence as the circumstances require.

9.             GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW RULES). THE CUSTOMER, BANK AND THE SECURED PARTIES HEREBY WAIVER THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY.

10.          Amendments and Waivers. This Agreement may be amended or waived only in writing signed by the Customer, the Secured Parties and Bank.

11.          Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but neither the Customer nor Bank shall be entitled to assign or delegate any of its rights or duties hereunder without first obtaining the express prior written consent of the Secured Parties.

12.          Termination. This Agreement may be terminated by the Customer only upon delivery to Bank of a written notification thereof jointly executed by the Customer and the Secured Parties. This Agreement may be terminated by the Secured Parties at any time, with or without cause, following its delivery of written notice thereof to each of the Customer and Bank. This Agreement may be terminated by Bank at any time on not less than thirty days’ prior written notice delivered to each of the Customer and the Secured Parties. Upon delivery or receipt of such notice of termination to or by Bank, Bank will, whether or not a Notice has been delivered, (a) immediately transmit to such account as the Secured Parties may direct (i) all available funds, if any, then on deposit in, or otherwise to the credit of, the Account and (ii) all available funds received by Bank after such notice for deposit in the Account and (b) deliver to the Secured Parties any checks, money orders or other Items which do not constitute available funds, without depositing such Items in the Account or any other depository account. The provisions of Sections 1 and 2 and any cause of action of the Secured Parties against any other party arising out of this Agreement shall survive termination of this Agreement unless and until specifically released by the Secured Parties in writing. All rights of Bank under Sections 5, 7 and 8 shall survive any termination of this Agreement. The provisions of this Agreement will remain in full force and effect in the event of the Customer’s insolvency, reorganization, or any case or proceeding under any bankruptcy or insolvency law relating to the relief of debtors.

13.          Effectiveness. This Agreement shall take effect on the date set forth above and shall supercede any blocked account or similar agreement in effect with respect to the Account.

14.          Entire Agreement. This Agreement constitutes the entire agreement and understanding, and supersedes all prior agreements and understandings, between the Customer, the Secured Parties and Bank relating to the services provided pursuant to this Agreement as of the date of this Agreement.

15.          No Extension of Credit. Nothing in this Agreement, unless otherwise agreed to in writing between the Customer, the Secured Parties or Bank, commits or obligates Bank to extend any overdraft or other credit to the Customer or the Secured Parties, but Bank, in its sole discretion, may do so.

16.          Notices. Any notices given pursuant to this Agreement shall be in writing and all notices shall be effective when received. Each written notice shall be addressed to the relevant address appearing below or at another address specified in a written notice by one party to the other.

If to Customer:

The Container Store, Inc.

500 Freeport Parkway

Coppell, TX 75019

Attention: Natalie Levy

Telecopier Number: (972) 538-7821

Telephone Number: (972) 538-6821

Email Address: NatalieL@containerstore.com

Attention: Jeff Longmire

Telecopier Number: (972) 538-7855

Telephone Number: (972) 538-6855

Email Address: jdlongmire@containerstore.com

Attention: Michael Lambeth

Telecopier Number: (972) 538-7858

Telephone Number: (972) 538-6858

Email Address: mlambeth@containerstore.com

If to the ABL Secured Party:

JPMorgan Chase Bank, N.A.

Chase Business Credit

10 South Dearborn Street

22nd Floor

Mail Code IL1-190

Chicago, Illinois 60603

Attention: Olga Prado

Telecopy: (312) 377-1091

With a copy to:

JPMorgan Chase Bank, N.A.

Chase Business Credit

2200 Ross Avenue, Floor 9 — TX1-2921

Dallas, TX 75201

Attention: Andrew Ray

Facsimile: (214) 965-2594

If to the Term Secured Party:

JPMorgan Chase Bank, N.A.

1111 Fannin Street, 10th Floor

Houston, TX 77002

Attention: Darren Cunningham

Telecopier Number: (312) 385-7080

Telephone Number: (888) 292-9533

Email Address: darren.cunningham@jpmchase.com

If to Bank:

17.          Counterparts. This Agreement may be executed by the Secured Parties, the Customer and Bank individually or in several separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first set forth above.

[ ], as Bank

By:
Name:
Title:

THE CONTAINER STORE, INC., as Customer

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as ABL Secured Party

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Term Secured Party

By:
Name:
Title:

ANNEX A

FORM OF NOTICE

JPMORGAN CHASE BANK, N.A.

, 20

[Name of Third Party Bank]

Attention:

Re: The Container Store (the “Customer”)

Ladies and Gentlemen:

We are hereby providing you with the Notice referred to in Section 2(c) of that certain Blocked Account Agreement (the “Agreement”) among the Customer, JPMorgan Chase Bank, N.A. (the “ABL Secured Party”), JPMorgan Chase Bank, N.A. (the “Term Secured Party”) and you, as depository bank. Consequently, instructions with respect to the withdrawal, transfer or payment of funds from account number [                                              ] (the “Account”) maintained with you, may be accepted and honored by you only from the Secured Party. Customer shall no longer have the right to give any instructions to you, and you shall no longer accept or be entitled to honor any such instructions you may receive from the Customer. In addition you must also forward all amounts in the Account to the Secured Parties daily in accordance with Section 2(c)(iii) of the Agreement.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

SCHEDULE 1

Account Numbers

EXHIBIT L

COLLATERAL ACCESS AGREEMENT

[Attached]

L-1

LESSOR’S AGREEMENT

STATE OF TEXAS	LOCATION OF PROPERTY:
500 Freeport Parkway
COUNTY OF DALLAS	Coppell, TX 75019

THIS LESSOR’S AGREEMENT (the “Agreement”) is made and entered into as of April 6, 2012 by and among DUKE SECURED FINANCING 2009 — 1ALZ, LLC, as successor-in-interest to Duke Realty Limited Partnership, having an office at 14241 North Dallas Parkway, Suite 1000, Dallas, Texas 75254 (“Lessor”) and (i) JPMORGAN CHASE BANK, N.A., having an office at 1111 Fannin Street, 10th Floor, Houston, TX 77002, as Term Loan Collateral Agent (as hereinafter defined) for the benefit of the Term Loan Credit Parties (as hereinafter defined) under the Term Loan Credit Agreement (as hereinafter defined) and (ii) JPMORGAN CHASE BANK, N.A., having an office at 10 South Dearborn Street, 22nd Floor, Mail Code IL1-1190, Chicago, Illinois 60603, as ABL Collateral Agent (as hereinafter defined) for the benefit of the ABL Credit Parties (as hereinafter defined) (the Term Loan Credit Parties and the ABL Credit Parties, collectively, the “Credit Parties”) under the ABL Credit Agreement (as hereinafter defined) (the Term Loan Credit Agreement and the ABL Credit Agreement, collectively, the “Credit Agreement”). As used herein, “ABL Credit Parties” shall have the meaning given the term “Credit Parties” in the ABL Credit Agreement and “Term Loan Credit Parties” shall have the meaning given the term “Credit Parties” in the Term Loan Credit Agreement.

RECITALS:

1.             THE CONTAINER STORE, INC. (herein called “Lessee”), JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent (the “Term Loan Collateral Agent”), the lenders party thereto, the guarantors party thereto, and the other agents party thereto, are, in connection with the execution and delivery of this Agreement, entering into a credit agreement, dated as of April 6, 2012, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), pursuant to which the Lenders (as defined in the Term Loan Credit Agreement) have agreed to make certain term loans to Lessee (collectively, the “Term Loans”).

2.             Lessee, JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent (the “ABL Collateral Agent”), the lenders party thereto, the guarantors party thereto, and the other agents party thereto, among others, are, in connection with the execution and delivery of this Agreement, entering into a credit agreement, dated as of April 6, 2012, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), pursuant to which the Lenders (as defined in the ABL Credit Agreement) have agreed to make certain revolving loans to Lessee (collectively, the “Revolving Loans”, and with the Term Loans, collectively, the “Loans”).

3.             As security for the payment and performance of Lessee’s (i) Obligations under and as defined in the Term Loan Credit Agreement and the other Loan Documents (as defined in the Term Loan Credit Agreement) and (ii) Obligations under and as defined in the ABL Credit

Agreement and the other Loan Documents (as defined in the ABL Credit Agreement), respectively, the ABL Collateral Agent (for its benefit and the benefit of the ABL Credit Parties) and the Term Loan Collateral Agent (for its benefit and the benefit of the Term Loan Credit Parties) has or will acquire a security interest in and lien upon all of the Lessee’s personal property, inventory, accounts, goods, machinery, equipment, furniture and fixtures (together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, collectively, the “Collateral”).

4.             The ABL Collateral Agent has requested that Lessor execute this Agreement in connection with the making of the Loans under the Credit Agreement.

5.             As used herein, Collateral Agent means the Term Loan Collateral Agent and the ABL Collateral Agent, collectively; provided that (except where this Agreement refers to “Collateral Agents”, “each Collateral Agent”, “either Collateral Agent”, “the applicable Collateral Agent”, “neither Collateral Agent” or the Term Loan Collateral Agent or the ABL Collateral Agent, individually) prior to the Discharge of ABL Obligations (as defined in the Term Loan Credit Agreement), each reference herein to “Collateral Agent” shall be deemed to be a reference to the ABL Collateral Agent, and after the Discharge of ABL Obligations, each such reference shall be deemed to be a reference to the Term Loan Collateral Agent.

In consideration of the covenants contained herein, the promises and agreement contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor, Lessee, the ABL Collateral Agent and the Term Loan Collateral Agent hereby agree as follows:

1.             That as of this date, to Lessor’s actual knowledge, Lessee is not in default under any terms of that certain Industrial Lease Agreement between Lessor and Lessee dated as of October 8, 2002 (as amended from time to time, the “Lease”), pursuant to which Lessee leases from Lessor that certain premises known as 500 Freeport Parkway, Suite 100, Coppell, Texas 75019-3863, as more particularly described in the Lease (the “Premises”).

2.             That in the event of any default under the Lease, Lessor will use good faith efforts to notify Collateral Agent, at the address set forth hereinbelow, of the earlier to occur of (a) Lessor giving or delivering any notice to Lessee in connection with such default, or (b) Lessor’s termination of the Lease and/or demand for possession of the Premises.

3.             Lessor hereby subordinates its lien in the Collateral to the security interest of the ABL Collateral Agent and the Term Loan Collateral Agent in the Collateral and acknowledges that Lessor’s lien in the Collateral will be subordinate to the lien of the ABL Collateral Agent and the Term Loan Collateral Agent for so long as either the ABL Collateral Agent or the Term Loan Collateral Agent has a security interest in the Collateral and this Lessor’s Agreement is in effect; provided, however, that this subordination shall not be deemed to impair Lessor’s rights to (a) bid for and purchase any of the Collateral at a public or private sale; (b) any surplus monies arising out of a sale of the Collateral if the Loan is paid in full from the proceeds of the sale or other disposition of the Collateral or otherwise; or (c) file proofs of claim or otherwise participate in insolvency or bankruptcy proceedings involving Lessee or the Collateral.

4.             Notwithstanding anything to the contrary contained herein, in the event that Lessor notifies Collateral Agent in writing that (a) the lease has been terminated prior to its stated expiration date, or (b) Lessor has taken possession of the Premises as a result of Lessee’s default under the Lease, Collateral Agent shall have thirty (30) days (i) after receiving said notice and (ii) being given access to the Premises, to remove the Collateral from the Premises or notify Lessor that Collateral Agent elects to abandon the Collateral. If Collateral Agent fails to remove the Collateral or Collateral Agent has not provided Lessor with notice that Collateral Agent elects to abandon the Collateral within said thirty (30) day period, Lessor may, at its option, charge Collateral Agent commercially reasonable rent for the Premises during the period that the Collateral is left in the Premises, or Lessor shall have the right to remove and store the Collateral at Collateral Agent’s expense and to have a security interest in the Collateral for such expense; provided, however, such removal and storage shall not exceed 30 days after which time the Collateral Agent shall be deemed to have abandoned the Collateral and shall no longer be liable for rent and storage. If any state or federal law or any order of a court (including, but not limited to, the automatic stay under any federal bankruptcy laws) prohibits or restricts Collateral Agent from removing any of the Collateral, then any such 30-day period shall be extended until 30 days after Collateral Agent is notified in writing that such law or court order is no longer in effect for such Collateral. If Collateral Agent, in removing the Collateral, damages any improvements of Lessor, Collateral Agent will immediately reimburse Lessor for the reasonable out of pocket costs of repairing said damage. Collateral Agent shall remove all Collateral in accordance with all reasonable rules and regulations applicable to the building in which the Premises are located.

5.             Collateral Agent hereby indemnifies and holds harmless Lessor from and against any loss, cost, damages, claims and expenses, including, without limitation, reasonable attorneys’ fees and court costs, suffered by Lessor and resulting from Collateral Agent’s negligent acts or willful misconduct on the Premises or on other property owned by Lessor. Collateral Agent hereby waives any claim or cause of action against Lessor for injury or damage to person or property or any other claim whatsoever, other than resulting from Lessor’s negligence or willful misconduct, in connection with or arising out of Collateral Agent’s re-entry upon the Premises and/or its removal of the Collateral therefrom.

6.             Lessor represents that it has full power and authority to execute this instrument and has title to the Premises or such property rights therein as to make effective the lease of the Premises to Lessee. Lessee and Collateral Agent each represents that it has full power to execute this instrument. Lessee consents to any and all actions taken by Collateral Agent or Lessor pursuant to this instrument.

7.             All notices delivered by Lessor to ABL Collateral Agent or the Term Loan Collateral Agent hereunder shall be delivered by certified mail, return receipt requested at the address for each respective Collateral Agent set forth in the introductory paragraph hereto.

8.             Lessor acknowledges and agrees that Lessee’s granting of a security interest in the Collateral in favor of the Collateral Agent (for its benefit and the benefit of the Credit Parties) shall not constitute a default under the Lease nor permit Lessor to terminate the Lease or re-enter or repossess the Premises or otherwise be the basis for the exercise of any remedy by Lessor and Lessor hereby expressly consents to the granting of such security interest.

9.             Lessor acknowledges and agrees that if Lessee defaults under the Credit Agreement and Collateral Agent exercises its right to assume Lessee’s obligations under the Lease that Lessor shall consent to an assignment and assumption of the Lease to Collateral Agent.

10.          Lessor acknowledges and agrees that if Lessee defaults under the Lease and Collateral Agent exercises its right within fifteen days after written notice from the Lessor of an uncured default by the Lessee (i) to cure such default and (ii) assume Lessee’s obligations under the Lease that Lessor shall consent to an assignment and assumption of the Lease to Collateral Agent.

11.          This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

LESSOR:

DUKE SECURED FINANCING 2009 – 1ALZ, LLC

By:
Name:
Title:

SIGNATURE PAGE

LESSOR’S AGREEMENT- THE CONTAINER STORE, INC.

LESSEE:

THE CONTAINER STORE, INC. a Texas corporation

By:
Name:	Jodi Taylor
Title:	Chief Financial Officer

SIGNATURE PAGE

LESSOR’S AGREEMENT- THE CONTAINER STORE, INC.

JPMORGAN CHASE BANK, N.A.,
as ABL Collateral Agent

By:
Name:	Andrew Ray
Title:	Authorized Officer

SIGNATURE PAGE

LESSOR’S AGREEMENT- THE CONTAINER STORE, INC.

JPMORGAN CHASE BANK, N.A.,
as Term Loan Collateral Agent

By:
Name:
Title:

SIGNATURE PAGE

LESSOR’S AGREEMENT- THE CONTAINER STORE, INC.

EXHIBIT M-1

[Form of] U.S. Tax Certificate

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of April 6, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among, among others, THE CONTAINER STORE, INC., a Texas corporation (“Borrower”), the Guarantors party thereto (each individually, a “Guarantor” and, collectively, the “Guarantors”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A. as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-United States person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                    , 20[   ]

EXHIBIT M-2

[Form of] U.S. Tax Certificate

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of April 6, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among, among others, THE CONTAINER STORE, INC., a Texas corporation (“Borrower”), the Guarantors party thereto (each individually, a “Guarantor” and, collectively, the “Guarantors”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A. as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect applicable partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its direct or indirect applicable partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect applicable partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871 (h)(3)(B) of the Code, (v) none of its direct or indirect applicable partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect applicable partners’/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                , 20[    ]

EXHIBIT M-3

[Form of] U.S. Tax Certificate

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of April 6, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among, among others, THE CONTAINER STORE, INC., a Texas corporation (“Borrower”), the Guarantors party thereto (each individually, a “Guarantor” and, collectively, the “Guarantors”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A. as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-United States person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                , 20[   ]

EXHIBIT M-4

[Form of] U.S. Tax Certificate

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of April 6, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among, among others, THE CONTAINER STORE, INC., a Texas corporation (“Borrower”), the Guarantors party thereto (each individually, a “Guarantor” and, collectively, the “Guarantors”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A. as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect applicable partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect applicable partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect applicable partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect applicable partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect applicable partners’/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]